Exhibit 2.1
Execution Version
ASSET SALE AND PURCHASE AGREEMENT
***
by and between
HOLLY REFINING & MARKETING-MIDCON, L.L.C., as the Buyer,
and
SUNOCO, INC. (R&M), as the Seller
Dated: April 15, 2009

Page

ARTICLE 1
DEFINITIONS AND INTERPRETATIONS

Section 1.1 Definitions	1
Section 1.2 Interpretations	1

ARTICLE 2
BASIC TRANSACTIONS

Section 2.1 Assets	1
Section 2.2 Excluded Assets	4
Section 2.3 Assumed Liabilities	7
Section 2.4 Excluded Liabilities	8
Section 2.5 No Assignment If Breach	11
Section 2.6 Purchase Price	12
Section 2.7 Prorations	15
Section 2.8 The Closing	16
Section 2.9 Deliveries at the Closing	16
Section 2.10 Payment of Third Party Costs at Closing	19

ARTICLE 3
REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION

Section 3.1 Representations and Warranties Concerning the Seller	20
Section 3.2 Representations and Warranties Concerning the Buyer	21

ARTICLE 4
REPRESENTATIONS AND WARRANTIES CONCERNING THE ASSETS

Section 4.1 Representations and Warranties Concerning the Assets	22

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(continued)

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SCHEDULES

SCHEDULE 1.1	Definitions and Interpretations
SCHEDULE 1.1.A	Seller’s Individuals for Knowledge Definition
SCHEDULE 2.1.1	Owned Real Property
SCHEDULE 2.1.2	Leased Real Property
SCHEDULE 2.1.3	Easements
SCHEDULE 2.1.4	Transferred Pipeline Rights
SCHEDULE 2.1.6	Equipment and Non-Hydrocarbon Inventory
SCHEDULE 2.1.7	Assigned Contracts
SCHEDULE 2.1.8	Licenses and Permits
SCHEDULE 2.1.11	Prepayments
SCHEDULE 2.1.12.1	Owned Intellectual Property and Licensed Intellectual Property
SCHEDULE 2.1.12.3	Trademarks
SCHEDULE 2.1.13	Idle Assets
SCHEDULE 2.1.20	DHT Project Contracts
SCHEDULE 2.2.9	Excluded Assets: Contracts, Licenses and Permits
SCHEDULE 2.2.21	Excluded Assets: Miscellaneous Assets
SCHEDULE 2.3.6.4	Identified Matters
SCHEDULE 2.3.9	Assumed Liabilities: Miscellaneous Liabilities
SCHEDULE 2.6.2	Purchase Price Allocation
SCHEDULE 2.6.3.2	Hydrocarbon Inventory Value
SCHEDULE 2.9.1.2	West 21st Street Property Use Restrictions
SCHEDULE 3.1.2	Required Consents — Seller
SCHEDULE 3.2.2	Required Consents — Buyer
SCHEDULE 4.1.1.2	Unexercised Options
SCHEDULE 4.1.4.2	Material Breaches of Material Contracts
SCHEDULE 4.1.5	Defaults under Licenses and Permits
SCHEDULE 4.1.6	Violations of Laws, Licenses and Permits
SCHEDULE 4.1.7.5	Contested Taxes
SCHEDULE 4.1.7.7	Audits
SCHEDULE 4.1.8	Environmental Matters
SCHEDULE 4.1.9	Litigation
SCHEDULE 4.1.10(A)-(D)	Employee Matters
SCHEDULE 4.1.11.1	Seller Plans
SCHEDULE 4.1.12(A)	Intellectual Property Needed to Conduct Business and Not Covered by this Agreement
SCHEDULE 4.1.12(B)	Intellectual Property Infringement
SCHEDULE 4.1.13	Absence of Certain Changes
SCHEDULE 4.1.15	Affiliate Transactions
SCHEDULE 4.1.16	Suppliers
SCHEDULE 4.1.17	Customers
SCHEDULE 4.1.18(A)	Insurance and Bonds
SCHEDULE 4.1.18(B)	Insurance Claims
SCHEDULE 4.1.20	Pipelines
SCHEDULE 4.1.21	Financial Statements
SCHEDULE 4.1.22	Customer Security Arrangements

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SCHEDULE 4.1.23	Seller Security Arrangements
SCHEDULE 5.3	Operation of Business
SCHEDULE 6.5.1(A)	Excluded Employees
SCHEDULE 6.5.1(B)	Offsite Employees
SCHEDULE 6.5.2	Employment Offers
SCHEDULE 6.5.8	Welfare and Other Non-Pension Fringe Benefits
SCHEDULE 6.5.14	Confidential Employee Matters
SCHEDULE 6.6	Computer Matters
SCHEDULE 6.7	Credit Support Arrangements
SCHEDULE 7.1.11	Governmental Consents — Buyer
SCHEDULE 7.2.6	Governmental Consents — Seller

EXHIBITS

EXHIBIT A-1	Form of Trademark License
EXHIBIT A-2	Forms of Trademark Assignment
EXHIBIT B-1	Form of Special Warranty Deed
EXHIBIT B-2	Form of Special Warranty Deed and restrictive Covenant
EXHIBIT C	Assignment of Lease
EXHIBIT D	Form of Bill of Sale
EXHIBIT E	Form of Gas Oil Exchange and Net-Out Agreement
EXHIBIT F	Form of Transition Services Agreement
EXHIBIT G	Form of LEF Line Agreement
EXHIBIT H	Form of Crude Supply Agreements
EXHIBIT I	Form of Guaranty of the Seller Guarantor
EXHIBIT J	Form of Guaranty of the Buyer Guarantor
EXHIBIT K	Form of Certification of Nonforeign Status
EXHIBIT L	Form of Global CAA Consent Decree Modification

ASSET SALE AND PURCHASE AGREEMENT
     THIS ASSET SALE AND PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 15th day of April, 2009 (the “Effective Date”) by and between HOLLY REFINING & MARKETING-MIDCON, L.L.C., a limited liability company organized and existing under the laws of Delaware (the “Buyer”), and SUNOCO, INC. (R&M), a corporation organized and existing under the laws of the Commonwealth of Pennsylvania (the “Seller”). The Seller and the Buyer are referred to individually as a “Party” and collectively as the “Parties.”
     WHEREAS, the Seller owns refining assets and other related assets located in Tulsa, Oklahoma; and
     WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, such assets upon the terms and subject to the conditions of this Agreement.
     NOW, THEREFORE, in consideration of the foregoing recitals and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:
ARTICLE 1
DEFINITIONS AND INTERPRETATIONS
     Section 1.1 Definitions. The capitalized terms used in this Agreement shall have the meanings set forth in Section 1.1 of Schedule 1.1.
     Section 1.2 Interpretations. Unless expressly provided to the contrary in this Agreement, this Agreement shall be interpreted in accordance with the provisions set forth in Section 1.2 of Schedule 1.1.
ARTICLE 2
BASIC TRANSACTIONS
     Section 2.1 Assets. Subject to the terms and conditions contained in this Agreement, at the Closing the Buyer shall purchase, and the Seller shall, and shall cause its Affiliates to, sell, convey, assign, transfer and deliver to the Buyer (or any of Buyer’s designated Affiliates) all of the Seller’s (and/or its Affiliates, as applicable) right, title and interest immediately prior to the Closing in and to the Facilities and the following described properties and assets, but excluding all Excluded Assets (collectively, including the Facilities, the “Assets”):
          2.1.1 Owned Real Property. All of the Seller’s right, title and interest in the real property owned in fee identified in Schedule 2.1.1, together with all mineral interests related thereto and buildings, structures, fixtures and other improvements owned by the Seller located thereon (including all construction work-in-progress, process units, storage tanks, control houses, office buildings, laboratory facilities, warehouses, boiler houses, power plants, waste water treatment facilities and similar improvements) (the “Owned Real Property”).

          2.1.2 Leased Real Property. All of the Seller’s right, title and interest, as lessor, lessee, sub-lessee or sub-lessor in and to the leasehold estates and the related lease or sublease agreements (the “Real Property Leases”) respecting land, buildings, fixtures and real property improvements (whether owned or leased), together with all construction work-in-progress in respect of same (the “Leased Real Property”), all of which are identified in Schedule 2.1.2.
          2.1.3 Easements. The easements appurtenant to the Seller’s ownership of the Owned Real Property, lease of the Leased Real Property and the Seller’s operation of the Business and Facilities including all easements identified in Schedule 2.1.3 (the “Easements”).
          2.1.4 Pipeline Rights. The agreements, deeds, leases, easements, rights of way, franchises, licenses, permits, and other documents respecting those pipeline rights listed on Schedule 2.1.4 (collectively, the “Transferred Pipeline Rights”).
          2.1.5 Hydrocarbon Inventory. All of the Seller’s Hydrocarbon Inventory.
          2.1.6 Equipment and Non-Hydrocarbon Inventory. The Equipment (including all vehicles; which are identified by type, make and VIN number, if applicable, on Schedule 2.1.6) and the non-hydrocarbon inventories, including the chemicals, catalysts and additives inventories and precious metals, in each case as located in or on, attached or appurtenant to, the Facilities, the Owned Real Property, or the Leased Real Property, or used by the Seller exclusively in connection with the ownership or operation of the Assets or the Business.
          2.1.7 Assigned Contracts. Subject to Section 2.5, all rights and obligations of the Seller under the Material Contracts identified on Schedule 2.1.7 that are assignable (with or without consent) and any other contracts of the Seller that are not Excluded Contracts, and that relate exclusively to ownership or operation of the Assets or the Business (collectively, the “Assigned Contracts”).
          2.1.8 Licenses and Permits. Subject to Section 2.5, all licenses and permits in favor of the Seller from any federal, state or local regulatory agencies which are necessary to or used exclusively in connection with the ownership of the Assets and the operation of the Business as it is currently operated by the Seller, including those set forth on Schedule 2.1.8 which are those material to the Business (the “Licenses and Permits”).
          2.1.9 Books & Records. All of the books, records, cost and pricing information, accounting records, shipping records and information, supplier lists and records, plans, drawings, instruction, training, operating and other procedural manuals and materials, training records (including certifications), maintenance and inspection reports, process safety management records, design bases, equipment lists, repair notes and archives, employment records (including employee medical and exposure records maintained for purposes of complying with OSHA standards but only to the extent the applicable employee has executed a release in form and substance satisfactory to the Seller) relating to Continuing Employees, and such records (including all data files and data) which relate exclusively to the Assets and the Business, wherever located (the “Books and Records”), subject to the rights of the Seller to make copies and non-exclusive use of the same to the extent such Books and Records exist immediately prior to the Closing and subject to Section 11.1 of this Agreement; provided that the Seller will not retain copies of the following Books and Records: lists of customers of the lubricants business and formula books.
          2.1.10 Warranties. Subject to Section 2.5, all unexpired warranties from Third Parties, related to the Assets or the Business, including warranties set forth in any equipment purchase agreement, construction agreement, lease agreement, consulting agreement or agreement for architectural or engineering services, it being understood that nothing in this Section 2.1.10 shall be construed as a representation by the Seller that any such warranty remains in effect or is enforceable.
          2.1.11 Deposits and Prepayments. Subject to the adjustment and proration of items as of the Closing as contemplated by Section 2.6.3 and Section 2.7, all advance payments, prepayments, prepaid expenses, deposits and other similar payments made by or on behalf of the Seller to the extent related to the Assets and the Business and existing as of the Closing (collectively, “Prepayments”), including those Prepayments listed by category and approximate amount on Schedule 2.1.11 as of the close of the most recent fiscal quarter ended at least one month prior to the date of this Agreement. Prior to the Closing, the amount of the Prepayments set forth on Schedule 2.1.11 shall be updated by the Seller as of two (2) Business Days prior to the scheduled Closing Date.
          2.1.12 Intellectual Property.
               2.1.12.1 Subject to Section 2.5, all Owned Intellectual Property and all Licensed Intellectual Property (including all licenses and maintenance agreements relating thereto);
               2.1.12.2 A license in substantially the form of Exhibit A-1 attached hereto (the “Trademark License”) relating to the use by the Buyer in Central America and South America (the “Trademark License Territory”) of certain trademarks, service marks, logos, brand names and related rights of the Seller (and/or its Affiliates as applicable) applicable to the Business, including those set forth on Schedule 2.1.12.3.
               2.1.12.3 Those rights relating to the Trademarks as set forth in the Trademark Assignments, including those set forth on Schedule 2.1.12.3.
          2.1.13 Idle Assets. Inactive, out-of-service or otherwise idled assets located at the Facilities or on the Owned Real Property or the Leased Real Property, including but not limited to those identified on Schedule 2.1.13 (the “Idle Assets”).
          2.1.14 Hardware and Firmware. All computer and data processing hardware or firmware and all rights relating thereto located at the Facilities, including a computer system, the central processing unit of which is located at the Facilities or that otherwise is used by the Seller exclusively in the operation of the Business or Facilities as currently conducted by the Seller.
          2.1.15 Customer Security Arrangements. All bonds, letters of credit and other security arrangements established by any Person in favor of the Seller that relate exclusively to the Assets or the operation of the Business (collectively, the “Customer Security Arrangements”), to the extent transferable (with or without consent).
          2.1.16 Assets Used Exclusively in Operation of Business. Any other assets, properties, and rights of the Seller or any of its Affiliates that are used exclusively in the ownership of the Assets or the operation of the Business as it is currently conducted by the Seller and any other tangible asset located at, or on the grounds of, the Facilities.
          2.1.17 Goodwill. All general intangibles and associated goodwill, in each case, exclusively related to the ownership of the Assets or the operation of the Business.
          2.1.18 Insurance Proceeds. All right, title and interest of the Seller or any Affiliate of the Seller to any insurance proceeds arising out of events that occur during the period from the date hereof through the Closing Date and that relate to (a) the repair or restoration of an Asset, but excluding proceeds to the extent the Seller effects such repair or restoration prior the Closing, or (b) an Assumed Liability.
          2.1.19 Condemnation Proceeds. All rights of the Seller or any Affiliate of the Seller to receive any payments as the result of any eminent domain, condemnation or other similar government proceeding that is initiated during the period from the date hereof through the Closing Date.
          2.1.20 DHT Reactor. All of the Seller’s right, title and interest in and to the reactor contemplated to be used in the DHT Project and all Contracts related to the construction, purchase or storage thereof as listed on Schedule 2.1.20.
     Section 2.2 Excluded Assets. The Assets shall not include the following specifically enumerated assets, rights and interests (the “Excluded Assets”):
          2.2.1 [Intentionally Omitted]
          2.2.2 Except as included in the Assets pursuant to Section 2.1.18 or Section 2.1.19, claims, demands, causes of action, choses in action, rights of recovery, rights of set-off, rights to refunds and similar rights in favor of the Seller or any Affiliate of the Seller of any kind to the extent (a) relating to the Excluded Assets or the Excluded Liabilities, or (b) except to the extent relating to Assumed Liabilities, relating to the ownership of the Assets, or operation of the Business, prior to the Closing Date, or (c) against the Seller or any Affiliate of the Seller (but specifically excluding any claims, causes of action or similar rights by the Buyer against the Seller under this Agreement).
          2.2.3 Subject to the Trademark License and Trademark Assignments, and other than those Assets described in Section 2.1.12, (a) all privileged or proprietary materials, documents, information, and media owned by or licensed to the Seller or its Affiliates and any and all rights to use same to the extent such materials, documents, information, and media are not used exclusively in connection with the ownership of the Assets or the operation of the Facilities or the Business and (b) all registered or unregistered trademarks and service marks, trade names referring to an entity, registered or unregistered copyrights, licenses, processes, formulae, inventions, packaging designs or trade dresses, and any derivatives or combinations thereof, and similar intangibles including any right to use or interest in the name of Seller, or any other subsidiary, Affiliate or division of Seller, or any similar name or intangible registered or licensed to any of the foregoing. Further, the trade dress the Seller has adopted and used related to the products bearing the Trademarks set forth in the Trademark Assignments and Trademark License shall constitute Excluded Assets and, accordingly, may not be used by the Buyer.
          2.2.4 All computer and data processing hardware or firmware, and all rights relating thereto, not located at the Facilities, other than those used by the Seller exclusively in the operation of the Business or the Facilities as currently conducted by the Seller.
          2.2.5 Subject to the provisions of Sections 6.5.8, 6.5.10 and 6.5.12, any and all employment and medical records of Retained Employees and any and all medical records of Current Employees (other than those employee medical and exposure records maintained for purposes of complying with OSHA standards for which the applicable employee has executed a release in form and substance satisfactory to the Seller), whether or not maintained at the Facilities; provided however, if any medical records of Continuing Employees are needed in order to respond to any post-Closing inquiries from governmental agencies relating to employment or workplace safety issues, Seller agrees to reasonably, and to the extent permitted by Laws, cooperate with Buyer to make such records available to the Buyer or to the agency for purposes of the investigation.
          2.2.6 All cash on hand and cash equivalents, including bank accounts, money market funds and temporary cash investments.
          2.2.7 All of the Seller’s and any of its Affiliates’ right, title and interest in and to all (a) accounts receivable and all notes and other evidences of indebtedness of and rights to receive payments arising out of sales, services, rentals and other activities of the Business occurring in connection with and attributable to the ownership or operation of the Assets or the Business prior to the Closing and the security arrangements, if any, related thereto, (b) all bonds, letters of credit or other security arrangements posted or otherwise issued by the Seller in favor of any other Person, other than any Prepayments (the “Seller Security Arrangements”), and (c) in each case including any rights with respect to any Third Party collection procedures or any other actions or proceedings in connection with the foregoing.
          2.2.8 All of the Seller’s rights arising under any outstanding receivable or payable, which arose prior to Closing, between the Seller, on the one hand, and any Affiliate of the Seller, on the other hand.
          2.2.9 All Contracts of the Seller or any Affiliate of the Seller that do not relate exclusively to the Assets or the operation of the Business as currently conducted by the Seller and any Contract listed on Schedule 2.2.9 (together, the “Excluded Contracts”) and all Licenses and Permits of the Seller or any Affiliate of the Seller that do not relate exclusively to the Assets or the operation of the Business as currently conducted by the Seller.
          2.2.10 Any and all accounting and Tax files, books or records relating to Tax returns and Tax work papers related to the Assets exclusive of property tax files.

          2.2.11 All assets related to any pension, profit sharing, stock bonus, stock option, thrift or other retirement plan, medical, hospitalization, dental, life, disability, vacation or other insurance or benefit plan, employee stock ownership plan, deferred compensation, stock ownership, stock purchase, bonus, benefit or other incentive plan, severance plan or other similar plan relating to the Seller, its Affiliates or their respective employees.
          2.2.12 All rights, titles, claims and interests of the Seller or any Affiliate of the Seller (i) except as otherwise specifically provided by this Agreement, under any policy or agreement of insurance, or (ii) except as may be otherwise specifically provided by this Agreement, to any insurance proceeds relating to events which occurred prior to the date of this Agreement, with respect to the Assets or the Business or relating to assets not included in the Assets.
          2.2.13 All rights or claims by the Seller or any Affiliate of the Seller to any Tax refund relating to the period prior to the Closing Date.
          2.2.14 Any equity interest held by the Seller (or Affiliate thereof) in any Person.
          2.2.15 Any planes, vehicles or communication, computer, clerical or accounting Equipment presently located outside of the boundaries of the Facilities, the Owned Real Property or Leased Real Property that have historically been located outside of the boundaries of such Assets (or hereafter acquired and located outside of the boundaries of such Assets, except for Equipment acquired in replacement of the Equipment presently located within the boundaries of such Assets) and which is not used exclusively in connection with the ownership of the Assets or the operation of the Business as it is currently conducted by the Seller.
          2.2.16 Any products produced at the Facilities that are in transit as of and for which the Seller has issued an invoice prior to the Hydrocarbon Inventory Transfer Time.
          2.2.17 [Intentionally Omitted]
          2.2.18 All forecasts, financial information or financial statements and proprietary manuals (except rights to use manuals specific to and necessary for the operation of the Business as it is currently operated by the Seller) prepared or used by the Seller to the extent not relating exclusively to the Business and all copies of and subscriptions to Third Party reports.
          2.2.19 All books, documents, records and files prepared in connection with or relating in any way to the transactions contemplated by this Agreement, including bids received from other parties and analyses relating in any way to the Assets, the Assumed Liabilities and the Facilities.
          2.2.20 All rights of the Seller under or pursuant to this Agreement and the other agreements and transactions contemplated hereby.
          2.2.21 Miscellaneous assets, if any, identified by category on Schedule 2.2.21.

     Section 2.3 Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement, including Section 2.4, the Buyer shall assume and pay, discharge and perform as and when due, the following Liabilities (the “Assumed Liabilities”) (provided that the Assumed Liabilities shall not include the Excluded Liabilities):
          2.3.1 All Liabilities which are caused by, arise out of, or are incurred, in each case, in connection with the ownership or operation of the Assets or the conduct of the Business after the Closing Date.
          2.3.2 All Liabilities associated with the Assets or the Business for which the Buyer is liable pursuant to ARTICLE 10 hereof.
          2.3.3 All of the obligations expressly assumed by the Buyer pursuant to Section 6.9, including (a) the Buyer EPA Hardship Waiver Obligations, (b) the Buyer’s Tulsa Global CAA Consent Decree Obligations and (c) the Buyer’s RCRA Corrective Action Permit Obligations.
          2.3.4 All Liabilities with respect to the Continuing Employees arising on and after the Closing Date other than the Seller’s obligations as provided in Section 6.5 and all Liabilities arising out of any selection or pre-employment process applied by the Buyer to the Current Employees.
          2.3.5 All Liabilities of the Seller under open purchase orders or other accounts payable relating to the Assets that were entered into by the Seller in operation of the Business in the Ordinary Course of Business prior to the Closing and which provide for the delivery of goods or services on or following the Closing.
          2.3.6 Except to the extent constituting Retained Environmental Liabilities, all Liabilities, Environmental Liabilities and Costs of Environmental Compliance resulting or arising from, or attributable to any of the following (“Assumed Environmental Liabilities”):
               2.3.6.1 an event or occurrence (including any Release of Hazardous Substances) on or after the Closing Date resulting from mechanical defects or flaws in the Assets other than the land itself as of the Closing Date or by a failure before the Closing Date to maintain such Assets, regardless of whether such condition or state constitutes a violation of Environmental Laws;
               2.3.6.2 the condition of Equipment or other Assets that constitute tangible personal property as of the Closing;
               2.3.6.3 the construction, modification, expansion, reconstruction, shutdown, demolition, operation or use of the Assets or any other assets by the Buyer after the Closing Date, but excluding any investigations or preparatory or exploratory measures conducted in anticipation of the foregoing to the extent that conducting any such investigations or preparatory or exploratory measures is reasonable under the standard of a prudent businessman, who would be fully responsible (without the benefit of the remedies against the Seller as contemplated herein) for the consequences of his decisions (the “Prudent Businessman Standard”);

               2.3.6.4 claims arising and occurring on or after the Closing Date in connection with the matters identified on Schedule 2.3.6.4, regardless of whether such matter existed prior to the Closing;
               2.3.6.5 the coming into force of, or the change in, any Environmental Law or Environmental Permit (including any new or modified cleanup standard or requirement for Remedial Work) on or after the Closing Date; and
               2.3.6.6 any investigations or preparatory or exploratory measures, notifications to a Governmental Authority or other Third Party or other Governmental Interactions on or after the Closing Date that the Buyer was not required to carry out or conduct under applicable Environmental Laws, and that are unreasonable under the Prudent Businessman Standard, or as a result of Governmental Interactions or communications or interactions with a Governmental Authority or other Third Party that are unreasonable under the Prudent Businessman Standard.
          2.3.7 All delivery obligations in respect of products produced at the Facilities that are in transit as of and for which the Seller has not issued an invoice prior to the Hydrocarbon Inventory Transfer Time.
          2.3.8 All obligations following the Closing to comply with “New Source Performance Standards” of the EPA for new, modified or reconstructed process units at petroleum refineries codified in 40 CFR 60, Subpart J(a), whether such compliance is triggered as a result of pre-Closing or post-Closing conditions, necessary modifications or remediation.
          2.3.9 Such miscellaneous Liabilities, identified by category on Schedule 2.3.9, if any, which relate to or arise from the ownership and operation of the Assets and the Business after the Closing Date, but are not otherwise enumerated above.
          2.3.10 All costs of storing the reactor contemplated to be used in the DHT Project accruing after June 15, 2009.
     Section 2.4 Excluded Liabilities. Any Liabilities of the Seller not described in Section 2.3 as Assumed Liabilities are not part of the Assumed Liabilities, and the Buyer shall not assume or become obligated hereunder for any Liability of the Seller or any Affiliate of the Seller other than the Assumed Liabilities (collectively, “Excluded Liabilities”), including, without limitation, the Liabilities described in this Section 2.4, all of which shall remain the sole responsibility of, and shall be discharged and performed as and when due by, the Seller. The Buyer shall not assume and shall have no Liability with respect to any of the following Liabilities of the Seller or its Affiliates:
          2.4.1 Liabilities in respect of, associated with, caused by, relating to or arising from or in connection with the Excluded Assets and the ownership, operation and conduct of any business by the Seller or its successors in interest in connection therewith or therefrom.
          2.4.2 Liabilities to Third Parties for personal injury or tort, or similar causes of action, to the extent arising out of, associated with, relating to, or incurred in connection with (a) the ownership of the Assets or the operation of the Business prior to the Closing, or (b) the

Seller’s removal of the Excluded Assets; provided, however, that Excluded Liabilities under this Section 2.4.2 shall not in any event include (i) any Liabilities described in clause (b) of Section 2.4.4.3 and (ii) any Liabilities resulting from negligence or willful misconduct of the Buyer, any of its Affiliates or any of their respective Representatives in connection with any inspection of the Assets prior to the Closing Date.
          2.4.3 The Seller’s EPA Hardship Waiver Obligations.
          2.4.4 All of the following Liabilities (collectively, the “Retained Environmental Liabilities”):
               2.4.4.1 Environmental Liabilities (including response costs imposed under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §§ 9601 et seq., or its Oklahoma counterpart or any other similar Environmental Law) resulting or arising from, or attributable to, (i) an off-site abandonment or storage of Hazardous Substances or an off-site Release, in either case occurring prior to the Closing Date in connection with the operation or use of the Assets or the conduct of the Business, or (ii) the treatment, storage or disposal at an off-site facility prior to the Closing Date of Hazardous Substances generated by the Business or at the Assets.
               2.4.4.2 Environmental Liabilities resulting or arising from, or attributable to, any claim by a Third Party for bodily injury, death and/or property damage to the extent resulting or arising from, or attributable to, exposure to or contamination by Hazardous Substances arising from the operation or use of the Assets or Facilities or operation of the Business prior to the Closing Date, but excluding any Environmental Liabilities resulting or arising from, or attributable to, any claim by a Third Party for bodily injury, death or property damage to the extent resulting or arising from, or attributable to, (i) the Buyer’s failure to conduct any active remediation required by an order or directive issued by a Governmental Authority of any Off-Site Contamination, where such failure is shown in a final unappealable order of a Governmental Authority; or (ii) the Buyer’s negligent conduct of any active remediation of any Off-Site Contamination required by an order or directive issued by a Governmental Authority;
               2.4.4.3 Environmental Liabilities claimed, imposed or accruing during the twenty (20) year period following the Closing Date (or at any time following the Closing Date, in the case of any Environmental Liabilities related to the West 21st Street Property) resulting or arising from, or attributable to, any claim by a Governmental Authority during the twenty (20) year period following the Closing Date (or at any time following the Closing Date, in the case of any claim by a Governmental Authority related to the West 21st Street Property) to the extent resulting or arising from, or attributable to, the existence prior to the Closing Date of Hazardous Substances arising from the operation or use of the Assets or the Business, but excluding (i) the Buyer RCRA Corrective Action Permit Obligations, and (ii) all Liabilities, Environmental Liabilities and Costs of Environmental Compliance resulting or arising from, or attributable to any of the following:
                    (a) the construction, modification, expansion, reconstruction, shutdown, demolition, operation or use of the Assets or any other assets by the Buyer after the

Closing Date, but excluding any investigations or preparatory or exploratory measures conducted in anticipation of the foregoing to the extent that conducting any such investigations or preparatory or exploratory measures is reasonable under the Prudent Businessman Standard;
                    (b) claims arising and occurring on or after the Closing Date in connection with the matters identified on Schedule 2.3.6.4, regardless of whether such matter existed prior to the Closing;
                    (c) the coming into force of, or the change in, any Environmental Law or Environmental Permit (including any new or modified cleanup standard or requirement for Remedial Work) on or after the Closing Date; and
                    (d) any investigations or preparatory or exploratory measures, notifications to a Governmental Authority or other Third Party or other Governmental Interactions on or after the Closing Date that the Buyer was not required to carry out or conduct under applicable Environmental Laws, and that are unreasonable under the Prudent Businessman Standard, or as a result of Governmental Interactions or communications or interactions with a Governmental Authority or other Third Party that are unreasonable under the Prudent Businessman Standard.
               2.4.4.4 any monetary fine for violations of Environmental Laws with respect to the period prior to the Closing Date and resulting or arising from, or attributable to, the operation or use of the Assets or Facilities prior to the Closing Date.
          2.4.5 All Liabilities, including Environmental Liabilities, relating to the West 21st Street Property to the extent same arose or arise from acts or circumstances occurring prior to Closing and regardless of whether such Liabilities are known as of the Closing Date.
          2.4.6 All Liabilities associated with the Assets, the Facilities or the Business in respect of Taxes for which the Seller and/or its Affiliates are responsible pursuant to ARTICLE 10 hereof and any Tax that may be imposed on the ownership, operation or use of the Assets, the Facilities or the Business on or prior to the Closing Date.
          2.4.7 All Liabilities and Contracts (except the Assigned Contracts) relating to the design and/or construction of a diesel hydrotreater unit (the “DHT Project”) and associated sulfur recovery unit which the Seller has entered into as a part of the Hardship Waiver Compliance Activities.
          2.4.8 Liabilities for any costs and expenses incurred by the Seller in connection with the transactions contemplated by this Agreement.
          2.4.9 Any brokerage or finder’s fees payable by the Seller or any Affiliate of the Seller in connection with the transactions contemplated by this Agreement.
          2.4.10 Liabilities in respect of indebtedness for borrowed money.

          2.4.11 Liabilities relating to litigation, arbitration, mediation or government or regulatory investigations to the extent attributable to periods ending on or prior to the Closing, including those set forth on Schedule 4.1.9 attached hereto.
          2.4.12 Responsibility for the payment of any criminal sanctions or civil fines or penalties imposed by any Governmental Authority against the Seller imposed at any time arising from the operation of the Assets, the Facilities or the Business on or prior to the Closing Date.
          2.4.13 Liabilities in respect of the employment or termination of any Retained Employee by the Seller or its Affiliates or the employment or termination of any Continuing Employee by the Seller or its Affiliates prior to his or her Employment Date, Liabilities arising from or relating to any contact, affiliation or relationship by or between any current or former Leased Personnel and the Seller or its Affiliates; and Liabilities in respect of any Retained Employee, any retired employee of Seller or its Affiliates, or any Continuing Employee arising under or in connection with, the Seller Plans.
     Section 2.5 No Assignment If Breach. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement shall not constitute an agreement to assign any Asset, or assume any Assumed Liability, if the attempted assignment or assumption of the same, as a result of the absence of the consent or authorization of a Third Party or failure of a right of first refusal or first offer notice period to expire, would constitute a breach or Default under any Contract or Encumbrance, would violate any Law, or would in any way materially and adversely affect the rights, or materially increase the obligations, of the Buyer or the Seller with respect thereto. If any such consent or authorization is not obtained, or if an attempted assignment or assumption would be ineffective or would materially and adversely affect the rights or increase the obligations of the Seller or the Buyer, with respect to any such agreement, Encumbrance or commitment, so that the Buyer would not, in fact, receive all such rights, or assume the obligations, of the Seller with respect thereto as they exist prior to such attempted assignment or assumption, then the Seller and the Buyer shall enter into reasonable cooperative arrangements as may be reasonably acceptable to both the Buyer and the Seller (including sublease, agency, management, indemnity or payment arrangements and enforcement at the Seller’s sole cost and for the benefit of the Buyer of any and all rights of the Seller against an involved Third Party) under which the Buyer shall obtain, to the fullest extent practicable, the economic rights and benefits under any Asset or obligations with respect to any Assumed Liability with respect to which the Third Party consent or authorization has not been obtained in accordance with this Agreement. The Seller will use commercially reasonable efforts to provide for or impose upon the Buyer the benefits of such Asset or the obligations of such Assumed Liability, as the case may be. If the Parties cannot agree on any such arrangement within a reasonable time, or any such arrangement would not be reasonably practicable, to provide the Buyer with materially all the benefits of such Asset or materially all the obligations of such Assumed Liability, as the case may be, then such Asset or Assumed Liability shall be excluded from the transactions contemplated under this Agreement and shall be deemed to be an Excluded Asset or an Excluded Liability, as the case may be, and the Parties hereto shall negotiate in good faith an equitable adjustment in the Purchase Price, or resolve any disagreement in respect to such adjustment in accordance with the procedures of Section 11.11. For the avoidance of doubt, the covenants set forth in this Section 2.5 apply pre-Closing and post-Closing.

     Section 2.6 Purchase Price.
          2.6.1 Consideration. The purchase price shall be U.S. Sixty-Five Million Dollars ($65,000,000.00) (the “Purchase Price”) and shall be further subject to adjustment as provided in Section 2.6.3. At the Closing, the Buyer shall pay to the Seller the Purchase Price, as adjusted for the Closing Adjustment pursuant to Section 2.6.3.3(a) (the “Closing Payment”). Subject to Section 2.6.3.3(c), on the fifteenth (15th) day following the Closing Date (or on the next available Business Day if such day falls on a weekend or holiday), the Buyer shall pay to the Seller the lesser of the Closing Date Hydrocarbon Inventory Value and U.S. Twenty Million Dollars ($20,000,000.00) (the “First Inventory Payment”), and, on the 30th day following the Closing Date (or on the next available Business Day if such day falls on a weekend or holiday) the Buyer shall pay to the Seller an amount equal to the amount, if any, by which the Closing Date Hydrocarbon Inventory Value exceeds U.S. Twenty Million Dollars ($20,000,000.00) (the “Final Inventory Payment”). The Buyer shall pay to the Seller the Closing Payment in cash at the Closing by wire transfer of immediately available funds in U.S. dollars to a bank account specified in writing by the Seller to the Buyer at least two (2) Business Days prior to the Closing Date. All post-Closing payments, whether payable by the Buyer or by the Seller, shall include an amount for interest from the Closing Date to, but excluding, the date of payment at a rate of 4% per annum on the net amount of adjustments as provided in Section 2.6.3.
          2.6.2 Purchase Price Allocation. The Seller and the Buyer agree to allocate the Purchase Price, together with any additional amounts paid by the Buyer in respect of the Hydrocarbon Inventory, and the Assumed Liabilities among the Assets as set forth on Schedule 2.6.2. The Seller and the Buyer agree (i) to report the federal, state and local income and other Tax consequences of the transactions contemplated herein, and in particular to report the information required by Section 1060(b) of the Code, and to jointly prepare Form 8594 (Asset Acquisition Statement under Section 1060) in a manner consistent with such allocation and (ii) not to take any position inconsistent therewith upon examination of any Tax return, in any refund claim, or in any litigation or investigation or otherwise, unless required by applicable Laws or with the consent of the other Party. The Seller and the Buyer agree that each will furnish to the other a copy of Form 8594 proposed to be filed with the Internal Revenue Service by such Party or any Affiliate thereof within ten (10) days prior to the filing of such form with the Internal Revenue Service. The Buyer further agrees that if the amount of consideration allocated to any of the Assets by the Seller or the Buyer increases (or decreases) after the taxable year that includes the Closing Date, the Seller and the Buyer shall file “Supplemental Asset Acquisition Statements” on Form 8594 with their respective income tax returns for the taxable year in which the increase (or decrease) is properly taken into account.
          2.6.3 Purchase Price Adjustments. On the thirtieth (30th) day following the Closing Date (the “Initial Post-Closing Adjustment Date”), the Purchase Price shall be adjusted, without duplicating, by adding or subtracting, as applicable, an amount equal to the aggregate net adjustment as set forth in Sections 2.6.3.1 through 2.6.3.4(b). Following the Initial Post-Closing Adjustment Date, the Purchase Price shall be further adjusted, without duplicating, by adding or subtracting, as applicable, the Adjustment Balance as contemplated under Section 2.6.3.4.
               2.6.3.1 The Purchase Price shall be adjusted to account for the items prorated as of the Closing pursuant to Section 2.7.

               2.6.3.2 The Purchase Price shall be adjusted to include the value of the Hydrocarbon Inventory established in accordance with the procedures set forth on Schedule 2.6.3.2 and in this Section 2.6.3 (the “Hydrocarbon Inventory Value”).
               2.6.3.3 (a) At least five (5) days prior to the Closing Date, the Seller shall prepare and deliver to the Buyer an estimated closing statement (the “Estimated Closing Statement”) that shall set forth the Seller’s best estimate of all adjustments to the Purchase Price required by Section 2.6.3.1 (the “Estimated Adjustment”), together with reasonably detailed information supporting the calculated Estimated Adjustment. The Seller shall provide the Buyer an opportunity to provide written and oral comments to the Estimated Closing Statement and shall in good faith consider such comments. The Purchase Price shall be adjusted (the “Closing Adjustment”) as of the Closing by an amount equal to the Estimated Adjustment.
                    (b) At least five (5) days prior to the Closing Date, the Seller shall prepare and deliver to the Buyer a statement (the “Estimated Hydrocarbon Inventory Statement”) setting forth the estimated Hydrocarbon Inventory Value established in accordance with Schedule 2.6.3.2 (the “Estimated Hydrocarbon Inventory Value”), together with reasonably detailed information supporting the calculated Estimated Hydrocarbon Inventory Value. The Buyer and the Seller will cause the Petroleum Inspection Company to measure, pursuant to the procedures on Schedule 2.6.3.2, the Hydrocarbon Inventory as of the Hydrocarbon Inventory Transfer Time. As soon as practicable on the Closing Date, and following the measurement of the Hydrocarbon Inventory by the Petroleum Inspection Company, the Seller will deliver to the Buyer a statement setting forth a revised Estimated Hydrocarbon Inventory Value as of the Hydrocarbon Inventory Transfer Time (such revised value being referred to as the “Closing Date Hydrocarbon Inventory Value”), taking into account the foregoing measurements as of the Hydrocarbon Inventory Transfer Time by the Petroleum Inspection Company.
                    (c) In the event the Buyer objects to the Closing Date Hydrocarbon Inventory Value, the Parties shall attempt to resolve their unresolved differences, if any, regarding the Hydrocarbon Inventory Value promptly after the Closing Date. If any portion of the Hydrocarbon Inventory Value remains in dispute on the thirtieth (30th) day following the Closing Date, such disputed portion of the Hydrocarbon Inventory Value shall be resolved in accordance with the provisions of Section 2.6.3.4 and paid as part of any Adjustment Balance to the extent required by Section 2.6.3.4, and any undisputed portion shall be paid on the thirtieth (30th) day following the Closing Date in cash by wire transfer of immediately available funds in U.S. dollars to a bank account specified in writing by the Seller to the Buyer.
               2.6.3.4 The following adjustments shall be made following Closing:
                    (a) As soon as practicable, but in any event no later than forty five (45) days following the Closing Date, the Buyer shall cause to be prepared and delivered to the Seller a statement (the “Post-Closing Statement”) setting forth the aggregate value of all adjustments to the Purchase Price required by this Section 2.6 not previously effected by the Closing Adjustment (the “Closing Value”) (with adjustments reducing the Purchase Price being a negative number and adjustments increasing the Purchase Price being a positive number) together with reasonably detailed information supporting the Closing Value. Upon receipt of the Post-Closing Statement, the Seller and the Seller’s independent accountants shall be permitted during the succeeding thirty (30) day period to examine the Post-Closing Statement, the supporting information provided by the Buyer and such other documents as the Seller may reasonably request in connection with its review. If, within thirty (30) days following delivery of the Post-Closing Statement, the Seller shall not have given the Buyer notice of the Seller’s objection to any of the computations in the Post-Closing Statement (which notice shall contain a reasonably detailed statement of the basis of such objection), then the Post-Closing Statement will be final and binding upon the Parties. If the Seller gives notice to the Buyer of the Seller’s objection, and the Seller and the Buyer are unable to resolve the issues in dispute within thirty (30) days after delivery of such notice of objection, each of the Seller’s and the Buyer’s positions with respect to the Post-Closing Statement and the computation of the Closing Value will be submitted to a firm of independent certified public accountants mutually selected by the Parties (the “Accountants”) solely for resolution of the computation of the Closing Value. The Buyer and the Seller shall each immediately enter into a customary engagement letter with the Accountants and shall instruct the Accountants that the written determination (which shall contain the underlying reasoning) of the Accountants with respect to such disputed items, and the accuracy of the disputed Post-Closing Statement as a result of the resolution of such disputed items, shall be completed and distributed to the Buyer and the Seller within 30 days after the engagement of the Accountants. The parties shall not submit for resolution by the Accountants any matters requiring interpretation of the terms hereof, which may only be resolved amicably or through the arbitration procedures contemplated by Section 11.11. If the computation of the Closing Value is submitted to the Accountants for resolution, (x) each Party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may reasonably request and as are available to that Party (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to such issues and to discuss the same with the Accountants; (y) the Accountants’ determination and/or computation of the Closing Value shall be binding and conclusive on the Parties and will be deemed to be the final Closing Value for the Post-Closing Statement; and (z) the fees, expenses, and costs of the Accountants shall be borne by the Buyer, on the one hand, and the Seller, on the other hand, in the same proportion that the dollar amount of disputed items lost by the Buyer on the one hand, or the Seller, on the other hand, bears to the total dollar amount in dispute that is resolved by the Accountants.
                    (b) If the Closing Value, as finally determined pursuant to Section 2.6.3.4(a) (the “Adjustment Balance”), is less than zero, then the Seller shall pay to the Buyer an amount equal to such deficit by wire transfer of immediately available funds to such account or accounts of the Buyer, as may be designated by the Buyer. If the Adjustment Balance is greater than zero, the Buyer shall pay to the Seller an amount equal to the surplus by wire transfer of immediately available funds to such account or accounts of the Seller, as may be designated by the Seller. Such amounts shall be paid by the applicable Party to the other Party within two (2) Business Days of the final determination of the Closing Value pursuant to Section 2.6.3.4(a), which amount of the payment shall bear interest from and including the Closing Date to, but excluding, the date of payment at a rate per annum equal to 4.0%. Such interest shall be payable at the same time as the payments to which it relates and shall be calculated on the basis of a year of three hundred sixty-five (365) days and the actual number of days for which it is due.
                    (c) Each Party agrees that, following the Closing, it shall not knowingly take any actions with respect to the accounting books, records, policies and procedures of the Business that would obstruct or prevent the preparation of the Post-Closing Statement as provided in this subsection. The Seller shall cooperate in the preparation of the Post-Closing Statement, including providing customary certifications to the Buyer, or, if requested, to the Buyer’s independent accountants or the accounting firm selected by mutual agreement of the Parties pursuant to this Section. The Buyer and the Seller shall each bear its own expenses incurred in connection with the preparation and review of the Post-Closing Statement.
     Section 2.7 Prorations.
          2.7.1 The Buyer and the Seller agree that all of the items listed below (but not including income Taxes), relating to the Business or operation of the Assets shall be prorated as of the Closing, with the Seller liable to the extent such items relate to any time period on or prior to the Closing Date, and the Buyer liable to the extent such items relate to periods after the Closing Date (measured in the same units used to compute the item in question, or otherwise measured by calendar days):
               2.7.1.1 personal property, real estate and occupancy Taxes, assessments and other charges, including those of the type that could give rise to a Permitted Encumbrance or are payable in installments of which any installment is due and payable, if any, on or with respect to the Business or operation of the Assets;
               2.7.1.2 rent, Taxes and all other items (including prepaid services or goods not included in Hydrocarbon Inventory) payable by or to the Seller under any Assigned Contracts;
               2.7.1.3 any permit, license, registration, compliance assurance fees or other similar fees with respect to any Licenses and Permits;
               2.7.1.4 sewer rents and charges for water, telephone, electricity and other utilities;
               2.7.1.5 fees or charges imposed by any Governmental Authority;
               2.7.1.6 the Prepayments (other than those set forth on Schedule 2.1.11) and payments under the Assigned Contracts;
          2.7.2 The proration of Taxes referred to in Section 2.7.1.1 will be made in accordance with ARTICLE 10.
          2.7.3 In connection with the prorations referred to in Section 2.7.1 above, if the actual figures are not available at the Closing Date, the proration shall be based upon the actual amounts accrued through the Closing Date or paid for the most recent year (or other appropriate period) for which amounts paid are available, with a further adjustment to be made after the Closing within forty-five (45) days of the Closing Date (or one hundred twenty (120) days of the Closing Date, in the case of prorations referred to in Section 2.7.1.1; in the event that the one hundred twenty (120) day period is applicable, a supplemental Post-Closing Statement shall be prepared with respect to prorations pursuant to Section 2.7.1.1). The prorations shall be based on the number of days in a year or other appropriate period (a) through and including the Closing Date and (b) after the Closing Date. The Seller and the Buyer agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to Section 2.7.1.
     Section 2.8 The Closing. Following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement (other than conditions with respect to actions each Party will take at the Closing) (the “Conditions Precedent”), the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Guaranty Abstract Company (the “Title Company”) in Tulsa, Oklahoma, or via facsimile or portable document format (pdf) and Federal Express, as agreed by the Parties, commencing at 10:00 a.m. local time, on the earlier to occur of (i) the first Business Day of the month following the month in which such Conditions Precedent were satisfied, or (ii) such other place, date and time as the Buyer and the Seller may mutually determine (the “Closing Date”). Title to, ownership of, control over and risk of loss of the Assets shall pass to the Buyer effective as of 12:01 a.m. on the Closing Date unless expressly provided otherwise herein.
     Section 2.9 Deliveries at the Closing. At the Closing,
          2.9.1 the Seller shall duly execute and deliver, or cause to be duly executed and delivered, to the Buyer (or one of its designated Affiliates):
               2.9.1.1 the certificate referred to in Section 7.1.4;
               2.9.1.2 one or more Special Warranty Deed(s) substantially in the form of Exhibit B-1, pursuant to which the Seller conveys its right, title and interest in and to the Owned Real Properties (other than the West 21st Street Property) to the Buyer, or an assignee or designee of the Buyer to the extent permitted by Section 11.3, and a Special Warranty Deed and Restrictive Covenant substantially in the form of Exhibit B-2, pursuant to which the Seller conveys its right, title and interest in and to the West 21st Street Property to the Buyer, or an assignee or designee of the Buyer to the extent permitted by Section 11.3;
               2.9.1.3 One or more Bill(s) of Sale, Assignment, and Assumption Agreement, substantially in the form attached hereto as Exhibit D (the “Bill of Sale”), pursuant to which the Seller conveys all right, title and interest in and to the Assets other than the Owned Real Properties and the Easements, free and clear of all Encumbrances other than Permitted Encumbrances, and the Buyer assumes the Assumed Liabilities;
               2.9.1.4 the certificate required by Section 10.10;
               2.9.1.5 such resolutions and certificates, including incumbency certificates, as the Buyer or the Title Company shall require to evidence the due authorization of the execution and performance of this Agreement and the documents to be delivered pursuant hereto and the consummation of the transactions contemplated hereby and thereby, and the Seller’s Articles of Incorporation and by-laws, as amended, certified by the secretary of the Seller;

               2.9.1.6 all affidavits, indemnities and other agreements reasonably and customarily required by the Title Company to delete the following standard title insurance exceptions: (i) rights or claims of parties in possession of the land not shown by the public record, (ii) any liens on title, arising now or prior to the Closing Date, for labor and material, (iii) payment of all real property taxes and assessments due and payable not shown by the public record and (iv) subject to the Seller not being required to make any representations, warranties or certifications or other statements that are greater than the representations and warranties of the Seller to the Buyer in this Agreement, any other standard title exception typically removed by the Title Company without additional charge by the production by the Seller of an affidavit of title;
               2.9.1.7 a certificate of good standing, issued by the Secretary of State of the Commonwealth of Pennsylvania, in respect of the Seller and dated no earlier than five (5) business days prior to the Closing Date;
               2.9.1.8 a certificate of the Seller’s qualification to do business in Oklahoma issued by the Secretary of State of Oklahoma and dated within a reasonable period of time prior to the Closing Date;
               2.9.1.9 all approvals and actions of, filings with and notices to any Governmental Authority necessary to permit the Seller to perform its obligations under this Agreement, but only to the extent the Seller has obtained such approvals or actions of such Governmental Authorities;
               2.9.1.10 an agreement (the “Gas Oil Exchange and Net-Out Agreement”) regarding the purchase and transport of up to all gas oil intermediate hydrocarbon products produced at the Facilities in substantially the form attached hereto as Exhibit E.
               2.9.1.11 a Transition Services Agreement in substantially the form attached hereto as Exhibit F (the “Transition Services Agreement”);
               2.9.1.12 a LEF line agreement the Buyer and Sunoco Pipeline L.P. in substantially the form attached hereto as Exhibit G (the “LEF Line Agreement”);
               2.9.1.13 the Trademark License;
               2.9.1.14 the Trademark Assignments;
               2.9.1.15 supply contracts between the Buyer and Sunoco Partners Marketing & Terminals L.P. in substantially the form attached hereto as Exhibit H (the “Crude Supply Agreements”);
               2.9.1.16 Third Party consents as contemplated by Section 7.1.14 and Section 7.1.15;
               2.9.1.17 [Intentionally Omitted];

               2.9.1.18 a Guaranty Agreement executed by the Seller Guarantor in the form attached hereto as Exhibit I;
               2.9.1.19 [Intentionally Omitted];
               2.9.1.20 [Intentionally Omitted]; and
               2.9.1.21 an Assignment of railroad diesel fuel contract with Burlington Northern Santa Fe Corporation and a Consent to Assignment and Extension of Contract in a reasonably acceptable form.
               2.9.1.22 All certificates of ownership for all registered motor vehicles included in the Assets, along with all completed documents, certificates or other instruments necessary to transfer ownership of such motor vehicles, free of any Encumbrances, to Buyer (provided that, to the extent the Seller is unable to deliver such instruments at Closing after using commercially reasonable efforts, the Seller may deliver such instruments within 10 days following Closing if the Seller continues to insure any vehicle for which the applicable instruments were not available at Closing until delivery of such instruments);
Neither the failure of Sunoco Pipeline L.P. to deliver the LEF Line Agreement nor the failure of Sunoco Partners Marketing & Terminals L.P. to deliver the Crude Supply Agreements shall constitute a breach of this Agreement by the Seller.
          2.9.2 the Buyer shall duly execute and deliver to the Seller:
               2.9.2.1 the certificate referred to in Section 7.2.4;
               2.9.2.2 the Bill of Sale;
               2.9.2.3 pursuant to Section 10.3, (i) a resale certificate with respect to the Hydrocarbon Inventory in a form reasonably satisfactory to the Seller and (ii) any other certificates or instruments reasonably necessary for the sale and transfer of the Hydrocarbon Inventory and such other Assets that the Buyer and the Seller agree, as provided in Section 10.3, are exempt from any sales, excise or use Taxes, including the OK Sales Tax, free of Taxes, all to be in a form reasonably satisfactory to the Seller, and the Parties shall consult with each other to ensure that such instruments are in the form necessary for each Party to retain and maintain the applicable Tax exemption;
               2.9.2.4 such resolutions and certificates, including incumbency certificates, as the Seller shall require to evidence the due authorization of the execution and performance of this Agreement and the documents to be delivered pursuant hereto and the consummation of the transactions contemplated hereby and thereby, and the Buyer’s Certificate of Formation and limited liability company agreement, as amended, certified by the secretary of the Buyer;
               2.9.2.5 a certificate of good standing, issued by the Secretary of State of the State of Delaware, in respect of the Buyer and dated no earlier than five (5) business days prior to the Closing Date;

               2.9.2.6 the Gas Oil Exchange and Net-Out Agreement;
               2.9.2.7 the Transition Services Agreement;
               2.9.2.8 [Intentionally Omitted];
               2.9.2.9 the LEF Line Agreement;
               2.9.2.10 the Crude Supply Agreements;
               2.9.2.11 the Trademark License;
               2.9.2.12 the Trademark Assignment;
               2.9.2.13 a Guaranty Agreement executed by the Buyer Guarantor in the form attached hereto as Exhibit J; and
               2.9.2.14 an irrevocable standby letter of credit in favor of the Seller in a form reasonably acceptable to the Seller, issued by a national bank reasonably acceptable to the Seller, and having a face value equal to U.S. Fifty Million Dollars ($50,000,000.00) as security for payments to be made by the Buyer for Hydrocarbon Inventory pursuant to Section 2.6.1.
          2.9.3 the Seller and the Buyer shall deliver such other instruments of conveyance and/or assumption in respect of specified Assets or Assumed Liabilities as the other may reasonably request; provided that the terms and provisions of such other instruments do not increase the warranties, representations or obligations of the Parties or their respective Affiliates beyond those provided under this Agreement or reduce the rights or interests of the Parties or their respective Affiliates under this Agreement; and
          2.9.4 the Seller and the Buyer shall deliver any other documents, instruments or agreements contemplated hereby and/or necessary or appropriate to consummate the transactions contemplated hereby.
     Section 2.10 Payment of Third Party Costs at Closing. All costs and expenses for obtaining all title abstracts, underlying exception documents, survey and subdivision approvals , title commitment costs and other customary closing costs charged by the Title Company (other than those costs paid to date by the Seller) shall be borne by the Buyer. In addition, the premium for an extended coverage owner’s policy of title insurance for the benefit of the Buyer shall be paid by the Buyer. Any premium for any endorsements desired by the Buyer and for any loan policy of title insurance in favor of the Buyer’s lender (if any) shall be paid by the Buyer.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES CONCERNING
THE TRANSACTION
     Section 3.1 Representations and Warranties Concerning the Seller. Except as set forth in a correspondingly numbered schedule attached to this Agreement, the Seller represents and warrants to the Buyer as of the date of this Agreement as follows:
          3.1.1 Organization of the Seller. The Seller is a corporation duly organized and validly existing under the Laws of the Commonwealth of Pennsylvania. The Seller is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction where such qualification is required, except where the lack of such qualification has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Seller has the requisite corporate power and authority necessary to carry on the Business and to own and use the Assets owned or operated by it.
          3.1.2 Authorization of Transaction. The Seller has full corporate power and authority to execute and deliver this Agreement, the documents and agreements contemplated by this Agreement and to fully perform its obligations hereunder. The Seller’s execution, delivery and performance of this Agreement, the agreements and documents contemplated by this Agreement, and the transactions contemplated hereby and thereby have been duly authorized and this Agreement has been duly executed and delivered by the Seller. This Agreement constitutes (and upon the execution and delivery thereof, each of the documents and agreements contemplated to be executed by Seller or any of its Affiliates will constitute) the valid and legally binding obligation of the Seller or its Affiliates, as applicable, enforceable in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any Third Party in order to consummate the transactions contemplated by this Agreement and the documents and agreements contemplated hereby, except for the prior approval of the Federal Trade Commission (“FTC”), the Antitrust Division of the Department of Justice (“Antitrust Division”) and any other applicable Governmental Authorities and Third Parties listed in Schedule 3.1.2.
          3.1.3 Noncontravention. Except for the prior approval of the FTC, the Antitrust Division and any other applicable Governmental Authorities and Third Parties listed in Schedule 3.1.2, neither the execution and delivery of this Agreement (or any of the documents and agreements contemplated to be executed by the Seller), nor the consummation of the transactions contemplated under this Agreement (or any of the documents and agreements contemplated to be executed by the Seller), including the compliance by the Seller with any of the provisions hereof or thereof, will (i) violate any provision of the Organizational Documents of the Seller, (ii) result in any failure to comply in all material respects with any Law to which the Seller is subject or to which any Asset is subject, (iii) violate, in any material respect, any Licenses or Permits of the Seller, (iv) result in a breach of, constitute a Default under, result in the termination of, accelerate the performance required by, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or trigger any rights to payment, benefits or other compensation under any Material Contract, or (v) result in the creation of or imposition or any Encumbrance on any of the Assets.
          3.1.4 Brokers’ Fees. Neither the Seller nor any of its Affiliates has any Liability or obligation to pay any fees or commissions, or similar compensation to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer or any Affiliate of the Buyer will be obligated.
     Section 3.2 Representations and Warranties Concerning the Buyer. Except as set forth in a correspondingly numbered schedule attached to this Agreement, the Buyer represents and warrants to the Seller as of the date of this Agreement as follows:
          3.2.1 Organization of the Buyer. The Buyer is a limited liability company duly organized and validly existing under the Laws of the jurisdiction of its formation. The Buyer is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction where such qualification is required, except where the lack of such qualification has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Buyer has the requisite limited liability company power and authority necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.
          3.2.2 Authorization of Transaction. The Buyer has full limited liability company power and authority to execute and deliver this Agreement, the document and agreements contemplated by this Agreement and to fully perform its obligations hereunder. The Buyer’s execution, delivery and performance of this Agreement, the agreements and documents contemplated by this Agreement, and the transactions contemplated hereby and thereby have been duly authorized and this Agreement has been duly executed and delivered by the Buyer. This Agreement constitutes (and upon the execution and delivery thereof, each of the documents and agreements contemplated to be executed by Buyer or any of its Affiliates will constitute) the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any Third Party in order to consummate the transactions contemplated by this Agreement, and the documents and agreements contemplated hereby, except for the prior approval of the FTC, the Antitrust Division and any other applicable Governmental Authorities and Third Parties listed in Schedule 3.2.2.
          3.2.3 Noncontravention. Except for the prior approval of the FTC, the Antitrust Division and any other applicable Governmental Authorities and Third Parties listed in Schedule 3.2.2, neither the execution and delivery of this Agreement (or any of the documents and agreements contemplated to be executed by Buyer), nor the consummation of the transactions contemplated under this Agreement (or any of the documents and agreements contemplated to be executed by Buyer), including the compliance by the Buyer with any provisions hereof or thereof, will (i) violate any Law to which the Buyer is subject, (ii) violate any provision of the Organizational Documents of the Buyer or (iii) violate or conflict with, or result in a breach of, constitute a Default under, result in the termination of, accelerate the performance required by, create in any party the right to accelerate, terminate, modify, or cancel, or trigger any rights to payment or other compensation, or require any notice, approval or consent under any agreement, Contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound that could prevent or materially delay the consummation of the transactions contemplated under this Agreement.
          3.2.4 Brokers’ Fees. The Buyer does not have any Liability or obligation to pay any fees, commissions or similar compensation to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller or any Affiliate of the Seller will be obligated.
          3.2.5 Financing. At Closing, the Buyer will have sufficient immediately available funds to enable it to make payment of the Purchase Price and adjustments thereto pursuant to Section 2.6 at the Closing without encumbrance or delay and without causing the Buyer to become insolvent or to declare insolvency.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
CONCERNING THE ASSETS
     Section 4.1 Representations and Warranties Concerning the Assets. Except as set forth in a correspondingly numbered schedule attached to this Agreement, the Seller represents and warrants to the Buyer as of the date of this Agreement as follows:
          4.1.1 Ownership of the Assets; Shared Assets.
               4.1.1.1 Except for Permitted Encumbrances, the Seller has good and marketable (and, in the case of real property, indefeasible) title to all of the Assets, or a valid leasehold interest in the Leased Real Property or other Assets which are leased to the Seller pursuant to Assigned Contracts, as applicable, and such title or leasehold interest to the Assets will be transferred at the Closing to the Buyer free and clear of all Encumbrances, except for Permitted Encumbrances, and with respect to the Owned Real Property, insurable at standard rates by the Title Company without special exceptions or conditions, other than the Permitted Encumbrances. The Assets being transferred to the Buyer by the Seller at Closing include all properties, assets and rights exclusively used by or held for use by the Seller or its Affiliates in the Business. The Trademarks constitute all of the trademarks used exclusively in the operation of the Assets or the conduct of the Business. When taken together with the assets and services to be provided under the Transition Services Agreement and the Trademark License, the Assets constitute all of the assets necessary to operate the Business substantially consistent with the Seller’s Ordinary Course of Business.
               4.1.1.2 Except as disclosed on Schedule 4.1.1.2, there are no unexercised options, rights of first offer or rights of first refusal to purchase the Assets, or any portion thereof or interest therein, recorded or unrecorded.

          4.1.2 Real Property.
               4.1.2.1 Subject to Permitted Encumbrances, the Owned Real Property and the Leased Real Property constitute all the fee and leasehold interests in real property used in connection with the Business. The Easements and Transferred Pipeline Rights constitute all the easements and pipeline rights used in connection with the Business and necessary for the operation of the Business, in all material respects, with respect to the Seller’s legal right to access and use of such Easements and Transferred Pipeline Rights necessary for the operation of the Business.
               4.1.2.2 The Seller has not received any written notice for assessments for public improvements against any of the (i) Owned Real Property, or (ii) Leased Real Property or Easements.
               4.1.2.3 The Seller has not received any written notice regarding any pending condemnation, eminent domain or similar proceeding affecting all or any portion of any of the Owned Real Property, Leased Real Property or Easements.
               4.1.2.4 To the extent in the possession or control of the Seller or its Affiliates, the Seller has made available to the Buyer or given the Buyer access to true, correct and complete copies of all of the following pertaining to the Owned Real Property, Leased Real Property, Easements, and Transferred Pipeline Rights: (i) title reports, title abstracts, title insurance policies and commitments therefor, (ii) surveys and (iii) and to the extent in force and effect as of the date of this Agreement, leases, licenses or other rights of occupancy affecting, or any other recorded or unrecorded documents or instruments encumbering or affecting, any such real property interests, including all amendments, modifications and extensions, and together with all subordination, nondisturbance and/or attornment agreements or any brokerage commission agreements related thereto and estoppel certificates.
               4.1.2.5 Each item of Equipment, building and other improvements that constitutes part of the Owned Real Property, the Leased Real Property or Easements (“Fixture Equipment”), has been maintained in the Ordinary Course of Business. The Fixture Equipment does not include any Excluded Assets. The Seller makes no representations or warranties in this Section 4.1.2.5 with respect to Environmental Laws.
               4.1.2.6 Each of the Real Property Leases and Easements is in full force and effect, and the Seller has valid leasehold or easement estate, as applicable, thereunder. To the Seller’s Knowledge, there are no defaults, or events that given the passage of time or giving of notice or both would create a default, by any party under any of the Real Property Leases or Easements. None of the Real Property Leases are subleases. Each instrument establishing any Transferred Pipeline Rights is in full force and effect, and, to the Seller’s knowledge after reasonable inquiry, there are no known defaults, or events that given the passage of time or giving of notice or both would create a default, under the Transferred Pipeline Rights.
          4.1.3 Certain Personal Property. All fixed assets constituting material items of personal property included in the Assets are, and any such material items of personal property acquired after the date hereof in accordance with Section 5.3 will be, usable in the Ordinary

Course of Business of the Tulsa Refinery. The Seller makes no representations or warranties in this Section with respect to Environmental Laws.
          4.1.4 Contracts and Commitments.
               4.1.4.1 True, complete and correct copies of all written Assigned Contracts (or a description in reasonable detail if the Assigned Contract has not been reduced to writing), together with all amendments, supplements or modifications thereto have been made available to the Buyer at least five days prior to the date of this Agreement in the Data Room.
               4.1.4.2 Schedule 2.1.7 lists each Material Contract and identifies those Material Contracts for which the Seller does not have an executed version. Each Material Contract for which the Seller has an executed version (as so identified on Schedule 2.1.7) is in full force and effect and is valid and binding on the Seller and, to the Knowledge of the Seller, the other parties thereto, in accordance with its terms. Except as set forth in Schedule 4.1.4.2, (i) the Seller has performed, in all material respects, all obligations to be performed by it under each Material Contract, (ii) the Seller has neither materially breached the terms of any Material Contract, nor received from any third party to any such Material Contract written notification that such contract is not in full force and effect, that the Seller has failed to perform its obligations thereunder to date, or that any third party thereto has not performed its obligations thereunder to date, (iii) the Seller has not received any notice of termination or cancellation of any Material Contract, and (iv) to the Knowledge of the Seller, no other event has occurred and no circumstance or condition exists (including the entry into this Agreement and the consummation of the transactions contemplated by this Agreement and the other agreements contemplated herein), that would reasonably be expected to result in a breach or violation of, or a default under, or give rise to any penalty or right of termination, cancellation or acceleration of any right or obligation, or to a loss of any benefit to which the Seller is entitled, under (in each case, with or without notice or lapse of time or both) any such Material Contract.
               4.1.4.3 All of the Assigned Contracts that relate to the DHT Project are listed on Schedule 2.1.20.
          4.1.5 Licenses and Permits. The Seller possesses all material licenses and material permits from any Governmental Authority necessary for its operation of the Assets and the Business at the location and in the manner presently operated, all of which are set forth on Schedule 2.1.8 along with their respective expiration dates. Except as set forth in Schedule 4.1.5, the Seller has performed, in all material respects, all obligations required to be performed by it to date under the Licenses and Permits, and is not in material Default under any obligation of any such License or Permit. A true and correct copy of each such License or Permit set forth on Schedule 2.1.8 has been made available to the Buyer at least five days prior to the date of this Agreement. The Seller makes no representations or warranties in this Section 4.1.5 with respect to Taxes, Environmental Laws or applicable Laws respecting employment, employment practices, wage payment, health or safety, for which the sole representations and warranties of the Seller are set forth in Sections 4.1.7, 4.1.8, 4.1.10 and 4.1.11.
          4.1.6 Compliance with Law. Except as set forth on Schedule 4.1.6, the Seller is and has been in compliance in all material respects with all, and to the Knowledge of the Seller is not under investigation with respect to and has not been threatened to be charged with or given notice of any material violation of, any applicable Laws, Licenses or Permits related to the ownership and operation of the Assets or the Business. The Seller makes no representations or warranties in this Section 4.1.6 with respect to Taxes, Environmental Laws or applicable Laws respecting employment, employment practices, wage payment, health or safety, for which the sole representations and warranties of the Seller are set forth in Sections 4.1.7, 4.1.8, 4.1.10 and 4.1.11.
          4.1.7 Tax Matters.
               4.1.7.1 The Seller has filed, or will duly and timely file, all Tax Returns which are or will be due and required to be filed on or before the Closing Date in connection with its ownership and operations of the Assets, and tax liabilities and all other information reported in such Tax Returns are or shall be correct and complete in all material respects;
               4.1.7.2 All Taxes, other than current-year Oklahoma personal property Taxes, shown to be payable on the Tax Returns referred to in this Section 4.1.7 have been or will be timely paid prior to the Closing Date, and no Taxes, other than current-year Oklahoma personal property Taxes, are payable by the Seller in connection with the Seller’s ownership of the Assets and the operation thereof, for or with respect to the periods covered by such Tax Returns;
               4.1.7.3 All current-year Oklahoma personal property Taxes shown to be due and payable prior to the Closing Date have been or will be timely paid;
               4.1.7.4 All Taxes, assessments, reassessments, and all other similar governmental charges, penalties, interest and fines in connection with the Seller’s ownership and operations of the Assets and imposed upon other persons or entities, but which are collected by the Seller on behalf of any Taxing Authority or other Governmental Authority on or before the Closing Date, have been or will be paid when due;
               4.1.7.5 All Taxes, assessments, reassessments and all other similar governmental charges in connection with the Seller’s ownership of the Assets and due and payable by the Seller on or before the Closing Date shall have been paid by the Seller on or before the Closing Date except for any such charges set forth on Schedule 4.1.7.5 for which the Seller has decided to contest in good faith and for which it has taken appropriate procedural actions to preserve its rights;
               4.1.7.6 The Seller has not with respect to the Assets or the Business, extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax;
               4.1.7.7 Except as set forth on Schedule 4.1.7.7 there are no audits, claims, assessments, levies, administrative proceedings, or lawsuits pending, or to the Knowledge of the Seller, threatened against the Seller with respect to the ownership and operation of the Assets or the Business by any Taxing Authority, and no Taxing Authority in which the Seller does not file Tax Returns has raised any issue or made any inquiries suggesting that such Taxing Authority may believe that the Seller is required to file Tax Returns in such jurisdiction;
               4.1.7.8 There are no liens for Taxes (other than for current Taxes not yet due or payable) upon the Assets;
               4.1.7.9 All of the Assets that are subject to property Tax have been properly listed and described on the property Tax rolls of the appropriate taxing jurisdiction for all periods prior to Closing and no portion of the Assets constitutes omitted property for property Tax purposes; and
               4.1.7.10 Seller has no unsettled Oklahoma tax claims under 68 O.S. § 1364(H) (2008 Supp.) of the Oklahoma Statutes that would impair Buyer’s ability to obtain an Oklahoma sales tax permit and an Oklahoma manufacturer’s exemption permit.
          4.1.8 Environmental Matters. The representations and warranties contained in this Section 4.1.8 are the sole and exclusive representations and warranties of the Seller pertaining or relating to matters arising under or with respect to Environmental Laws, except as disclosed or referenced on Schedule 4.1.8:
               4.1.8.1 The Seller’s ownership of the Assets and operation of the Business as presently owned and operated are in compliance in all material respects with all applicable Environmental Laws and all Environmental Permits.
               4.1.8.2 The Seller has obtained all required material Environmental Permits, and all such material Environmental Permits are valid and in full force and effect and are set forth on Schedule 2.1.8.
               4.1.8.3 The Seller is not party to any outstanding order, injunction, judgment, decree or ruling that arose from the Seller’s operation of the Business or ownership of the Assets and relates to (i) the Seller’s compliance with Environmental Laws, (ii) Remedial Work required to be performed by the Seller, or (iii) any Release of Hazardous Substances or presence of Hazardous Substances.
               4.1.8.4 The Seller has not received any written communication alleging that, with respect to the Seller’s operation of the Business or ownership of the Assets, the Seller may be in violation of any Environmental Law or may have any liability under any Environmental Law.
               4.1.8.5 There is no investigation by a Governmental Authority of the Business or the Assets, pending or threatened in writing, that would reasonably be expected to result in the imposition of any material liability pursuant to any Environmental Law.
               4.1.8.6 There are no imminent material restrictions on the ownership, occupancy, use, or transferability of the Owned Real Property, the Leased Real Property or the Easements arising under any Environmental Law.

          4.1.9 Litigation. Except as set forth on Schedule 4.1.9, there are no actions, suits, claims, demands, proceedings, arbitrations, grievances, citations, summons, subpoenas, or to the Seller’s Knowledge any inquiry or investigation of any nature, including civil, criminal, regulatory or otherwise, in law or equity, pending or, to the Seller’s Knowledge, threatened against the Seller (or its Affiliates) relating to the Assets or the Business and there are no judgments outstanding against the Seller relating to the Assets or the Business. There is no condemnation proceeding pending with service of process made on the Seller (or its Affiliates) or, to the Seller’s Knowledge, threatened or pending without service of process made on the Seller (or its Affiliates), against any of the Owned Real Property, Leased Real Property, Easements or Transferred Pipeline Rights.
          4.1.10 Employee Matters. Except as set forth on Schedule 4.1.10(A)-(D), the Seller is and has been in compliance in all material respects with all, and to the Knowledge of the Seller, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of any, applicable Laws pertaining to labor and employment and related to the ownership and operation of the Assets or the Business, including but not limited to employment practices, terms and conditions of employment, payment of compensation, contracts of employment, collective bargaining, non-discrimination and affirmative action, plant closing and mass layoff, family and medical leave, immigration, health and safety, wages and hours, payment of unemployment benefits and taxes and workers’ compensation, and including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, as amended, the Fair Labor Standards Act, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, the National Labor Relations Act and the Code. Since January 1, 2005, there has not been any strike, work stoppage or slow-down with respect to the Current Employees. Except as set forth on Schedule 4.1.10(A), as of the date of this Agreement, neither the Seller nor its Affiliates are a party to, nor are they currently negotiating, any collective bargaining or other agreement with any union or other association of employees relating to the Business, and should any such action occur between the date of this Agreement and the Closing, the Seller or its Affiliates will notify the Buyer of such action as soon as practicable. Except as set forth on Schedule 4.1.10(A), since January 1, 2005 no labor union or employee organization has been certified or recognized as the collective bargaining representative of the Current Employees. As of the date of this Agreement, to the Seller’s or its Affiliates’ Knowledge, there are no union organizational campaigns or representation proceedings under way or threatened with respect to the Current Employees, and should any such events occur or be threatened between the date of this Agreement and the Closing, the Seller or its Affiliates will notify the Buyer of such events as soon as practicable. Except as set forth on Schedule 4.1.10(B), none of the current or past employees of the Seller or its Affiliates engaged in the Business has a pending or, to the Seller’s or its Affiliates’ Knowledge, threatened claim against the Seller or its Affiliates. Except as set forth on Schedule 4.1.10(B), neither the Seller nor its Affiliates have pending against them related to the Assets or the Business any unfair labor practice charges, other administrative charges, claims, grievances, actions, proceedings or lawsuits before any court, governmental agency, regulatory body or arbiter arising under any federal, state or local Law governing employment. Except as set forth on Schedule 4.1.10(C), the Seller has no express or implied or written or oral Contracts of employment with any of the Current Employees. Within the ninety days preceding the Effective Date, Seller has not transferred or reassigned any employee from the Facility except as noted in

Schedule 4.1.10(D). The Sunoco, Inc. Involuntary Termination Plan provides for a minimum severance period of two weeks and a maximum severance period of fifty-two weeks as of the Effective Date.
          4.1.11 Compensation and Employee Benefits.
               4.1.11.1 There are no Liabilities pursuant to Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) with respect to the termination of any plan, or any “withdrawal liability” with respect to any multiemployer plan as defined in Section 3(37) of ERISA, that would be imposed on the Seller or any of its Affiliates, any member of the Business, or the Buyer or any of its Affiliates.
               4.1.11.2 No material plan, program, or arrangement relating to compensation or employee benefits for employees of any of the Seller or its Affiliates currently providing services related to or in connection with the Business (each a “Seller Plan”) is a “multiemployer plan” as defined in Section 3(37) of ERISA. Each Seller Plan which is intended to be qualified under Section 401(a) of the Code is and at all times has been so qualified, and the Seller has no Knowledge of any fact which would adversely affect in a material manner the qualified status of any such plan. The Internal Revenue Service has issued a favorable determination letter with respect to each Seller Plan intended to be qualified under Section 401(a) of the Code, and has not revoked, or to the Seller’s Knowledge threatened to revoke, that determination letter, or the Seller has submitted such plan to the Internal Revenue Service for a determination and the Seller expects such a letter to be issued.
          4.1.12 Intellectual Property. Except as set forth on Schedule 4.1.12(A) and any Intellectual Property used in connection with the Seller’s provision of services under the Transition Services Agreement, to the Knowledge of the Seller, the Owned Intellectual Property described on Schedule 2.1.12.1 and the Licensed Intellectual Property described on Schedule 2.1.12.1 constitute all of the material Intellectual Property used by the Seller with respect to the operation of the Assets or the conduct of the Business. Except as disclosed on Schedule 4.1.12(B), the Seller does not have Knowledge of any claim that the Owned Intellectual Property or Licensed Intellectual Property or the ownership and operation of the Assets or the conduct of the Business infringes any Intellectual Property of any other Person or any registered or unregistered trademarks, service marks, logos, brand names, trade names, other names or slogans embodying business or product goodwill of any other Person. Schedule 2.1.12.1 is a complete and accurate list of all Owned Intellectual Property. Schedule 2.1.12.1 is a complete and accurate list of all Licensed Intellectual Property. Except as expressly set forth in Schedule 2.1.12.1, all Licensed Intellectual Property in Schedule 2.1.12.1 is freely assignable to the Buyer at no cost to the Buyer.
          4.1.13 Absence of Certain Changes. Except as contemplated by this Agreement, the Business has been conducted in the Ordinary Course of Business since December 31, 2008, and during that time, there has not been any change, event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 4.1.13, since the Balance Sheet Date the Seller has not taken any action that would, if such action were taken after the Effective Date, require the prior written consent of the Buyer pursuant to Section 5.3.1.
          4.1.14 Ownership of the Idle Assets. Notwithstanding anything to the contrary contained in this ARTICLE 4 and in this Agreement, the representations and warranties contained in this Section 4.1.14 are the sole and exclusive representations and warranties of the Seller pertaining to the Idle Assets and all references to the Assets in each of Sections 4.1.1.1 through 4.1.13 shall be deemed to exclude the Idle Assets. Except for Permitted Encumbrances, the Seller has good and marketable title to all of the Idle Assets, and such title to the Idle Assets will be transferred at the Closing to the Buyer free and clear of all Encumbrances, except for Permitted Encumbrances. Regarding the Idle Assets, the Seller makes no representations or warranties of any kind (except as to the foregoing representation and warranty regarding title), expressed or implied, including but not limited to representations and warranties related to merchantability, condition or fitness for purpose. All such representations and warranties are hereby expressly disclaimed by the Seller. The Buyer acknowledges and agrees that the Seller is selling and conveying and the Buyer is purchasing and accepting the Idle Assets strictly on an “as is, where is” basis.
          4.1.15 Affiliate Transactions. Except as set forth on Schedule 4.1.15, the Seller is not currently a party to any Contract with any Affiliate of the Seller or Sunoco Logistics Partners L.P. that provides for the purchase or sale of goods to or from, or the provision of services to or from, the Business.
          4.1.16 Suppliers. Schedule 4.1.16 sets for a complete and accurate list of the 20 largest suppliers of materials, products or services to the Seller and its Affiliates in connection with the Business (measured by the aggregate amount purchased from all such suppliers) during each of the last two fiscal years and the period from January 1, 2009 through the last day of the month immediately preceding the date of the Agreement. The relationships of the Seller and its Affiliates with the suppliers listed on Schedule 4.1.16 are good commercial working relationships and none of such suppliers has cancelled or terminated or otherwise materially altered (excluding increases in the prices charged for supplies, materials, products or services) such arrangements, notified the Seller or any of its Affiliates of any intention to do any of the foregoing, or otherwise threatened to cancel, terminate or seek to materially alter its relationship with the Seller its Affiliates.
          4.1.17 Customers. Schedule 4.1.17 sets forth separately for each of the lubricants business on the one hand and the remaining parts of the Business on the other hand (i) the names and addresses of the 20 largest customers measured by the aggregate amount of products, goods and services ordered and purchased from the Seller during each of the last two fiscal years and the period from January 1, 2009 through the last day of the month immediately preceding the date of the Agreement (collectively, the “Customers”) and (ii) the amount for which each Customer was invoiced during such period. Except as set forth on Schedule 4.1.17, the Seller has not received any written or oral notice that any such Customer has ceased, or will cease, to purchase those types of products included in current and active programs for such Customer.

          4.1.18 Insurance. Since January 1, 2006, the Seller has insured the Assets and been insured against such risks as entities engaged in businesses similar to the Business would, in accordance with good practice, customarily be insured. Schedule 4.1.18(A) sets forth an accurate summary of all fire, general liability, theft, and other forms of insurance (including insurance relating to railcars and business conducted with railroads) and all fidelity bonds held by or applicable to the Seller and the Assets. Since January 1, 2006, the Seller has neither failed to give any required notice relating to any event affecting the Assets nor delivered inaccurate or erroneous notice or information relating to such an event, which, in any such case, has limited or impaired the rights of the Seller under any such insurance policies. Excluding insurance policies that have expired and have been replaced in the ordinary course of business, no insurance policy held by or applicable to the Seller or the Assets or the Business has been cancelled within the last two years prior to the date hereof. Schedule 4.1.18(B) contains an accurate and complete list of (i) all outstanding claims under insurance policies of the Seller relating to the Assets and the Business, (ii) all claims, whether outstanding or not, made under such insurance policies since January 1, 2006, and (iii) all material casualties that have occurred in connection with the Assets or the Business since January 1, 2006.
          4.1.19 Absence of Certain Business Practices. Neither the Seller nor any officer, employee or agent of the Seller, nor any other Person acting on its behalf, has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, government employee or other Person who is or may be in a position to help or hinder the operation of the Assets (or to assist the Seller in connection with any actual or proposed transaction) which (1) might subject the Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (2) if not given in the past, might have had a Material Adverse Effect on the Assets or its operation of the Assets or the Business, or (3) if not continued in the future, might materially adversely affect the Assets or Business.
          4.1.20 Pipelines. Schedule 4.1.20 contains a true, complete and accurate list of all pipelines serving (by either carrying products to or from) the Facilities.
          4.1.21 Financial Statements.
               4.1.21.1 Attached as Schedule 4.1.21 are true and complete copies of the balance sheet for the Assets and the Business as of December 31, 2007 and December 31, 2008 and the related statements of operations and cash flow for the years ended December 31, 2007 and December 31, 2008, audited for 2007 and unaudited for 2008 (collectively, the “Facility Financial Statements”). Except as disclosed in the footnotes to the Facility Financial Statements, the Facility Financial Statements, including the related notes and schedules, have been prepared from the books and records of the Seller relating to the Assets and the Business and present fairly in all material respects the financial position and results of operations of the Business as of the dates of such statements in conformity with United States generally accepted accounting principles applied on a basis consistent with preceding years and throughout the periods involved. The Facility Financial Statements do not contain any items of a special or nonrecurring nature except as expressly stated therein.
               4.1.21.2 Except as set forth in Schedule 4.1.21, there is no material liability or obligation of any kind, whether accrued, absolute, fixed, contingent, or otherwise,

relating to the Assets and the Business that is not reflected or reserved against in the balance sheet dated December 31, 2008, other than (i) current liabilities incurred in the Ordinary Course of Business in a manner consistent with past practice since December 31, 2008 (the “Balance Sheet Date”), or (ii) any such liabilities or obligations which would not be required to be presented in financial statements or the notes thereto prepared in conformity with United States generally accepted accounting principles applied, in a manner consistent with past practice, in the preparation of the Facility Financial Statements.
          4.1.22 Customer Security Arrangements. Schedule 4.1.22 hereto identifies all Customer Security Arrangements, and specifically identifies any Customer Security Arrangements that are not transferable.
          4.1.23 Seller Security Arrangements. Schedule 4.1.23 hereto identifies all Seller Security Arrangements.
          4.1.24 Limitations of Representations and Warranties. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT OR ANY DOCUMENT DELIVERED BY THE SELLER IN CONNECTION WITH THIS AGREEMENT, IT IS THE EXPLICIT INTENT AND UNDERSTANDING OF EACH PARTY HERETO THAT THE SELLER IS NOT MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, BEYOND THOSE REPRESENTATIONS OR WARRANTIES EXPRESSLY MADE BY IT IN THIS AGREEMENT, THE SPECIAL WARRANTY DEED(S) DELIVERED PURSUANT TO SECTION 2.9.1.2, THE CERTIFICATES DELIVERED PURSUANT TO SECTION 2.9.1 OR ANY OTHER CERTIFICATE OR DOCUMENT DELIVERED AT THE CLOSING. IT IS UNDERSTOOD THAT, EXCEPT TO THE EXTENT COVERED BY A REPRESENTATION OR WARRANTY EXPRESSLY MADE HEREIN OR IN THE SPECIAL WARRANTY DEED(S) DELIVERED PURSUANT TO SECTION 2.9.1.2, THE CERTIFICATES DELIVERED PURSUANT TO SECTION 2.9.1 OR ANY OTHER CERTIFICATE OR DOCUMENT DELIVERED AT THE CLOSING AND WITHOUT LIMITING SUCH EXPRESS REPRESENTATIONS AND WARRANTIES, AND SUBJECT TO THE OBLIGATIONS OF THE SELLER UNDER THIS AGREEMENT OR ANY OTHER CERTIFICATE OR DOCUMENT DELIVERED AT THE CLOSING, THE BUYER TAKES THE ASSETS “AS IS” AND “WHERE IS” AND “WITH ALL FAULTS.” WITHOUT LIMITING THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE OR ANY REPRESENTATIONS OR WARRANTIES EXPRESSLY MADE BY THE SELLER IN THIS AGREEMENT, THE SPECIAL WARRANTY DEED(S) DELIVERED PURSUANT TO SECTION 2.9.1.2, THE CERTIFICATES DELIVERED PURSUANT TO SECTION 2.9.1, OR THE OTHER DOCUMENTS DELIVERED BY THE SELLER IN CONNECTION WITH THE CLOSING, THE SELLER HEREBY (I) EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO (A) THE CONDITION, USEFULNESS OR ADEQUACY OF THE ASSETS OR THE OWNED INTELLECTUAL PROPERTY AND LICENSED INTELLECTUAL PROPERTY (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), OR (B) THE ACCURACY, SPECIFICATIONS, QUALITY, FITNESS,

MERCHANTABILITY, REPRODUCIBILITY OR CORRECTNESS OF DATA, PRODUCTS OR RESULTS OF ANY INTELLECTUAL PROPERTY; AND (II) NEGATES ANY RIGHTS OF THE BUYER UNDER STATUTES TO CLAIM DIMINUTION OF CONSIDERATION AND ANY CLAIMS BY THE BUYER FOR DAMAGES BECAUSE OF LATENT VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN, IT BEING THE INTENTION OF THE SELLER AND THE BUYER THAT, SUBJECT TO THE TERMS OF THIS AGREEMENT, THE ASSETS ARE TO BE ACCEPTED BY THE BUYER IN THEIR CONDITION AND STATE OF REPAIR AS OF THE DATE OF THIS AGREEMENT.
          4.1.25 WITHOUT LIMITING ANY REPRESENTATIONS OR WARRANTIES EXPRESSLY MADE BY THE SELLER IN THIS AGREEMENT, AND SUBJECT TO THE OBLIGATIONS OF THE SELLER UNDER THIS AGREEMENT AND THE OTHER EXPRESS TERMS AND PROVISIONS OF THIS AGREEMENT, THE CERTIFICATES DELIVERED PURSUANT TO SECTION 2.9.1, OR THE OTHER DOCUMENTS DELIVERED BY THE SELLER IN CONNECTION WITH THE CLOSING, THE SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO ANY ENVIRONMENTAL CONDITIONS, ENVIRONMENTAL LIABILITIES OR OTHER ENVIRONMENTAL MATTERS, INCLUDING WITH RESPECT TO THE PRESENCE OR ABSENCE OF ANY HAZARDOUS SUBSTANCES AT, IN, ON OR UNDER, OR DISPOSED OF OR DISCHARGED OR RELEASED FROM, THE ASSETS. FURTHERMORE, WITHOUT LIMITING ANY REPRESENTATIONS OR WARRANTIES EXPRESSLY GIVEN BY THE SELLER IN THIS AGREEMENT OR ANY DOCUMENT DELIVERED BY THE SELLER IN CONNECTION WITH THE CLOSING, THE SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF THE INFORMATION, RECORDS, DATA AND INTERPRETATIONS NOW, HERETOFORE OR HEREAFTER MADE AVAILABLE TO THE BUYER IN CONNECTION WITH THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY DESCRIPTION OF THE ASSETS, PRICING ASSUMPTIONS, POTENTIAL FOR PROFITS, PROJECTED COSTS, AND ANY ACQUIRED OR LICENSED DATA, ANY ENVIRONMENTAL INFORMATION, OR ANY OTHER INFORMATION OR MATERIAL INCLUDED IN THE DATA ROOM OR OTHERWISE FURNISHED TO THE BUYER BY THE SELLER, ANY AFFILIATE OF THE SELLER OR ANY DIRECTOR, OFFICER, SHAREHOLDER, EMPLOYEE, COUNSEL, AGENT OR ADVISOR OF THE SELLER OR ANY AFFILIATE OF THE SELLER.
ARTICLE 5
PRE-CLOSING COVENANTS
     Section 5.1 Satisfaction of Conditions Precedent. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, each Party will use commercially reasonable efforts to take all action (or refrain from taking any action within its control) and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement including the satisfaction of the conditions precedent set forth in ARTICLE 7; provided, however, that the foregoing shall not require or cause any Party to waive any right it may have under other provisions of this Agreement.
     Section 5.2 Notices and Consents.
          5.2.1 Promptly following the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, the Seller will give any notices to Third Parties, and will use commercially reasonable efforts to obtain the Third Party consents, required under any Assigned Contract in connection with the consummation of the transactions contemplated by this Agreement, or otherwise required to prevent a Material Adverse Effect from occurring prior to or after the Closing. Each of the Parties will promptly give any notices to, make any filings with, and use all commercially reasonable efforts to obtain any authorizations, consents, and approvals of Governmental Authorities, including consents to, or approval of, the assignment or transfer of the Licenses and Permits. Each Party hereto shall (i) make the filings required of it or any of its Affiliates under the HSR Act and any other applicable antitrust or competition laws outside the United States in connection with this Agreement and the transactions contemplated hereby no later than the tenth (10th) Business Day following the date hereof, (ii) comply at the earliest practicable date and after consultation with the other Party hereto with any request for additional information or documentary material received by it or any of its Affiliates from the FTC or the Antitrust Division, (iii) reasonably cooperate with one another in connection with any filing under the HSR Act (including by providing copies of all such documents to the nonfiling Party and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement initiated by the FTC, the Antitrust Division or any other Governmental Authority, and (iv) refrain from making any “early-termination request” in connection with the filings required by it or any of its Affiliates under the HSR Act. Notwithstanding anything in this Agreement to the contrary, in no event shall the Buyer or any of its Affiliates be required, in connection with any demand therefore by any Governmental Authority or otherwise, to agree or commit to (i) divest, hold separate, offer for sale, abandon, limit its operation of or take similar action with respect to any assets (tangible or intangible) or any business interest of any of them, or (ii) any restrictions or actions that after the Closing Date would limit the freedom of the Business or the Buyer’s businesses, product lines or assets. Each Party hereto shall promptly inform the other parties of any material communication made to, or received by such Party from, the FTC, the Antitrust Division or any other Governmental Authority regarding any of the transactions contemplated hereby. The Buyer and the Seller shall each bear the costs and expenses of their respective filings; provided that the Buyer and the Seller shall each pay 50% of the filing fee under the HSR Act.
          5.2.2 The Buyer and the Seller shall each give prompt written notice to the other of the receipt of any written or oral notice or other written or oral communication (or a site visit) from (i) any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (ii) any Governmental Authority notifying such Party that it may seek to delay or impede the ability of either the Buyer or the Seller, respectively, to consummate the transactions contemplated by this Agreement or to fulfill their respective obligations set forth herein, (iii) any Governmental Authority or other Person regarding the initiation or threat of initiation of any claims, actions, suits, proceedings, arbitrations or investigations against, relating to, or involving or otherwise affecting the Business, the Assets, the Buyer or the Seller (provided, however, that with respect to the initiation or threat of initiation of any claims or other actions against the Buyer or the Seller by any Person other than a Governmental Authority, only claims or actions that relate to the consummation of the transactions contemplated hereby need be disclosed to the other Party) or (iv) any Person regarding the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be reasonably likely to cause any condition to the obligations of the other party to consummate the transactions contemplated hereby not to be satisfied.
          5.2.3 The Buyer and the Seller each agree to cooperate and to use commercially reasonable efforts to vigorously contest and to resist any action, including legislative, administrative or judicial action, and to have vacated lifted, reversed or overturned any order (whether temporary, preliminary or permanent) of any court or other Governmental Authority that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement, including the vigorous pursuit of all available avenues of administrative and judicial appeal and all available legislative action; provided, however, that in no event shall the Buyer or any of its Affiliates be required, in connection with any demand therefore by any Governmental Authority or otherwise, to agree or commit to (i) divest, hold separate, offer for sale, abandon, limit its operation of or take similar action with respect to any assets (tangible or intangible) or any business interest of any of them, or (ii) any restrictions or actions that after the Closing Date would limit the freedom of the Business or the Buyer’s businesses, product lines or assets.
     Section 5.3 Operation of Business.
          5.3.1 With the exception of the Seller’s express right to conduct the Hardship Waiver Compliance Activities pursuant to Section 6.9.3, from the date of this Agreement until the earlier of the Closing or the termination of this Agreement, the Seller will operate and maintain the Assets and the Business in the Ordinary Course of Business (including routine maintenance and routine preventive maintenance, and capital expenditures and projects that are in the Seller’s capital budget for such period) and in compliance, in all material respects, with Laws and will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), except as expressly contemplated by this Agreement or Schedule 5.3. Without limiting the generality of the foregoing, the Seller will not, and will not cause, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned) or except as expressly contemplated by this Agreement or as set forth in Schedule 5.3, with respect to the Assets or the Business:
               5.3.1.1 offer, sell, lease, transfer or otherwise dispose of, or grant any right or Encumbrance except Permitted Encumbrances with respect to, any Asset, other than sales of goods or services in the Ordinary Course of Business, or enter into a Contract outside the Ordinary Course of Business with respect to any matter set forth in this Section 5.3, provided Encumbrances against any of the Assets may be paid or bonded;
               5.3.1.2 amend in any material respect, materially modify or terminate any Assigned Contract except in the Ordinary Course of Business;

               5.3.1.3 enter into any new Contract associated with the Business or the Assets except in the Ordinary Course of Business;
               5.3.1.4 enter into any settlement of any pending or threatened litigation or claim, or enter into any amendment of any existing settlement agreement, to the extent such settlement or amendment will materially interfere with or impose material additional cost in connection with the Buyer’s ownership or operation of the Assets or the Business from and after the Closing; provided that the provisions of Sections 6.9 and 6.11 shall control in those instances expressly addressed in Sections 6.9 and 6.11;
               5.3.1.5 consent to the entry of (or amendment to) any decree, judgment or order by any Governmental Authority, or enter into (or amend) any other agreements with any Governmental Authority, to the extent such decree, judgment, order or agreement (or amendment) will materially interfere with or impose material additional costs in connection with the Buyer’s ownership or operation of the Assets or the Business from and after the Closing; provided that the provisions of Sections 6.9 and 6.11 shall control in those instances expressly addressed in Sections 6.9 and 6.11;
               5.3.1.6 grant any increase in compensation, commission, bonus or other direct or indirect remuneration payable to any employee or hire any new employee other than to fill a vacancy in an existing position with a Person to be paid no more, directly or indirectly, than then Person vacating such position;
               5.3.1.7 fail to maintain the Facilities in the Ordinary Course of Business;
               5.3.1.8 fail to maintain insurance on the Assets at levels equal to or superior to existing insurance including with respect to coverage, deductibles or any other material term;
               5.3.1.9 fail to maintain levels of catalysts, supplies and spare parts at levels consistent with past practices and the Ordinary Course of Business; or
               5.3.1.10 commit in any manner to any of the transactions contemplated by the foregoing Sections 5.3.1.1 through 5.3.1.9.
Notwithstanding the foregoing and without requiring the consent of the Buyer, the Seller may, in its sole discretion, engage in and undertake any and all activities necessary to prevent or minimize injury to persons or damage to property or the Facilities in the case of an emergency and/or to address, prevent or minimize a health, environmental or safety concern involving the Assets, the Facilities or the Business.
          5.3.2 The Seller agrees to and shall cause its Affiliates to use commercially reasonable efforts to preserve intact the Assets, the Business and its relationships with employees, agents, lessors, suppliers, customers and others having business dealings with the Business.
     Section 5.4 Access to Information.

          5.4.1 The Seller will permit Representatives of the Buyer to have reasonable access at all reasonable times, and in a manner so as not to unreasonably disrupt the normal business operations of the Seller, to all premises (including to conduct a survey of the real property), properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Assets or the Business. Notwithstanding the preceding sentence to the contrary, nothing in this Agreement shall be construed to permit the Buyer or its Representatives to have access to any files, records, contracts or documents of the Seller or any its Affiliates relating to (a) the Seller’s or its Affiliate’s inter-company or intra-company feedstock and product pricing information, internal transfer prices, hedging activity records and Hydrocarbon Inventory valuation procedures and records, (b) the negotiation of this Agreement, (c) particular terms of any Contracts to the extent that disclosure of such terms, in the reasonable judgment of the Seller, could risk violating any antitrust or similar Law, or (d) employment and medical records of Current Employees including personnel, disciplinary and safety files; provided, however, Buyer shall have access to contracts relating to Current Employees and Leased Personnel. Subject to applicable Law, the Seller shall use commercially reasonable efforts to furnish, or cause to be furnished to, the Buyer and its Representatives all data and information concerning the Business and the Assets which may be reasonably requested by the Buyer and its Representatives (including without limitation experience rating information and insurance claims history, marketing fee, branding and promotional agreements and arrangements, all contracts relating to Leased Personnel and Current Employees) and shall use commercially reasonable efforts to make available, or cause to be made available, such personnel of the Seller and its Affiliates as may be reasonably requested for the furnishing of such data and information. From the Effective Date through the Closing Date or termination of this Agreement, the Buyer may have a representative on-site at the Tulsa Refinery to consult with the manager of the Tulsa refinery regarding transition planning; provided, however, that nothing in this Section 5.4.1 will affect the Tulsa manager’s independent control and authority over the operation of, and decisions regarding, the Business and the Assets. Any information obtained by the Buyer or its employees, Representatives, consultants, attorneys, agents, lenders and other advisors under this Section 5.4.1 shall be subject to the confidentiality and use restrictions contained in the Confidentiality Agreement.
          5.4.2 All “due diligence” activities of the Buyer shall be conducted in accordance with applicable Laws and the Buyer shall indemnify the Seller and its Affiliates from and against all damages, losses and liabilities to the extent incurred as a result of the acts or omissions of the Buyer’s Representatives in connection with such “due diligence” activities. During the period prior to Closing, in no event shall the Buyer or its Affiliates or their respective officers, directors, employees, counsel, financial advisors or other Representatives be permitted to conduct Phase II environmental assessments or any other sampling or testing of soil and/or groundwater or surface water at, or under, any real property associated with the Assets, without the prior written consent of the Seller.
     Section 5.5 Transfer of Warranties. With respect to the unexpired warranties referenced in Section 2.1.10, the Seller will promptly give notice to the appropriate parties of the transactions contemplated by this Agreement and will use commercially reasonable efforts to obtain any authorizations, consents, and approvals required or necessary for the assignment or transfer of such warranties to the Buyer at the Closing.

     Section 5.6 Maintenance and Transfer of Prepayments. The Seller shall maintain the Prepayments and, except for actions taken in the Ordinary Course of Business, shall not reduce, draw down on, deplete or diminish the amount of any Prepayment. The Seller shall use commercially reasonable efforts to cause the Prepayments to be transferred or assigned to the Buyer at the Closing. Appropriate prorations shall be made under Section 2.7 to reflect any failure of any Prepayment to be transferred or assigned to the Buyer at the Closing.
     Section 5.7 Contact with Customers and Vendors. Without the prior written consent of the Seller (which consent shall not be unreasonably withheld, delayed or conditioned), the Buyer and its Affiliates shall not, prior to the Closing Date, contact any customer, vendor, supplier or employee of, or any other Person having business dealings with, the Seller with respect to the Business or with respect to any aspect of the transactions contemplated under this Agreement; provided that the Seller and the Buyer shall cooperate in contacting, prior to the Closing Date, customers and suppliers of the Business as is reasonably necessary for the purposes of transferring or establishing credit and related security arrangements..
     Section 5.8 Required SEC Financial Statements. The Seller shall cause to be prepared and delivered to the Buyer financial statements for the Assets and the Business (including in the case of audited financial statements, the opinion of a nationally recognized independent certified public accountant) in such form and covering such periods as may be required by applicable securities Laws to be filed by the Buyer or its Affiliates with the SEC as a result of or in connection with the transactions contemplated by this Agreement (collectively, the “Financial Statements”). Such Financial Statements shall be delivered by the Seller as soon as practicable; provided, however, that any Financial Statements in respect of which the Buyer notifies the Seller in writing at or prior to the Closing will be required to be filed by the Buyer pursuant to Items 2.01 and 9.01 of Form 8-K shall be delivered to the Buyer no later than 65 days following the Closing Date, and, further provided that, if Buyer requests, in writing, audited financial statements from Seller, Seller will, as soon as reasonably practicable, prepare and deliver, at Buyer’s expense, the requested audited financial statements to Buyer. The Seller shall provide the Buyer and its Representatives full access to the Seller’s personnel and books and records to the extent necessary to enable the Buyer and its Representatives to review the Financial Statements or prepare such additional financial statements as the Buyer may reasonably require. Any out-of-pocket costs incurred in connection with the preparation of the Financial Statements shall be borne by the Buyer.
     Section 5.9 Amendment of Schedules. From time to time prior to the Closing, each Party shall, as soon as practicable and, in any event, within five (5) Business Days (or as promptly as practicable prior to the Closing if less than five (5) Business Days remain prior to the Closing), after becoming aware of any matter existing on or before the date hereof which was required to be set forth or described in the schedules applicable to such Party or any matter existing or occurring following the date hereof which, if existing or known at or before the date hereof, would have been required to be set forth or described in the schedules applicable to such Party, deliver to the other Party a supplement or update to the appropriate schedules (along with a marked copy of such applicable schedules reflecting such supplements or updates, if practicable):

          (a) to add to, or correct, any information in such schedules to the extent relating to any matter of which such Party has become aware existing or occurring on or prior to the date hereof which should have been set forth or described in such schedules; provided that, no such supplement or update shall cure any misrepresentation or breach of warranty for purposes of this Agreement including for purposes of satisfying the conditions set forth in ARTICLE 7 or for purposes of the other Party’s right to indemnification as provided in ARTICLE 8; and
          (b) to add to, or correct, any information in such schedules to reflect any matter of which such Party has become aware arising after the date hereof, which, if existing or occurring at or prior to the full execution and delivery of this Agreement, would have been required to be set forth or described in such schedules so as to render such schedules true and correct in all respects (a “Subsequent Matter”). No supplement or update with respect to any Subsequent Matter shall cure any misrepresentation or breach of warranty for purposes of this Agreement including for purposes of satisfying the conditions set forth in ARTICLE 7; provided that, if the Closing occurs, each Party shall be deemed to have waived any right to indemnification pursuant to ARTICLE 8 with respect to any so disclosed Subsequent Matter.
As used in this Section 5.9, “awareness” of a Party shall mean the actual knowledge of those individuals listed on Schedule 1.1.A (with respect to the Seller) and Schedule 1.1.B (with respect to the Buyer) without any inquiry or investigation. For the avoidance of doubt, awareness arising after the date hereof shall not cause a representation qualified by Knowledge that is true and correct on the date hereof to cease to be so true and correct as of the date hereof.
     Section 5.10 Cooperation with Lender. In connection with the Buyer’s financing of the transactions contemplated by this Agreement, the Seller agrees to cooperate with the Buyer’s lenders, in a commercially reasonable manner, as necessary for such lenders’ review and evaluation of the Assets, the Business and this Agreement.
     Section 5.11 FCC Application. Seller will file with the Federal Communication Commission application for approval of the transfer to Buyer of the Wireless Telecommunications Bureau authorizations listed on Schedule 2.1.8.
ARTICLE 6
OTHER COVENANTS
     Section 6.1 Further Actions. From time to time, as and when reasonably requested by any Party, each Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further actions which are consistent with, and customary and necessary for, the consummation of the transactions contemplated by this Agreement. In furtherance of the foregoing, to the extent practicable, the Seller will reasonably cooperate with the Buyer’s efforts to succeed to the Seller’s pipeline or rack history regarding shipments from the Tulsa Refinery through the Magellan terminals. In addition, the Seller will reasonably cooperate with the Buyer’s efforts to cause the Title Company to remove coverage exceptions from the title commitments with respect to the Owned Real Property; provided that such cooperation shall not require the Seller to expend or pay any monies or otherwise assume or become subject to any Liabilities that are not otherwise contemplated hereby.
     Section 6.2 Retention of and Access to Books and Records.
          6.2.1 As promptly as practicable and in any event before ten (10) days after the Closing Date, the Seller will deliver or cause to be delivered to the Buyer the Books and Records that are in the possession or control of the Seller or its Affiliates which are not stored at the Facilities. All Books and Records that are located at the Facilities shall remain at the Facilities and shall be delivered to the Buyer at the Closing. The Buyer agrees to hold and maintain the Books and Records so that they may be reasonably retrievable and not to destroy or dispose of any portion thereof for a period that is consistent with Buyer’s document retention policies as in effect from time to time or such longer time as may be required by Law, provided that, if it desires to destroy or dispose of such Books and Records during such period, it will first offer in writing at least sixty (60) days before such destruction or disposition to surrender them to the Seller, and if the Seller does not accept such offer within twenty (20) days after receipt of such offer, the Buyer may take such action.
          6.2.2 The Buyer agrees to afford the Seller and its Affiliates and their respective accountants and counsel, during normal business hours, upon reasonable request, at a mutually agreeable time, full access to and the right to make copies of the Books and Records at no cost to the Seller or its Affiliates (other than for reasonable out-of-pocket expenses); provided that such access will not be construed to require the disclosure of Books and Records that would cause the waiver of any attorney-client, work product or like privilege; provided further that in the event of any litigation, nothing herein shall limit any Party’s rights of discovery under applicable Law. Without limiting the generality of the preceding sentence, the Buyer agrees to provide the Seller and its Affiliates reasonable access to and the right to make copies of the Books and Records after the Closing Date for the purposes of assisting the Seller and its Affiliates (a) in complying with the Seller’s obligations under this Agreement (including to comply with any indemnity obligations), (b) in preparing and delivering any accounting statements provided for under this Agreement and adjusting, prorating and settling the charges and credits provided for in this Agreement, (c) in owning or operating the Excluded Assets or Excluded Liabilities, (d) in preparing Tax returns, (e) in responding to or disputing any Tax audit, (f) in asserting, defending or otherwise dealing with any claim or dispute, known or unknown, under this Agreement or with respect to Excluded Assets or Excluded Liabilities or (g) in asserting, defending or otherwise dealing with any Third Party Claim or dispute by or against the Seller or its Affiliates relating to the Business.
          6.2.3 The Seller agrees to afford the Buyer and its Affiliates and their respective accountants and counsel, during normal business hours, upon reasonable request, at a mutually agreeable time, full access to, and the right to make copies of, any and all accounting and Tax files, books, records, Tax Returns and Tax work papers related to the Assets or the Business (“Tax Records”) at no cost to the Seller or its Affiliates (other than reasonable out-of-pocket expenses); provided that such access will not be construed to require the disclosure of such Tax Records that would cause the waiver of any attorney-client, work product or like privilege; provided further that in the event of any litigation, nothing herein shall limit any Party’s right of discovery under applicable Law.

     Section 6.3 [Intentionally Omitted].
     Section 6.4 Seller’s Name; Removal of Logos and Signs. Following the Closing, except for Buyer’s use of the Trademarks within the Territories or, as contemplated by the Trademark License, within the Trademark License Territory, the Buyer will not be entitled to adopt, use, license, or employ (a) a name, mark or domain name containing “Sunoco” or “SUN” or any variations or derivations thereof (including any logo, trademark or design containing such name) or (b) any logo, service mark, trade name or trademark which constitutes an Excluded Asset; provided, however, that nothing in the Section 6.4 prevents Buyer from creating variations or derivations of Trademarks for use within the Territories and the Trademark License Territory, as contemplated by the Trademark License, provided that the terms, marks, letters or characters added to the Trademarks do not contain or consist of “SUN.” Accordingly, as soon as reasonably practicable, but in any event within one hundred twenty (120) days after the Closing Date, the Buyer shall remove from or paint over, as appropriate, any logo, service mark, trade name or trademark indicating that such assets were owned or operated by the Seller or any of its Affiliates (including signs displaying the Seller’s or its Affiliates’ emergency contact telephone numbers or otherwise using or displaying the phrase “Sunoco” in whole or in part). As promptly as practical after the Closing, the Buyer shall post the Buyer’s emergency contact telephone numbers in place of any of the Seller’s or its Affiliates’ emergency contact telephone numbers.
     Section 6.5 Employee Matters.
          6.5.1 Current Employees. On the Effective Date, the Seller shall provide to the Buyer a list of all active employees of the Seller, other than those listed in Schedule 6.5.1(A), who are employed in the operation of the Business and located at the Facilities and the active employees of the Seller listed on Schedule 6.5.1(B) as of the Effective Date or a date no more than three business days prior to the Effective Date (the “Current Employees”), including employees who are receiving short-term disability or are on family and medical leave, military leave, or other extended leave (the “Current Employees List”). Schedule 6.5.1(A) to this Agreement is a list of the employees of the Facility, by name and job title, which the Buyer and the Seller agree will not be included on the Current Employees List and are employees Seller may retain and transfer to other jobs with the Seller. Schedule 6.5.1(A) shall not exceed ten (10) names. Schedule 6.5.1(B) to this Agreement is a list of the active employees of the Seller who are not located at the Facilities but his or her work directly supports the operation of the Business and who the Buyer and Seller have agreed will be included in the Current Employees List. The Seller shall also provide on the Effective Date, a list (the “Leased Personnel List”) of persons working at the Facilities or supporting the operations of the Business as of the Effective Date or a date no more than three business days prior to the Effective Date who are employed by a staffing company or agency (the “Leased Personnel”). The Current Employees List shall include each Current Employee’s (a) name, (b) current job title or position, (c) service dates recognized by the Seller, (d) current base salary or the base hourly rate, and (e) status (e.g., full-time, part-time, exempt, non-exempt, on leave) and if on leave, the type of leave (e.g., vacation, short-term disability or Family and Medical Leave Act (“FMLA”) leave, military leave or other leave) and if known, the expected date of the employee’s return from such leave. The Leased Personnel List shall include the name, classification or type of services and fee arrangement for each listed person. Seller agrees that it will not transfer any Current Employee from the Facility between the Effective Date and the Closing Date except as agreed by Buyer. The Seller shall provide the

Buyer with an updated Current Employees List not later than two Business Days prior to the Closing Date.
          6.5.2 Employment Offers. Following the Effective Date, the Buyer shall be permitted to interview Seller’s managers during regular business hours (in person or by telephone). At least three (3) weeks prior to the Closing Date, the Buyer shall make offers of employment, effective as of the Closing Date and contingent upon the occurrence of the Closing, to all Current Employees (for purposes of clarity, it is hereby noted that offers of employment shall not be made to any Buyer Identified Employees pursuant to Section 6.5.1) at a base salary or base wage which is at least eighty percent (80%) of the base salary or base wages provided by the Seller as of the date of this Agreement (and the Seller shall not increase wages after the execution of this Agreement except in connection with the Seller’s existing past practice of annual reviews and salary adjustments provided no such adjustment of more than 3% shall be made without the prior consent of the Buyer, which consent shall not be unreasonably withheld, delayed or conditioned). The Buyer will give each Current Employee no less than five (5) days in which to accept or reject the Buyer’s employment offer. The Buyer will provide the Seller with a list at least three (3) Business Days prior to the Closing Date, which shall contain as of that date the names of the Current Employees the Buyer made offers of employment to, a certification that the offer to each Current Employee was at least eighty percent (80%) of the Current Employee’s base salary or wage with Seller, and whether the Current Employee accepted the offer. Any Current Employee who accepts the Buyer’s offer of employment and on the Closing Date is (a) actively at work or (b) on a holiday, scheduled day off pursuant to his or her regular schedule, or a vacation authorized prior to the Closing Date by the Seller and returns to work as scheduled shall become or be deemed employed by the Buyer as of the Closing Date (the “Employment Date”). Any Current Employee who accepts the Buyer’s offer of employment and on the Closing Date is on a leave of absence or short-term disability leave consistent with the Seller’s established policies and practices which was authorized by the Seller prior to the Closing Date, including any FMLA leave or military leave, and returns to work at the end of such authorized leave, which shall not be longer than six (6) months after the Closing Date, unless applicable Law gives the Current Employee a longer period for returning to work, shall become employed by the Buyer as of the date of his or her return to work with such date being deemed the Employment Date for such employee; provided that any such Current Employee shall be required to comply with the Buyer’s return-to-work policies and practices, including, but not limited to, any requirement that the employee establish he or she is able to perform the essential functions of the position, with or without reasonable accommodation. Each Current Employee who becomes employed by the Buyer shall be referred to herein as a “Continuing Employee.” Buyer shall be entitled post-Closing to offer employment to any Dedicated Employee (as defined in the Transition Services Agreement).
          6.5.3 Retained Employees. Any Current Employee who is on long-term disability on the Closing Date and those Current Employees who are offered and do not accept employment with the Buyer or do not become employed by the Buyer shall be referred to collectively as the “Retained Employees.” The Seller or its Affiliates may retain the services of any Retained Employee except for Retained Employees who do not accept offers of employment from Buyer or terminate any such Retained Employee’s employment on or following the Closing Date. The Seller shall retain Liability and be responsible for and indemnify and hold harmless the Buyer against all salaries or wages and benefits and all other claims, costs, expenses and

Liabilities related to or arising out of the employment or termination of the Retained Employees by the Seller.
          6.5.4 Continuing Employees. The Seller will terminate its employment of each Continuing Employee effective as of the date preceding each such Continuing Employee’s Employment Date. All Continuing Employees shall become employees of the Buyer as of their Employment Date and, at such time, the Buyer shall, subject to Section 6.5.14, assume and be responsible for and indemnify and hold harmless the Seller and its Affiliates against payment of all salaries or wages and benefits and all other claims, costs, expenses and Liabilities relating to the Continuing Employees’ employment or termination with the Buyer that arise on or after their Employment Date. The Seller shall retain Liability and be responsible for and indemnify and hold harmless the Buyer against all salaries or wages and benefits and all other claims, costs, expenses and Liabilities related to or arising out of Seller’s employment decisions or practices relating to its employment or termination of the Continuing Employees prior to their Employment Date. Subject to Section 6.5.14, nothing in this Agreement shall limit the right of the Buyer to terminate the employment of any Continuing Employee following his or her Employment Date, with or without cause. The Seller waives any claims against the Buyer and the Continuing Employees arising under any employment, confidentiality or non-disclosure agreement, or non-competition agreement between any such Continuing Employee and the Seller. The Seller shall not solicit for employment or the provision of other services, hire or otherwise engage, for a period of three (3) years following the Closing Date, any Current Employee not on long-term disability on the Closing Date, Continuing Employee or Leased Personnel designated by the Buyer in a writing to the Seller within ten (10) days following the Closing Date.
          6.5.5 Buyer Plans. All Continuing Employees shall cease active participation in all Seller Plans as of 11:59 p.m. on the date preceding his or her Employment Date. The Buyer and its Affiliates shall take such action as may be reasonably necessary so that, as of his or her Employment Date, Continuing Employees who are eligible to so participate under the terms of the Buyer’s benefit plans described in Sections 6.5.7 and 6.5.8 below (each a “Buyer Plan”), are offered an opportunity to participate in such Buyer Plans. The Seller shall retain and the Buyer shall not have any responsibilities, liability or obligation, whether to Current Employees, former employees, their beneficiaries or to any other Person, with respect to any Seller Plan. Nothing contained herein, whether express or implied, shall limit the right of the Buyer or any of its Affiliates to amend, terminate, or otherwise modify any Buyer Plan following the Closing Date. Except as otherwise set forth herein, the Seller shall not have any responsibility, liability or obligation, whether to Continuing Employees, their beneficiaries or to any other Person with respect to any Buyer Plan.
          6.5.6 [Intentionally Omitted]
          6.5.7 Savings Plan. Effective as of the Closing Date, the Buyer shall take all action reasonably necessary and appropriate to include the Continuing Employees in the U.S. tax-qualified defined contribution savings and investment 401(k) plan established or to be established by the Buyer (the “Buyer Savings Plan”), subject to the eligibility requirements of the Buyer Savings Plan. The Buyer shall grant service credit for service recognized by the Seller or its Affiliates for eligibility to participate and vest in the Buyer Savings Plan. The Seller or its

Affiliate shall permit distribution of the accounts to or on behalf of the Continuing Employees according to the Seller Savings Plan’s regular distribution rules for employees whose employment with the Seller or its Affiliates has terminated. Contingent upon a successful Closing and upon the terms of the Buyer Savings Plan, the Seller or its Affiliate shall allow the U.S. tax-qualified defined contribution and savings and investment 401(k) plan of the Seller or its Affiliates (“Seller Savings Plan”) to provide that one loan per Continuing Employee under such plan shall not be accelerated upon termination of a Continuing Employee’s employment with the Seller to the extent, if any, that the Buyer Savings Plan will accept the rollover of such loan (including the terms of such loan) to a Buyer Savings Plan and the Continuing Employees in fact roll over an eligible loan from a Seller Savings Plan to a Buyer Savings Plan.
          6.5.8 Welfare and Other Non-Pension Fringe Benefits. Effective as of the Closing Date, the Buyer shall take all action reasonably necessary and appropriate to include the Continuing Employees in such of the Buyer’s existing group health, life and disability plans as well as other employee welfare and fringe benefit plans and programs to the extent the Continuing Employee meets eligibility requirements for such plans, including any requirements for verification of dependent eligibility. The Buyer shall provide coverage and benefits under the Buyer’s welfare and other non-pension fringe benefit plans to each Continuing Employee beginning on such Continuing Employee’s Employment Date and, subject to the provisions of this Section 6.5, on the same basis as Buyer’s new hires, and the Seller or its Affiliates shall have no responsibility therefor and thereafter; provided, however, that the Seller or its Affiliates shall remain liable for any claims of each Continuing Employee incurred prior to such Continuing Employee’s Employment Date under the Seller’s or its Affiliates’ medical and life insurance, flexible spending, dependent care and all other welfare programs in accordance with the terms of such plans as in effect prior to the Continuing Employee’s Employment Date, and the Seller or its Affiliates shall continue to fully process all claims incurred by each Continuing Employee (and to the extent applicable, each Continuing Employee’s spouse, dependents, or beneficiaries) prior to such Continuing Employee’s Employment Date for all benefits under the Seller’s or its Affiliates’ medical and life insurance, flexible spending, dependent care and all other welfare programs in which the Continuing Employee was eligible to participate at any time prior to the Continuing Employee’s Employment Date. For the purposes of this Section 6.5.8, a claim will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred that entitles the employee to the benefit. Buyer’s Plans will credit Continuing Employees for all payments made for health care expenses under Seller’s Plans for purposes of deductibles and maximum out-of-pocket limits during the Buyer’s current plan year (i.e. since January 1, 2009) provided the Seller or Seller’s applicable carrier provides documentation of such deductibles and out-of-pocket charges to Buyer’s carrier in a format useable by Buyer’s carrier as soon as practicable after Closing. It is hereby acknowledged and agreed that the Buyer’s welfare benefit plans are not, nor shall they become, by virtue of this Agreement or actions taken in compliance herewith, the successor to any welfare benefit plans of the Seller. It is also understood that the Buyer reserves the right to change, modify, discontinue or terminate any or all of its own welfare benefit plans at the discretion of the Buyer at any time following the Closing Date.
          6.5.9 Vacation. The Seller shall pay each Continuing Employee for such employee’s unpaid, accrued vacation benefits, including the Continuing Employee’s vacation entitlement for 2009 under the Seller’s applicable vacation policy and any accrued vacation that has been carried forward by any Continuing Employee into 2009. As of the Employment Date, the Continuing Employees will be entitled to vacation under the Buyer’s then applicable vacation policy or practices (as may be amended from time to time), which will recognize the number of years of service with the Seller (and its affiliated predecessor entities) in determining a Continuing Employee’s vacation entitlement, including eligibility to participate and levels of vacation and vacation accrual. Vacation for 2009 for Continuing Employees under Buyer’s vacation policy or practices will be prorated based on the number of months from Closing to December 31, 2009.
          6.5.10 Service Credit. Except as otherwise provided in this Agreement, for all purposes (including, without limitation, determining eligibility to participate and vesting), service recognized by the Seller and its Affiliates shall be treated as service recognized under an analogous Buyer Plan; provided, however, that such service shall not be recognized (a) for purposes of determining eligibility to participate in Buyer’s Retiree Medical Coverage Plan, (b) for benefit accrual purposes under any Buyer Plan which is a qualified defined benefit pension plan, or (c) to the extent that such recognition would result in any duplication of benefits. In addition, on and after the Closing Date, a Buyer Plan that is a group health plan shall (to the extent allowable under the terms of such plan) deem any pre-existing conditions, actively-at-work exclusions, proof-of-good-health requirements, evidence of insurability and waiting periods with respect to participation by and coverage of the Continuing Employees and their eligible dependents to be satisfied so long as such conditions, exclusions, requirements, evidence of insurability or waiting periods were deemed satisfied by the Seller and its Affiliates immediately prior to the Closing Date. As soon as practicable after Closing, Seller or the applicable carrier for the Seller Plan will provide Buyer or the carrier of the Buyer Plan with records sufficient to determine whether such conditions were satisfied under the Seller Plan. Notwithstanding the foregoing, however, the Buyer shall only deem such conditions, exclusions, requirements, evidence of insurability and waiting periods to be satisfied to the extent agreed to by the insurer of the applicable Buyer Plan that is a group health plan.
          6.5.11 Workers’ Compensation. The Seller shall retain all Liabilities of the Seller for workers’ compensation claims with respect to any Continuing Employee or his or her beneficiary if the incident or alleged incident giving rise to the claim occurred prior to his or her Employment Date. The Buyer shall be responsible for any workers’ compensation claims with respect to any Continuing Employee or his or her beneficiary if the incident or alleged incident giving rise to the claim occurred on or after his or her Employment Date. In the event of doubt as to the date of the occurrence of the incident or alleged incident, the Buyer shall process the claim; provided, however, that the Buyer shall be required to inform the Seller of the existence and nature of any such claim promptly and the Seller shall have the right to assist the Buyer in the processing of any such claim. Unless the Buyer is found to be liable for the incident in whole, the Seller shall pay or reimburse the Buyer for the payment of the claim and reasonable expenses of processing such claim in direct proportion to the percentage of the Seller’s Liability to the total amount of the Liability paid under the claim.
          6.5.12 Employee Information. The Parties agree to furnish each other with such information concerning employees and employee benefit plans, and to take all such other action as is necessary and appropriate to effect the transactions contemplated by this Section 6.5.

Where any required information is in the possession of Third Parties controlled by the Seller, such as insurers or trustees, the Seller shall cause those Third Parties to cooperate in providing any such information to the Buyer. As soon as practicable after the Closing Date, the Seller or its Affiliate will transfer each Continuing Employee’s employment records to the Buyer.
          6.5.13 No Third Party Beneficiaries. Nothing herein express or implied shall confer upon any employee, Continuing Employees or any legal Representatives of the Seller any rights or remedies, including any right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement. Nothing in this Agreement shall be construed to create any obligation to any third party on the part of the Buyer as a successor employer of Seller with respect to any collective bargaining agreement or obligation.
          6.5.14 Confidential Employee Matters. The Parties agree to address the various confidential employee matters set forth in Schedule 6.5.14 as contemplated therein.
          6.5.15 COBRA Continuation Coverage. The Seller will be responsible for providing any continuation coverage as required by Section 4980B of the Code or similar requirements of state law (“COBRA Continuation Coverage”) for all employees, former employees, and their dependents where the qualifying event as defined in Section 4980B of the Code (the “Qualifying Event”) occurs before the applicable Employment Date. The Buyer will be responsible for any COBRA Continuation Coverage required by Section 4980B of the Code or similar requirements of state law for all Continuing Employees and their dependents where the Qualifying Event occurs on or after the applicable Employment Date.
     Section 6.6 Computer Matters. The Buyer will pay all transfer-related costs and be responsible for obtaining, and the Seller shall use commercially reasonable efforts to assist the Buyer in obtaining, the software and other licenses listed on Schedule 6.6 (including related software and hardware maintenance agreements to the extent provided in Schedule 6.6) in connection with the use of the computer equipment listed on Schedule 6.6, subject to the limitations expressly provided in Schedule 6.6, and the Buyer will indemnify and hold the Seller and its Affiliates harmless from any Damages that might arise from the Buyer’s failure to comply with this subsection.
     Section 6.7 Release and Replacement of Bonds, Guaranties, etc. Promptly after the Closing, the Buyer shall deliver to the applicable beneficiary replacement or substitute guaranties, letters of credit, bonds, security deposits, and other surety obligations for those set forth on Schedule 6.7 (each, a “Credit Support Arrangement”), and the Buyer, shall use commercially reasonable efforts to cause the release as of the Closing Date of the Seller and its Affiliates, in form and substance reasonably acceptable to the Seller, from all obligations relating to any such guaranties, letters of credit, bonds, security deposits, or other surety obligations and any Liabilities related thereto. The Buyer shall indemnify, defend and hold harmless the Seller (and its Affiliates), and their respective directors, officers, employees, agents and Representatives, from and against any and all Damages relating to, resulting from, or arising out of, any Credit Support Arrangement to the extent any such Damages relate to, result from, or arise out of the use of the Assets or the operation of Business on or after the Closing Date.

     Section 6.8 WARN Act. The Seller agrees to provide any required notice under the Worker Adjustment Retraining Notification Act of 1988 (the “WARN Act”) and any similar statute with respect to any “plant closing” or “mass layoff” at any of the Assets as such terms are defined in the WARN Act occurring before the Closing Date or relating to or arising out of the termination of any Retained Employee. The Parties do not intend the termination of Continuing Employees by the Seller to be an “employment loss” for the purposes of WARN. The Buyer agrees to provide any required notice under the WARN Act and any similar statute with respect to any “plant closing” or “mass layoff” at any of the Assets occurring on or after the Closing Date or relating to or arising out of the termination of any Continuing Employee by the Buyer on or after the Closing Date.
     Section 6.9 Environmental Matters.
          6.9.1 Global Clean Air Act Consent Decree. Promptly after the execution of this Agreement, the Seller and the Buyer shall consult with the EPA, the Department of Justice, and the State of Oklahoma to confirm that those entities have no objection to the Global CAA Consent Decree Modification, pursuant to which, the Buyer shall agree to assume upon Closing all of the liabilities and obligations of the Global CAA Consent Decree that are applicable to the Assets or the Business (the “Tulsa Global CAA Consent Decree Obligations”). Upon obtaining such confirmation or making any changes mutually acceptable to the Seller and the Buyer to address any objections by the EPA, the Department of Justice, or the State of Oklahoma, the Seller shall thereafter provide notice, as required by Paragraph 7 of the Global CAA Consent Decree, to the other parties to that decree. The Seller shall thereafter file a motion for entry of the Global CAA Consent Decree and take all other appropriate actions to have the Global CAA Consent Decree Modification entered by the United States District Court for the Eastern District of Pennsylvania (the “Global CAA Consent Decree Court”), and the Buyer shall take all reasonable steps to support the motion by the Seller in the Global CAA Consent Decree Court, including supporting the Seller’s efforts to be released from the Tulsa Global CAA Consent Decree Obligations and to demonstrate to the Global CAA Consent Decree Court that the Buyer has the financial and technical ability to assume the Tulsa Global CAA Consent Decree Obligations. On and after the Closing, the Buyer shall satisfy and perform all liabilities and obligations imposed upon the Buyer under the Global CAA Consent Decree Modification. In connection with the Global CAA Consent Decree Modification, the allocated annual NOx reduction for the Tulsa Refinery will be no more than 177.2 tons.
          6.9.2 EPA Hardship Waiver.
               6.9.2.1 Promptly after the execution of this Agreement, the Buyer shall take all necessary actions to prepare and properly file with the EPA an application formally requesting hardship relief in accordance with 40 CFR 80.560 (the “EPA Hardship Waiver Application”) to obtain a waiver of compliance with the sulfur standards for nonroad, locomotive and marine diesel fuel (NRLM) contained in Part 80, Subpart I (40 CFR 80.500, et seq.) (an “EPA Hardship Waiver”) and shall as promptly as practicable file with or submit to the EPA such supplemental information and take such additional actions as the EPA may request in connection therewith. The Buyer shall use its commercially reasonable efforts to cause the EPA Hardship Waiver to be granted on such terms as to satisfy the condition precedent contained in Section 7.1.7, including executing all such additional agreements and orders with the EPA and providing all financial assurance required by the EPA in connection with the EPA Hardship Waiver Application. Such EPA Hardship Waiver Application shall include a compliance plan that will accommodate the Buyer’s contemplated changes to the DHT Project, including provision for a longer time to produce and a greater volume of NRLM diesel fuel that is excluded from the standards in 40 C.F.R. § 80.510(a) than is specified in Sections A(1) and A(2) of Seller’s EPA Hardship Waiver, but is otherwise comparable to the compliance plan that is included in Seller’s EPA Hardship Waiver with respect to Remedial Work, implementation actions, use of high sulfur NRLM credits, changes in operations of the Business and the Assets and other work.
               6.9.2.2 The Buyer shall promptly inform the Seller of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding the EPA Hardship Waiver Application. The Buyer shall not independently participate in any formal meeting with any Governmental Authority in respect of the EPA Hardship Waiver Application or any investigation or other inquiry relating thereto without giving the Seller prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of the Buyer relating to the EPA Hardship Waiver Application. The Seller shall cooperate with the Buyer in connection with the preparation of the EPA Hardship Waiver Application, including provision to the Buyer of the information used to prepare the Seller’s EPA Hardship Waiver. Notwithstanding anything to the contrary in this Agreement, without the Seller’s prior written consent, the Buyer shall not agree to any terms, conditions, plans, implementation actions, use of sulfur credits, or other actions or undertakings in connection with the EPA Hardship Waiver that would or potentially could (i) increase the Seller’s liabilities set forth in Section 6.9.3.2, (ii) in any way impact, affect or alter the Seller’s ability to minimize or offset the sulfur credit deficit or its potential exposure under Section 6.9.3.2, or (iii) in any way impact, affect or alter the time period in which the Seller is able to minimize or offset the sulfur credit deficit.
          6.9.3 EPA Hardship Waiver Compliance Plan Activities.
               6.9.3.1 Between the date of this Agreement and the Closing, the Seller shall not be restricted in any respect from performing activities (“Hardship Waiver Compliance Activities”) in furtherance of the compliance plan set forth in Seller’s EPA Hardship Waiver, including but not limited to activities undertaken in connection with the DHT Project and the purchase of high sulfur or 500 ppm sulfur diesel credits. Between the date of this Agreement and the Closing, the Seller will permit designated employees (“Observers”) of the Buyer to observe all Hardship Waiver Compliance Activities, and such observation will be permitted on a cooperative basis in the presence of personnel of the Seller and shall be restricted to the normal business hours of the Seller; provided, however, that such Observers and their actions shall not interfere with the operation of the Assets. The Buyer’s Observers may recommend or suggest actions be taken or not be taken by the Seller; provided, however, that the Seller will be under no obligation to follow any such recommendations or suggestions, and the Seller shall be entitled, subject to this Agreement and the terms of Seller’s EPA Hardship Waiver, to conduct all Hardship Waiver Compliance Activities in its own judgment and discretion. The Buyer’s

Observers shall have no authority to bind or make agreements on behalf of the Seller; to conduct discussions with or make representations to third parties, including any Governmental Authorities on behalf of the Seller; or to issue instructions to or direct or exercise authority over the Seller or any of its officers, employees, advisors or agents.
               6.9.3.2 As between the Seller and the Buyer, (i) the Seller shall retain all Liabilities for failing to have generated sufficient diesel fuel sulfur credits for the Seller’s operations at the Tulsa Refinery prior to the Closing Date and (ii) the Seller will obtain an extension of the Burlington Northern Santa Fe Corporation Diesel Fuel Contract on terms reasonably acceptable to Buyer (such extensions, the “Burlington Extension”); provided that the Buyer shall give ninety (90) days notice to Burlington Northern Santa Fe Corporation that the diesel fuel will be Ultra-Low Sulfur Diesel. The volume commitment in such extended contract will be no less than the volumes covered by the existing Diesel Fuel contract. Any high sulfur NRLM credits generated by such railroad sales shall be solely for the benefit of the Buyer in satisfying its obligations pursuant to its EPA Hardship Waiver.
          6.9.4 RCRA Corrective Action Permit. Upon the later of Closing and the issuance of the final RCRA Corrective Action Permit, and in accordance with Section 2.1.8, Section 2.5 and Section 5.2, the Buyer shall become the permittee and assume all obligations under the RCRA Corrective Action Permit. The Buyer shall have responsibility for (i) fulfilling all obligations of the permittee under the RCRA Corrective Action Permit, including all financial assurance obligations, and (ii) performing and completing all Remedial Work resulting or arising from, or attributable to the performance of the obligations of the permittee under the RCRA Corrective Action Permit, including any Release or Hazardous Materials revealed or discovered in connection therewith (the foregoing matters described in clauses (i) and (ii) being the “Buyer RCRA Corrective Action Permit Obligations”), all of which such Buyer RCRA Corrective Action Permit Obligations shall constitute Assumed Liabilities hereunder.
     Section 6.10 Compliance Responsibilities. Each of Buyer and Seller shall be responsible for their own compliance with regulations related to (i) the conventional gasoline antidumping compliance standards of 40 C.F.R. Subpart E, (ii) gasoline sulfur standards of 40 C.F.R. Subpart H and (iii) the renewable fuels standards of 40 C.F.R. Subpart K.
     Section 6.11 Water Treatment Permit Appeal and Notice of Violation. Prior to Closing, the Seller shall not, without the prior written consent of the Buyer which may be given or withheld in the Buyer’s sole discretion, settle, or take any actions to expedite the prosecution of, its appeal of the renewed Industrial Wastewater Treatment/Disposal Permit issued by the Oklahoma Department of Environmental Quality (“ODEQ”) on October 15, 2007; the Seller shall attempt to obtain the agreement of the ODEQ to postpone any further action in the appeal until the Closing. From and after the Closing, the Buyer shall step into the Seller’s shoes with respect to the appeal and will file such motions as are necessary to substitute the Buyer for the Seller as the appellant in such proceeding and the Buyer will bear all costs of such appeal incurred after Closing and have full authority to settle the appeal on such terms as the Buyer determines to be advisable. The Seller shall have no obligation or Liability (including the making of any capital expenditure) in connection with the resolution of such appeal.

     Section 6.12 Lease Assignment. The Parties shall cooperate and use commercially reasonable efforts to obtain an Assignment of Lease in the form of Exhibit C hereto transferring to the Buyer certain leased real estate owned by Burlington Northern Santa Fe Corporation covering property adjacent to the Owned Real Properties and the signed consent of Burlington to such Assignment prior to or as soon after Closing as is reasonably practicable.
     Section 6.13 [Intentionally Omitted]
     Section 6.14 HTML Navigation Link. For a period of one year after the Closing, the Seller agrees to provide a HTML navigation link from the site appearing at the domain name sunocoinc.com to a URL of the Buyer’s designation. The HTML navigation link will appear under the heading Commercial and Industrial Products, will be embedded in the text Lubricants and Specialty Products, and such text will be no less prominent than any other text associated with a HTML navigation link appearing under the heading Commercial and Industrial Products. The Buyer may, from time to time, request that the URL associated with the HTML navigation link be changed, and the Seller agrees to update the URL within a reasonable period of time. For a period of one year after Closing, the Seller agrees to redirect all Internet traffic arriving at any page of the domain name sunocolubricants.com to the URL designated by the Buyer.
     Section 6.15 West 21st Street Property. After the Closing the Buyer shall not, nor shall it permit any of its Affiliates to, perform or engage in construction, modification or expansion of or on, or conduct operations or use the West 21st Street Property at any time; provided, that the Buyer may conduct such activities as are required by the responsible regulatory Governmental Authority. The failure by the Buyer or any of its Affiliates to comply with its obligations set forth in this Section 6.15 shall have the immediate effect of causing Environmental Liabilities resulting or arising from, or attributable to the West 21st Street Property to cease to be Retained Environmental Liabilities (or other Excluded Liabilities), but the failure of any subsequent transferee that is not an Affiliate of the Buyer to comply with the restrictions set forth in the deed conveying the West 21st Street Property to the Buyer or one of its Affiliates shall have no effect on the obligation of the Seller to indemnify the Buyer with respect to Retained Environmental Liabilities (or other Excluded Liabilities) resulting or arising from, or attributable to the West 21st Street Property.
     Section 6.16 Trademarks. In the event Buyer ceases to use any of the Trademarks subject to a Trademark Assignment in the entirety of the Territory defined in such Trademark Assignment for a period of three (3) consecutive years or Buyer decides for any business purpose not to continue to use a Trademark in such Territory, Buyer, at the request of the Seller, shall assign such mark or marks to the Seller for the consideration of one dollar ($1.00). Buyer shall use commercially reasonable efforts to seek to notify, and, upon request, will notify, the Seller of any decision Buyer makes to cease using any of the Trademarks in the entirety of a Territory. Buyer is aware that the Seller or its Affiliates is the owner of many trademarks and service marks in various jurisdictions outside of the Territories that are identical to certain of the Trademarks.
     Section 6.17 Reactor. The Seller shall make all payments for the fabrication of the reactor to be used in the DHT Project, including the final progress payment due upon completion in the amount of approximately $2.3 million. The Seller shall pay all costs of storing such reactor through June 15, 2009.

     Section 6.18 Data Room. The Seller and the Buyer will cause Merrill Corporation to: (i) within five Business Days following the date hereof, create three copies (in CD format) for each of the Seller and the Buyer of the data contained in the Data Room as it exists on the date hereof and (ii) create three copies (in CD Format) for each of Seller and Buyer of the data contained in the Data Room as it exists on the Closing Date. Seller and Buyer shall share equally the fees and expenses charged by Merrill Corporation in connection with making and delivering the information required pursuant to this Section 6.18. The Seller shall take such actions as are necessary to transfer ownership of the data contained in the Data Room (as opposed to the history of Third Party access to such data or other information or rights that do not constitute “Assets” hereunder) to the Buyer.
     Section 6.19 Post-Closing Payments and Demands. Should the Seller, after Closing, receive payments to which the Buyer is entitled pursuant to this Agreement, then the Seller shall, within thirty (30) days of receipt of the same, forward such payments to the Buyer, and should the Buyer, after Closing, receive payments to which the Seller is entitled pursuant to this Agreement, then the Buyer, within thirty (30) days of receipt of the same, shall forward such payments to the Seller. If any demand is made on the Buyer after Closing to pay any invoice or other obligation contracted or incurred by Seller prior to Closing in the operation of the Business, Buyer shall pay the same to the extent such invoice or obligation constitutes an Assumed Liability; if and to the extent any such invoice or obligation constitutes an Excluded Liability, Seller shall pay the same.
ARTICLE 7
CONDITIONS PRECEDENT
     Section 7.1 Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction, or waiver by the Buyer, of each of the following conditions on or prior to the Closing:
          7.1.1 the representations and warranties of the Seller as made by the Seller on the Effective Date (prior to any amendment or supplements of the schedules of Seller pursuant to Section 5.9) contained in this Agreement that are qualified by Material Adverse Effect shall be true and correct in all respects and the representations and warranties of the Seller as made by the Seller on the Effective Date (prior to any amendment or supplements of the schedules of Seller pursuant to Section 5.9) that are not so qualified shall be true and correct except to the extent the failure of such representations and warranties to be true and correct would not, in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Assets, the Business or the ability of the Seller to perform its obligations under this Agreement, in each case, as of the date of this Agreement and as of the Closing Date, as though made again on and as of the Closing Date (except for any particular representations and warranties that speak as of a specific date or time, the truth and accuracy of which need only be measured as of such date and time);

          7.1.2 the Seller shall have performed and complied in all material respects with all of its covenants, agreements and conditions required by this Agreement to be performed or complied with by the Seller through the Closing;
          7.1.3 there shall not be (i) any injunction, preliminary or otherwise, judgment, order, decree, ruling, or charge in effect prohibiting the consummation of the transactions contemplated by this Agreement or (ii) pending or otherwise threatened any litigation or proceeding instituted by any Governmental Authority to restrain, prohibit or otherwise materially interfere with consummation of the transactions contemplated by this Agreement or the operation of the Business by Buyer after the Closing Date as it is currently operated by the Seller;
          7.1.4 the Seller shall have delivered to the Buyer an officer’s certificate certifying to the effect that each of the conditions specified in Sections 7.1 is satisfied in all respects;
          7.1.5 all necessary filings and notifications under the HSR Act shall have been made, including any required additional information or documents, and the waiting period (and any extension thereof) referred to in such act applicable to the transactions contemplated by this Agreement shall have expired or been terminated;
          7.1.6 the Seller shall have fulfilled its obligations under Section 6.9.1, including the filing of the motion for entry of the Global CAA Consent Decree Modification in form and substance reasonably acceptable to the Buyer in the United States District Court for the Eastern District of Pennsylvania;
          7.1.7 the EPA shall have granted to the Buyer a Substantially Similar EPA Hardship Waiver. “Substantially Similar EPA Hardship Waiver” shall mean an EPA Hardship Waiver that is comparable in all material respects to Seller’s EPA Hardship Waiver with respect to remedial work, implementation actions, use of high sulfur NRLM credits, changes in operations of the Business and the Assets and other work and provided it includes a provision that allows the Buyer to produce NRLM diesel fuel that is excluded from the standards in 40 C.F.R. § 80.510(a) for a period commencing on Closing and ending no earlier than the second (2nd) anniversary of the Closing.
          7.1.8 the 45-day comment period for the RCRA Corrective Action Permit ending on April 30, 2009 shall have expired, and no comments shall have been received;
          7.1.9 the Buyer and the Seller shall not have received a negative response from the Oklahoma Department of Environmental Quality in response to their joint letter regarding the transfer of various environmental permits and licenses from the Seller to the Buyer;
          7.1.10 the Buyer shall have received from the Internal Revenue Service such permit as is necessary to permit the Buyer to sell fuel tax-free to customers (the application for which has been filed);
          7.1.11 all consents and authorizations from Governmental Authorities specified in Schedule 7.1.11 required for the consummation of the transactions contemplated by this Agreement shall have been obtained and remain in effect;

          7.1.12 the Buyer shall have received title abstracts from sovereignty and title insurance commitments (including copies of all underlying exception documents) covering all of the Owned Real Property, each of which shall be certified (in the case of abstracts) or with an effective date (in the case of title commitments) on or after December 31, 2008, and which shall reflect that: title to the Owned Real Property is vested in the Seller or an affiliated predecessor-in-interest of Seller in fee simple, subject only to the standard exceptions and exclusions from coverage contained in the proposed policy of title insurance and those “Schedule B — Section II” exceptions to coverage contained in the final title insurance commitments received by the Buyer prior to the issuance of such proposed policies;
          7.1.13 the Buyer shall have received the deliveries to be received by the Buyer set forth in Section 2.9.1;
          7.1.14 the Seller shall have obtained the Burlington Extension;
          7.1.15 the Seller shall have obtained a waiver of the right of first refusal in favor of Sunoco Logistics Partners L.P., contained in the Tulsa Land Lease, dated January 28, 2002, which would be triggered by the transactions contemplated by this Agreement; and
          7.1.16 from the Effective Date to the Closing, no Material Adverse Effect shall have occurred.
     Section 7.2 Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver by the Seller of each of the following conditions prior to the Closing:
          7.2.1 the representations and warranties of the Buyer as made by the Buyer on the Effective Date (prior to any amendment or supplements of the schedules of the Buyer pursuant to Section 5.9) contained in this Agreement that are qualified by Material Adverse Effect shall be true and correct in all respects and the representations and warranties of the Buyer as made by the Buyer on the Effective Date (prior to any amendment or supplements of the schedules of the Buyer pursuant to Section 5.9) that are not so qualified shall be true and correct except to the extent the failure of such representations and warranties to be true and correct would not, in the aggregate, reasonably be expected to have a material adverse effect with respect to the Buyer or the ability of the Buyer to perform its obligations under this Agreement, in each case, as of the date of this Agreement and as of the Closing Date, as though made again on and as of the Closing Date (except for any particular representations and warranties that speak as of a specific date or time the truth and accuracy of which need only be measured as of such date and time);
          7.2.2 the Buyer shall have performed and complied in all material respects with all of its covenants, agreements and conditions required by this Agreement to be performed or complied with by the Buyer through the Closing;
          7.2.3 there shall not be (i) any injunction, preliminary or otherwise, judgment, order, decree, ruling, or charge in effect prohibiting the consummation of the transactions contemplated by this Agreement or (ii) pending or otherwise threatened any litigation or proceeding instituted by any Governmental Authority to restrain, prohibit or otherwise materially interfere with consummation of the transactions contemplated by this Agreement;
          7.2.4 the Buyer shall have delivered to the Seller an officer’s certificate to the effect that each of the conditions specified in Section 7.2 is satisfied in all respects;
          7.2.5 all necessary filings and notifications under the HSR Act shall have been made, including any required additional information or documents, and the waiting period (and any extension thereof) referred to in such act applicable to the transactions contemplated by this Agreement shall have expired or been terminated;
          7.2.6 all Governmental consents and authorizations specified in Schedule 7.2.6 required for the consummation of the transactions contemplated by this Agreement shall have been obtained and remain in effect;
          7.2.7 the Seller shall have received the deliveries to be received by the Seller set forth in Section 2.9.2;
          7.2.8 the EPA shall have granted to the Buyer a Substantially Similar EPA Hardship Waiver;
          7.2.9 the Seller shall have received title abstracts from sovereignty and title insurance commitments (including copies of all underlying exception documents) covering all of the Owned Real Property, each of which shall be certified (in the case of abstracts) or with an effective date (in the case of title commitments) on or after December 31, 2008, and which shall reflect that: title to the Owned Real Property is vested in the Seller or an affiliated predecessor-in-interest of Seller in fee simple, subject only to the standard exceptions and exclusions from coverage contained in the proposed policy of title insurance and to no more than those “Schedule B — Section II” exceptions to coverage contained in the final title insurance commitments received by the Buyer prior to the issuance of the Buyer’s title insurance policy contemplated by Section 7.1.12.
          7.2.10 from the Effective Date to the Closing, no Material Adverse Effect shall have occurred.
ARTICLE 8
REMEDIES FOR BREACHES OF AGREEMENT
     Section 8.1 Survival of Representations, Warranties and Certain Covenants. All of the representations and warranties of the Parties contained in this Agreement or in any schedule, exhibit, certificate or other writing delivered pursuant hereto or in connection herewith are material, shall be deemed to have been relied upon by the other Parties and shall survive the Closing under this Agreement regardless of any investigations, and continue for a period of two (2) years after the Closing Date, except that:
(i)	the representations and warranties provided in Sections 3.1.1 (Organization of the Seller), 3.1.2 (Authorization of Transaction), 3.1.4

(Brokers’ Fees), 3.2.1 (Organization of the Buyer), 3.2.2 (Authorization of Transaction), 4.1.1 (Ownership of the Assets; Shared Assets) and any representations or warranties regarding title in the conveyance documents delivered by Seller and/or its Affiliates at Closing, shall survive indefinitely,
(ii)	the representations and warranties provided in Sections 4.1.7 (Tax Matters), 4.1.10 (Employee Matters), 4.1.11 (Compensation and Employee Benefits) shall survive until thirty (30) days following the expiration of the applicable statute of limitations, including any extensions thereof; and

(iii)	the representations and warranties provided in Section 4.1.8 (Environmental Matters) shall survive for a period of twenty (20) years after the Closing Date except to the extent and only to the extent, applicable to the West 21st Street Property, in which case, such representations and warranties shall survive indefinitely (the representations and warranties in clauses (i) through (iii) of this Section 8.1, the “Fundamental Representations”)..
     The expiration of the representations and warranties of any Party shall not limit or impair such Party’s covenants or agreements contained in this Agreement, which shall survive the Closing indefinitely. No claim may be asserted under Section 8.2.1 or 8.3.1 following the applicable expiration of any representation or warranty; provided that, any claim asserted in writing prior to 5:00 p.m., Tulsa time, on the expiration date of the representation or warranty that is the basis for such claim shall survive until such claim is finally resolved and satisfied, irrespective of the period for the survival of such representation or warranty provided for herein. For the avoidance of doubt, any claims asserted under Sections 8.2.2, 8.2.3, 8.2.4, 8.3.2 or 8.3.3 may be asserted at any time. The warranties and representations contained in this Agreement shall not be merged into the Special Warranty Deeds delivered to Buyer at the Closing and, likewise, the warranties and representations contained in the Special Warranty Deeds delivered to Buyer at the Closing shall not be merged into this Agreement.
     Section 8.2 Indemnification Provisions for Benefit of the Buyer. Notwithstanding any investigation by the Buyer, the Seller shall defend, indemnify, save and hold harmless the Buyer, its Affiliates, the Buyer’s and its Affiliates’ successors and assigns, and each of the respective directors and officers (or Persons in any similar capacity if such Person is not a corporation), employees, consultants and agents of the Buyer, its Affiliates and their respective successors and assigns (each, a “Buyer Indemnified Party”) against, and agrees to hold each Buyer Indemnified Party harmless from, any and all Damages asserted against, imposed upon, incurred or suffered by any such Buyer Indemnified Party in connection with, resulting or arising from, or attributable to, any of the following matters (it being understood and agreed that if a Buyer Indemnified Party suffers Damages in connection with, resulting or arising from, or attributable to, more than one of the following matters, then the Buyer Indemnified Party may pursue indemnification under any one of such matters as selected by the Buyer Indemnified Party, without duplication):

          8.2.1 any inaccuracy or breach of any representation or warranty made by the Seller under this Agreement (other than with respect to Section 4.1.7, which is addressed in Section 10.7) or in any other document or certificate delivered by or on behalf of the Seller or any of the Seller’s Affiliates in connection with this Agreement;
          8.2.2 any breach of, or failure to perform, any covenant or agreement made by the Seller or any of the Seller’s Affiliates under this Agreement (including this ARTICLE 8) or in any other document or certificate delivered by or on behalf of the Seller or any of the Seller’s Affiliates in connection with this Agreement;
          8.2.3 any of the Excluded Assets or Excluded Liabilities (other than with respect to Taxes, which are addressed in Section 10.7); and
          8.2.4 any failure by the Seller to comply with the provisions, if any, of state or local bulk sales laws.
     Section 8.3 Indemnification Provisions for Benefit of the Seller. Notwithstanding any investigation by the Seller, the Buyer shall defend, indemnify, save and hold harmless the Seller, its Affiliates, the Seller’s and its Affiliates’ successors and assigns, and each of the respective directors and officers (or Persons in any similar capacity if such Person is not a corporation), employees, consultants and agents of the Seller, its Affiliates and their respective successors and assigns (each a “Seller Indemnified Party”) against, and agrees to hold each Seller Indemnified Party harmless from, any and all Damages imposed upon, incurred or suffered by any such Seller Indemnified Party in connection with, resulting or arising from, or attributable to, any of the following matters (it being understood and agreed that if a Seller Indemnified Party suffers Damages in connection with, resulting or arising from, or attributable to, more than one of the following matters, then the Seller Indemnified Party may pursue indemnification under any one of such matters as selected by the Seller Indemnified Party, without duplication):
          8.3.1 any inaccuracy or breach of any representation or warranty made by the Buyer under this Agreement or in any other document or certificate delivered by or on behalf of the Buyer or any of its Affiliates in connection with this Agreement;
          8.3.2 any breach of, or failure to perform, any covenant or agreement made by the Buyer or any of the Buyer’s Affiliates under this Agreement (including this ARTICLE 8); or
          8.3.3 any of the Assumed Liabilities as set forth in this Agreement.
     Section 8.4 Limitations of Liability. Notwithstanding the foregoing or anything herein provided to the contrary:
          8.4.1 no Buyer Indemnified Party or Seller Indemnified Party seeking indemnification under Section 8.2.1 or 8.3.1 shall make any claim for indemnification, and shall not be entitled to indemnification, for any claim involving less than $100,000 of Damages arising out of any single occurrence or matter or series of related or similar occurrences or matters (“Minor Claims”); provided, however that the foregoing shall not apply to any claim for indemnification asserted insofar as such claims relate to any breach of a Fundamental Representation;

          8.4.2 no indemnification shall be payable pursuant to Section 8.2.1 or 8.3.1 unless and until the total of all Damages for which the Indemnifying Party would otherwise have an indemnification obligation exceeds $1,500,000 in the aggregate (the “Threshold Amount”), whereupon the Indemnified Party may claim indemnification for the amount of such claims. Notwithstanding the foregoing, such Threshold Amount shall not apply to any claims asserted under Section 8.2.1 insofar as such claims relate to any breach of a Fundamental Representation or any certificate based on such representations or warranties. Subject to the foregoing, after the Threshold Amount is exceeded, the Indemnified Parties shall be entitled to be paid the entire amount of any Damages (other than any Damages attributable to Minor Claims) including the Threshold Amount;
          8.4.3 in no event may an Indemnified Party recover in the aggregate an amount greater than $15,000,000 pursuant to Section 8.2.1 or 8.3.1 (the “Indemnity Cap”). Notwithstanding the foregoing, such Indemnity Cap shall not apply to (and the Buyer Indemnified Parties shall be entitled to be indemnified for all Damages relating to) any claims asserted under Section 8.2.1 insofar as such claims relate to any breach of a Fundamental Representation or any certificate based on such representations or warranties; provided however, that in no event may an Indemnified Party recover in the aggregate an amount greater than $25,000,000 pursuant to Section 8.2.1 or 8.3.1;
          8.4.4 no Buyer Indemnified Party shall be entitled to indemnification pursuant to this Agreement with respect to Damages resulting from or arising out of, or attributable to, (i) the coming into force of, or the change in, any Environmental Law or Environmental Permit (including any new or modified cleanup standard or requirement for Remedial Work) on or after the Closing Date;
          8.4.5 no Buyer Indemnified Party shall be entitled to indemnification pursuant to this Agreement with respect to any Damages that constitute (or if the Closing has not yet occurred, would following the Closing constitute), or for which the underlying event, effect, condition, fact, circumstance, or occurrence constitutes (or if the Closing has not yet occurred, would following the Closing constitute), Assumed Environmental Liabilities;
          8.4.6 no Buyer Indemnified Party shall be entitled to indemnification pursuant to this Agreement with respect to any Retained Environmental Liability pursuant to Section 8.2.3 or otherwise in respect of any Environmental Liability pursuant to Section 8.2 unless a Claim Notice relating thereto has been delivered to the Seller within twenty (20) years following the Closing Date; and
          8.4.7 if title to the Owned Real Properties is affected by matters that are recorded in the real estate records for Tulsa County, Oklahoma and that are not reflected as exceptions on the owner’s policy of title insurance obtained by the Buyer, then the Buyer agrees that it shall first pursue diligently its rights and remedies against the title insurer and only pursue the Seller for breach of representations and warranties contained in Section 4.1.1.1 with respect to such matters or pursuant to the applicable deed with respect to such matters to the extent of recoverable Damages in excess of applicable insurance proceeds with respect to any such matters.

     Section 8.5 Exclusive Remedy.
          8.5.1 The Parties acknowledge and agree that, subject to Section 8.5.2, the indemnification provisions in this ARTICLE 8 and the indemnification provisions in ARTICLE 10 shall be the exclusive remedies of the Seller, the Seller Indemnified Parties and their Affiliates, on the one hand, and the Buyer, the Buyer Indemnified Parties and their Affiliates, on the other hand, with respect to claims for Damages or otherwise, in connection with, arising out of or resulting from the transactions contemplated by this Agreement. Without limiting the prior sentence, and subject to Section 8.5.2, except as expressly contemplated by this Agreement, each Party hereby waives any claim or cause of action pursuant to common or statutory Law or otherwise against the other Party and its Affiliates with respect to Damages of any nature. Each Party agrees that the previous sentence shall not limit or otherwise affect any nonmonetary right or remedy which any Party may have under this Agreement or otherwise limit or affect any Party’s right to seek equitable relief, including the remedy of specific performance for nonmonetary relief.
          8.5.2 Notwithstanding anything to the contrary contained in this Agreement or any documents or certificates delivered in connection with this Agreement, nothing in this Agreement or any documents or certificates delivered in connection with this Agreement (including Section 8.5.1) shall limit any liability for fraud or intentional misrepresentation and Section 8.9 (Limitation of Damages) shall not apply to liabilities for fraud or intentional misrepresentation.
     Section 8.6 Third Party Claims.
          8.6.1 If any Third Party shall notify any Party with respect to any action or claim by a Third Party (a “Third Party Claim”) that may give rise to a right to claim for indemnification against any other Party under Section 8.2 or 8.3, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing (which notice shall describe the Third Party Claim in reasonable detail, to the extent known, and shall indicate the amount (estimated, if necessary, and if then estimable) of the Damages that have been or may be suffered) (the “Third Party Claim Notice”); provided, however, that failure to give timely notice shall not affect the right to indemnification to the extent such failure to give timely notice is not prejudicial to the Indemnifying Party. Each Indemnifying Party to which a Third Party Claim Notice is given shall respond to any Indemnified Party that has given a Third Party Claim Notice (a “Third Party Claim Response”) within thirty (30) days (the “Third Party Response Period”) after the date that the Third Party Claim Notice is given. Any Third Party Claim Notice or Third Party Claim Response shall be given in accordance with the notice requirements hereunder, and any Third Party Claim Response shall specify whether or not the Indemnifying Party giving the Third Party Claim Response disputes the claim for indemnification described in the Third Party Claim Notice and whether, if permitted under this Agreement, it will defend any Third Party Claim specified in such Claim Notice at its own cost and expense. If any Indemnifying Party fails to give a Third Party Claim Response within the Third Party Response Period, such Indemnifying Party shall be deemed to have accepted the claim for indemnification described in the related Third Party Claim Notice without reservations and to have elected not to defend any Third Party Claim specified in such Third Party Claim Notice. The Indemnified Party shall promptly deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.
          8.6.2 If a Third Party Claim is made against an Indemnified Party, the Indemnified Party shall permit, upon the written request of the Indemnifying Party, the Indemnifying Party to assume the defense thereof (it being understood that the Indemnified Party shall control such defense unless the Indemnifying Party assumes (if permitted under this Agreement) the defense of the Third Party Claim); provided that, (a) the Indemnifying Party’s selected counsel must be reasonably satisfactory to the Indemnified Party, (b) the Indemnifying Party must acknowledge in writing its obligation to indemnify the Indemnified Party in full without reservations with respect to such Third Party Claim, and (c) the Third Party Claim does not seek to impose any Liability on the Indemnified Party other than money damages, and (d) the Third Party Claim is not a separable part of a larger claim or series of related claims that do not relate to Damages hereunder. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood, however, that if the Indemnifying Party has properly assumed the defense in accordance with this Agreement, the Indemnifying Party shall control such defense subject to the obligation of the Indemnifying Party and the Indemnified Party to cooperate in the defense of such Third Party Claim as provided below. The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof in accordance with this Agreement or during the period in which the Indemnified Party’s legal counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there exists one or more legal or equitable defenses available to them or that a conflict of interest exists that would make it inappropriate under applicable standards of professional conduct to have common counsel. If the Indemnifying Party chooses to defend any Third Party Claim in accordance with this Agreement, the Parties shall reasonably cooperate in the defense or prosecution of such Third Party Claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed) unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party, does not impose an injunction or other equitable relief or any other obligations upon the Indemnified Party, and provides for the full, final and unqualified release of the Indemnified Party in respect of such Third Party Claim.
          8.6.3 Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 8.6.2 without reservation of any rights, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate for the account of the Indemnifying Party.
          8.6.4 If the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 8.6.2 without reservation of any rights, then in no event will the

Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.
          8.6.5 If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest; provided, however, that such cooperation shall not include the making of any related counterclaim or cross-complaint against any Person.
          8.6.6 The Party that is conducting the defense against the Third Party Claim shall provide each other Party such information possessed by the Party that is conducting such defense as such other Party shall reasonably request with respect to the Third Party Claim and the defense thereof to the extent such information may be provided without contractual liability to the defending Party or waiver of attorney-client privilege.
     Section 8.7 Direct Claims. The Party seeking indemnification under Section 8.2 or 8.3 (the “Indemnified Party”) for a claim that is not a Third Party Claim may make claims for indemnification hereunder by giving written notice (a “Claim Notice”) to the Party required to provide indemnification hereunder (the “Indemnifying Party”). Such notice shall briefly explain the nature of the claim in reasonable detail and the parties known to be involved, and shall specify the amount thereof (estimated, if necessary, and if then estimable). The failure to give a Claim Notice on a timely basis shall not affect the indemnification provided hereunder except to the extent that the failure to give timely notice is prejudicial to the Indemnifying Party. Each Indemnifying Party to which a Claim Notice is given shall respond to any Indemnified Party that has given a Claim Notice (a “Claim Response”) within thirty (30) days (the “Response Period”) after the date that the Claim Notice is given. Any Claim Notice or Claim Response shall be given in accordance with the notice requirements hereunder, and any Claim Response shall specify whether or not the Indemnifying Party giving the Claim Response disputes the claim for indemnification described in the Claim Notice. The failure of any Indemnifying Party to give a Claim Response within the Response Period, shall not affect the right of such Indemnifying Party to dispute the claim of indemnification described in the Claim Notice to the extent such failure to give such Claim Response is not prejudicial to the Indemnified Party..
     Section 8.8 Determination of Amount of Damages. Except as provided in Section 8.5.2, the Damages giving rise to any indemnification obligation hereunder shall be limited to the actual loss suffered by the Indemnified Party (i.e., reduced by any insurance proceeds or other payment or monetary recoupment received, realized or retained (including, without limitation, tax benefits that may be realized or retained) by the Indemnified Party as a result of the events giving rise to the claim for indemnification).
     Section 8.9 Limitation of Damages. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT AND EXCEPT FOR CLAIMS MADE BY THIRD PARTIES WHICH SHALL NOT BE LIMITED BY THIS PARAGRAPH, THE PARTIES AGREE THAT THE INDEMNIFICATION OBLIGATIONS OF EACH PARTY, AND THE RECOVERY BY ANY PARTY OR INDEMNITEE OF ANY COVERED LIABILITIES SUFFERED OR INCURRED

BY IT AS A RESULT OF ANY BREACH OR NONFULFILLMENT BY A PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES, COVENANTS, AGREEMENTS OR OTHER OBLIGATIONS UNDER THIS AGREEMENT, SHALL BE LIMITED TO ACTUAL DAMAGES AND SHALL NOT INCLUDE OR APPLY TO, NOR SHALL ANY PARTY OR INDEMNITEE BE ENTITLED TO RECOVER, ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES OR BUSINESS INTERRUPTION OR DIMINUTION IN VALUE) SUFFERED OR INCURRED BY ANY PARTY OR INDEMNITEE.
     Section 8.10 Tax Treatment of Indemnity Payments. All indemnification payments made under this Agreement shall be treated as purchase price adjustments for Tax purposes to the extent permitted under applicable Laws.
ARTICLE 9
TERMINATION OF AGREEMENT
     Section 9.1 Termination of Agreement. Prior to the Closing, the Parties may terminate this Agreement, as provided below:
          9.1.1 [Intentionally Omitted];
          9.1.2 either Party may terminate this Agreement by giving written notice to the other Party at any time before the Closing if the Closing shall not have occurred on or before August 1, 2009, or such later date as the Parties agree in writing (the “Termination Date”) (unless the failure results primarily from such Party breaching any representation, warranty or covenant contained in this Agreement);
          9.1.3 either Party may terminate this Agreement if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or shall have taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby or if any statute, rule, order or regulation shall have been enacted or issued by any Governmental Authority which, directly or indirectly, prohibits the consummation of the transactions contemplated hereby;
          9.1.4 the Buyer may terminate this Agreement if there has been a material violation or breach by the Seller of any covenant, representation or warranty contained in this Agreement and such violation or breach, if capable of cure, is not cured by the date thirty (30) days after receipt by the Seller of a written notice specifying particularly such violation or breach, and such violation or breach has not been waived in writing by the Buyer; or
          9.1.5 the Seller may terminate this Agreement if there has been a material violation or breach by the Buyer of any covenant, representation or warranty contained in this Agreement and such violation or breach, if capable of cure, is not cured by the date thirty (30) days after receipt by the Buyer of a written notice specifying particularly such violation or breach, and such violation or breach has not been waived in writing by the Seller.

     Section 9.2 Notice of Termination. The Party desiring to terminate this Agreement shall give notice of such termination to the other Party in the manner set forth in Section 11.5.
     Section 9.3 Effect of Termination. If any Party terminates this Agreement pursuant to Section 9.1, all rights and obligations of the Parties with respect to this Agreement shall terminate without any Liability of either Party to the other Party (except, in the case of terminations pursuant to Sections 9.1.4 or 9.1.5, for any Liability of a Party for any breach of this Agreement); provided that, the confidentiality provisions contained in the Confidentiality Agreement, this Section 9.3, Sections 11.1 through and including 11.11 of this Agreement and the Buyer’s indemnity obligations under Section 5.4.2 shall survive termination.
ARTICLE 10
TAX MATTERS
     Section 10.1 Filing of Tax Returns and Payment of Taxes. Except as otherwise provided in this Agreement, the Seller shall be responsible for timely filing of all Tax Returns required by Law to be filed, and payment of all Taxes levied or imposed, in connection with the Assets, the operation of the Assets or the Business, or employees and independent contactors engaged in operating or maintaining the Assets or marketing products produced by the Assets or the Business, for any period ending on or prior to the Closing Date. The Buyer shall be responsible for timely filing of all Tax Returns required by Law to be filed, and payment of all Taxes levied or imposed, in connection with the Assets, the operation of the Assets or the Business, or employees and independent contractors engaged in operating or maintaining the Assets or marketing the products produced by the Assets or the Business, for any period after the Closing Date.
     Section 10.2 Straddle Period Taxes. In the case of Taxes that are payable with respect to any Tax period beginning on or before and ending after the Closing Date (a “Straddle Period”), the portion of any such Taxes that is attributable to the portion of the period ending on the Closing Date shall be:
          10.2.1 in the case of Taxes that are imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period of the Company ended with (and included) the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and
          10.2.2 in the case of Taxes that are imposed on a periodic basis with respect to the Assets, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.

Except for Oklahoma personal property tax returns, the Buyer shall prepare or cause to be prepared all Tax Returns required by Law to be filed in connection with the Assets for any Straddle Period. Such Straddle Period Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required. The Seller shall prepare or caused to be prepared all Oklahoma personal property tax returns in connection with the Assets for any Straddle Period. Not later than thirty (30) days prior to the due date (including any extension) for filing any such Straddle Period Tax Return, the Buyer shall deliver a copy of such Straddle Period Tax Return, together with all supporting documentation and workpapers, to the Seller for its review and reasonable comment. The Buyer will cause such Straddle Period Tax Return (as revised to incorporate the Seller’s reasonable comments) to be timely filed and will provide a copy to the Seller. Not later than five days prior to the due date for payment of Taxes with respect to any Straddle Period Tax Return, the Seller shall pay to the Buyer the amount of any Taxes attributable to the period ending on and including the Closing Date with respect to such Straddle Period Tax Return.
     Section 10.3 Oklahoma Combined State, County and Local Sales Taxes. There is a sales tax on the retail sale of certain tangible personal property within Tulsa County, Oklahoma (the “OK Sales Tax”). Excluded from the OK Sales Tax, among other things, is any transfer of personalty acquired for the purpose of resale (Hydrocarbon Inventory), gasoline on which a gasoline excise tax is or will be paid, motor vehicles on which the Oklahoma Motor Vehicle Excise Tax is or will be paid, and machinery, wares and equipment for use in manufacturing operations. The Seller and the Buyer agree that the OK Sales Tax relating to the sale and conveyance of the Assets shall be the liability of the Buyer. The Seller and the Buyer agree that except for certain office furniture, computers and supplies as well as certain ancillary property, no OK Sales Tax will be collected and reported on any of the Assets transferred to the Buyer because such Assets fall within one of the above-mentioned exceptions to the OK Sales Tax. At or prior to the Closing Date, the Seller and the Buyer shall agree on the amount of OK Sales Tax due and, at the Closing, the Seller shall collect from the Buyer the applicable OK Sales Tax and shall remit the same to the appropriate Taxing Authority. The Buyer shall provide the Seller at the Closing with a resale certificate covering all Hydrocarbon Inventory and raw materials included in the Assets and shall thereafter provide the Seller with any exemption certificates and other documentation as may be required by the appropriate Taxing Authority to establish the right to any exemption from the OK Sales Tax. If any exemption claimed by the Buyer or by the Seller is subsequently denied by any Taxing Authority and, as a result, the Seller is assessed additional Taxes, the Buyer shall reimburse the Seller, or its assignees, for such Taxes.
     Section 10.4 Oklahoma Realty Transfer Tax (Documentary Stamp Tax). The Buyer will be responsible for paying the Oklahoma Realty Transfer Tax (Documentary Stamp Tax) attributable to the filing of a deed recording the Buyer’s purchase of the Owned Real Property.
     Section 10.5 Oklahoma Motor Vehicle Excise Tax. Oklahoma imposes a Tax on the transfer of legal ownership of any registered motor vehicle. At Closing, the Seller shall not collect from the Buyer any excise Taxes on motor vehicles included in the Assets; rather, the Buyer shall remit such Taxes to the appropriate Taxing Authorities when the Buyer retitles such motor vehicles. The Buyer agrees to retitle such motor vehicles within thirty (30) days after the Closing Date.

     Section 10.6 Access to Information. After the Closing, the Seller shall grant to the Buyer (or its designees) access at all reasonable times to all of the information, books, and records relating to the Assets or the Business within the possession of the Seller (including Tax work papers and correspondence with Taxing Authorities), and shall afford the Buyer (or its designees) the right (at the Buyer’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit the Buyer (or its designees) to prepare Tax Returns and to conduct negotiations with Taxing Authorities. After the Closing, the Buyer shall grant to the Seller (or its designees) access at all reasonable times to all of the information, books and records relating to the Assets or the Business within the possession of the Buyer (including Tax work papers and correspondence with Taxing Authorities), and shall afford the Seller (or its designees) the right (at the Seller’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit the Seller (or its designees) to prepare Tax Returns and to conduct negotiations with Taxing Authorities.
     Section 10.7 Tax Indemnity. Notwithstanding any other provisions of this Agreement, Section 8.1, this Section 10.7 and Section 10.8 shall apply to indemnification by the Seller to the Buyer for, and shall be the sole remedy of the Buyer in respect of, the Damages described in the following sentence. The Seller agrees to indemnify and hold harmless the Buyer from and against the entirety of any and all Damages that the Buyer may suffer for (i) any breach of the representations and warranties found in Section 4.1.7, and (ii) any Taxes attributable to the Assets or the Business with respect to any Tax year ending on or before the Closing Date or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with Section 10.1) to the portion of such period beginning before and ending on the Closing Date. In no event shall the Seller’s obligation to indemnify the Buyer for any Damages under this Section 10.7 exceed the Indemnity Cap (but subject to Section 8.5.2). No right to indemnity shall exist to the extent the Adverse Consequence is the result of actions of the Buyer or its Affiliates.
     Section 10.8 Tax Indemnity Claims. The provisions of this Section 10.8 shall apply only to the indemnification provided for under Section 10.7. If a claim for Taxes is made against the Buyer and if the Buyer intends to seek indemnity with respect thereto under Section 10.7, the Buyer shall promptly furnish written notice to the Seller of such claim. Failure of the Buyer to so notify the Seller within sixty (60) days of the claim being made against the Buyer shall terminate all rights of the Buyer to indemnity by the Seller as to such claim to the extent the Seller’s position is prejudiced as a result thereof (whether due to an adverse effect on its ability to contest such claim or otherwise). The Seller shall have thirty (30) days after receipt of such notice to undertake, conduct, and control (through counsel of its own choosing and at its own expense) the settlement or defense thereof, and the Buyer shall cooperate with it in connection therewith. The Seller shall permit the Buyer to participate in such settlement or defense through counsel chosen by the Buyer (but the fees and expenses of such counsel shall be paid by the Buyer). So long as the Seller, at the Seller’s cost and expense, (i) has undertaken the defense of, and assumed full responsibility for all indemnified Damages with respect to, such claim, (ii) is reasonably contesting such claim in good faith by appropriate proceedings, and (iii) has taken such action (including the posting of a bond, deposit, or other security) as may be necessary to prevent any action to foreclose a lien against or attachment of the property of the Buyer for payment of such claim, the Buyer shall not pay or settle any such claim. Notwithstanding compliance by the Seller with the preceding sentence, the Buyer shall have the right to pay or settle any such claim, but in such event it shall waive any right to indemnity by the Seller for such claim. If within thirty (30) days after the receipt of the Buyer’s notice of a claim of indemnity hereunder, the Seller does not notify the Buyer that it elects (at the Seller’s cost and expense) to undertake the defense thereof and assume full responsibility for all indemnified Damages with respect thereto, or, if the Seller gives such notice and thereafter fails to contest such claim in good faith or to prevent action to foreclose a lien against or attachment of the Buyer’s property as contemplated above, the Buyer shall have the right to contest, settle, or compromise such claim, and the Buyer shall not thereby waive any right to indemnity for such claim under this Agreement.
     Section 10.9 Tax Refunds. Refunds of Taxes paid or payable with respect to Taxes attributable to the Assets or the Business shall be promptly paid as follows (or to the extent payable but not paid due to offset against other Taxes shall be promptly paid by the Party receiving the benefit of the offset as follows): (i) to the Seller if attributable to Taxes with respect to any Tax year ending on or before the Closing Date or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with Section 10.1) to the portion of such period beginning before and ending on the Closing Date; and (ii) to the Buyer if attributable to Taxes with respect to any Tax year beginning after the Closing Date or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with Section 10.1) to the portion of such period ending after the Closing Date.
     Section 10.10 Certification of Nonforeign Status. On the Closing Date, the Seller shall deliver to the Buyer a certificate (in the form attached hereto as Exhibit K signed under penalties of perjury (i) stating that it is not a foreign corporation, foreign partnership, foreign trust or foreign estate, (ii) providing its U.S. Employer Identification Number, and (iii) providing its address, all pursuant to Section 1445 of the Code.
     Section 10.11 Non-Oklahoma Sales Taxes. Included in the Assets are certain amounts of Hydrocarbon Inventory that are located in states other than Oklahoma. The Parties agree that the Seller will not collect from the Buyer any sales taxes on the transfer of such Hydrocarbon Inventory since all such Hydrocarbon Inventory is being purchased for resale and, therefore, is exempt from any sales tax under the laws of all states of the United States.
ARTICLE 11
MISCELLANEOUS
     Section 11.1 Press Releases and Confidentiality. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed; provided that any Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement, or regulations relating thereto, concerning its publicly traded securities (or upon advice of counsel such release or announcement is appropriate or desirable under or in light of such Laws, agreements and regulations). Notwithstanding the foregoing, the Buyer and the Seller shall cooperate to prepare a joint press release to be issued on the Closing Date and, upon the request of either the Buyer or the Seller, at the time of signing of this Agreement. Each Party shall keep all information obtained from the other either before or after the date of this Agreement, or related to the Buyer’s proposed purchase of the Assets, the Seller’s proposed sale of the Assets, the contents of this Agreement or the negotiation of this Agreement, confidential, and no Party shall reveal such information to, or produce copies of any written information for, any Person outside its management group or its professional advisors (including lenders, prospective financing sources, counsel and accountants) without the prior written consent of the other Party, unless such Party is compelled to disclose such information by judicial or administrative process or by any other requirements of Law, including for SEC reporting purposes, or disclosure is reasonably necessary to obtain a License or a consent. If the transactions contemplated by this Agreement should fail to close for any reason, all written or recorded information provided to each Party by or on behalf of the other Party shall be subject to the terms of the Confidentiality Agreement. Notwithstanding the foregoing, each Party’s obligations under this Section shall not apply to any information or document which (i) is or becomes the subject of a subpoena or other legal process, (ii) is or becomes available to the public other than as a result of a disclosure by such Party or its Affiliates in violation of this Agreement or other obligation of confidentiality under which such information may be held, or (iii) was obtained or is or becomes available to such Party on a nonconfidential basis from a source other than the other Party or its Representatives. Except as may be required by Law, the Parties shall seek appropriate protective orders or confidential treatment for the schedules to this Agreement in connection with any filing with or disclosure to any Governmental Authority. The Parties’ obligations under this Section shall survive the Closing or the earlier termination of this Agreement for a period of three (3) years. Nothing in this Section shall, or is intended to, impair or modify any of the obligations of the Buyer or its Affiliates under the Confidentiality Agreement, which remains in effect until termination of such agreement in accordance with its terms. Notwithstanding anything herein to the contrary, any Party to this Agreement (and any employee, Representative, or other agent of any Party to this Agreement) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that such disclosure may not be made (i) until the earlier of (x) the date of public announcement of discussions relating to the transactions and (y) the date of the execution of an agreement to enter into the transactions and (ii) to the extent required to be kept confidential to comply with any applicable federal or state securities laws or NYSE regulations.
     Section 11.2 No Third Party Beneficiaries. Except as provided with respect to indemnification of Indemnified Parties as set forth in ARTICLE 8, nothing in this Agreement shall confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
     Section 11.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party; provided that each Party may assign either this Agreement or any of its rights, interests or obligations hereunder, without the prior written approval of the other Party, (i) to one of its Affiliates (ii) to a qualified intermediary in connection with any transaction described in Section 11.12 or (iii) collaterally to a lender of such Party as security for borrowed funds; provided, however, that no such assignment shall relieve any Party from any of its obligations or liabilities under this Agreement.
     Section 11.4 Counterparts. This Agreement may be executed in counterparts (including by means of faxed or pdf emailed signature pages), each of which shall be deemed an original but which together will constitute one and the same instrument.
     Section 11.5 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given two (2) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Buyer:	Holly Refining & Marketing-Midcon, L.L.C.
100 Crescent Court, Suite 1600
Dallas, Texas 75201
Attn: George J. Damiris
Tel: 214-871-3442

With a copy to:	Holly Refining & Marketing-Midcon, L.L.C.
100 Crescent Court, Suite 1600
Dallas, Texas 75201
Attn: Denise C. McWatters
Tel: (214) 871-3555

If to the Seller:	Sunoco, Inc. (R&M)
1735 Market Street, Suite LL
Philadelphia, PA 19103
Attn: Bruce G. Fischer
Senior Vice President Strategy and Portfolio
Tel: (215) 977-3000

With a copy to:	Sunoco, Inc. (R&M)
1735 Market Street, Suite LL
Philadelphia, PA 19103
Attn: Michael Kuritzkes
Senior Vice President and General Counsel
Tel: (215) 977-6601
Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the addresses set forth above using any other means (including personal delivery, expedited courier, messenger service, ordinary mail, or electronic mail where receipt thereof is confirmed, but specifically excluding telecopy), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.
     Section 11.6 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. The Parties hereby consent to the jurisdiction of any state or federal court located within Dallas County, Texas and, subject to and except as provided in Section 11.11, irrevocably agree that all actions or proceedings related to this Agreement shall be litigated in such courts, and each Party waives any defense of forum non conveniens and agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Party agrees that service upon it by registered mail shall constitute sufficient notice; provided that nothing herein shall affect the right to serve process in any other manner permitted by law.
     Section 11.7 Entire Agreement and Amendments. This Agreement (including the documents, schedules and exhibits referred to in this Agreement) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they have related in any way to the subject matter of this Agreement. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver of any provision of this Agreement shall be valid unless signed by the Party waiving compliance. The failure of any Party at any time to or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further waiver or any such condition, or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. Notwithstanding the preceding sentences to the contrary, this Agreement shall not alter, limit, modify, impair, supersede or replace the Confidentiality Agreement, which remains in full force and effect.
     Section 11.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     Section 11.9 Transaction Expenses. The Buyer and the Seller will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except as expressly provided otherwise herein.
     Section 11.10 Waiver of Bulk Sales Law Compliance. The Buyer hereby waives compliance or its equivalent by the Seller with the requirements, if any, of Article 6 of the Uniform Commercial Code as in force in any state in which Assets are located and all other similar laws applicable to bulk sales and transfers; provided, however, that the Seller shall indemnify and hold the Buyer harmless from any Damages as a result of such waiver.
     Section 11.11 Arbitration.

          11.11.1 It is agreed among the Parties, as a severable and independent arbitration agreement separately enforceable from the remainder of this Agreement, that if the Parties hereto or the respective successors, assigns, heirs or legal Representatives of any of the foregoing are unable to amicably resolve any dispute or difference arising under or out of, in relation to or in any way connected with this Agreement (whether contractual, tortious, equitable, statutory or otherwise), such matter shall be finally and exclusively referred to and settled by arbitration under the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”); provided that the foregoing shall not prevent any Party from seeking any court order in aid of arbitration. The Parties’ agreement to arbitrate does not prevent a Party from seeking temporary or emergency relief from any court of competent jurisdiction provided that any permanent relief may be had only by resort to the arbitration procedures specified in this Agreement. In the event of any conflict between the Commercial Arbitration Rules of the AAA and the provisions of this Section 11.11, the provisions of this Section 11.11 shall govern and control.
          11.11.2 The arbitration shall be heard and determined by three (3) neutral arbitrators. Each side shall appoint an arbitrator of its choice within fifteen (15) days of the submission of a notice of arbitration. The Party-appointed arbitrators shall in turn appoint a presiding arbitrator of the tribunal within fifteen (15) days following the appointment of both Party-appointed arbitrators. If the Party-appointed arbitrators cannot reach agreement on a presiding arbitrator of the tribunal and/or one Party fails or refuses to appoint its Party-appointed arbitrator within the prescribed period, the appointing authority for the presiding arbitrator and/or such Party-appointed arbitrator shall be the AAA, which, in each case, shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim or bear any relationship to either Party. If an arbitrator should die, withdraw or otherwise become incapable of serving, or refuse to serve, a successor arbitrator shall be selected and appointed in the same manner as the original arbitrator.
          11.11.3 Unless otherwise expressly agreed in writing by the parties to the arbitration proceedings:
               11.11.3.1 the arbitration proceedings shall be held in Dallas, Texas;
               11.11.3.2 the arbitrators shall be and remain at all times wholly independent and impartial;
               11.11.3.3 the arbitration proceedings shall be conducted under the Commercial Arbitration Rules of the AAA, as amended from time to time;
               11.11.3.4 any procedural issues not determined under the arbitration rules selected pursuant to Section 11.11.3.3 shall be determined by the arbitration act and any other Laws of the State of Delaware, other than those laws which would refer the matter to another jurisdiction;
               11.11.3.5 the arbitrators shall be bound by the terms of this Agreement, including applicable limitations on liability set forth herein, in resolving any dispute arising hereunder;

               11.11.3.6 all decisions and awards by the arbitration tribunal shall be made by majority vote, shall be reduced to writing, shall state the reasoning on which the award is based, shall be final and binding without the right of appeal, and shall be the sole and exclusive remedy regarding any claims, counterclaims, issues or accountings presented to the arbitrators; any damage awards by the arbitrators shall be promptly paid free of any deduction or offset; and any costs or fees incident to enforcing the award shall to the maximum extent permitted by law be charged against the Party resisting such enforcement;
               11.11.3.7 subject to Section 8.5.2, consequential, indirect, special, exemplary, punitive or other similar damages shall not be allowed, except those payable to Third Parties for which Liability is allocated among the parties by the arbitration award;
               11.11.3.8 any award of damages shall include interest from the date of any breach or violation of this Agreement, as determined by the arbitration award, and from the date of the award until paid in full, at the Prime Rate;
               11.11.3.9 the fees of the arbitrators shall be borne equally by the Parties, except as the arbitrators shall otherwise determine is reasonable in connection with any decision or award made by the arbitration tribunal. All other fees, costs and expenses of the arbitration proceedings (including reasonable attorneys’ fees and costs of the other Party) shall be borne by the Party that does not prevail in the dispute as determined by the arbitrators;
               11.11.3.10 judgment upon the award may be entered in any court having jurisdiction over the person or the assets of the Party owing the judgment, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be; and
               11.11.3.11 the arbitration shall proceed in the absence of a Party who, after due notice, fails to answer or appear; an award shall not be made solely on the default of a Party, but the arbitrator(s) shall require the Party that is present to submit such evidence as the arbitrators may determine is reasonably required to make an award.
     Section 11.12 Deferred Like-Kind Exchange Cooperation. Each of the Buyer and the Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with enabling the transactions contemplated by this Agreement to qualify in whole or in part as a “like-kind” exchange pursuant to Section 1031 of the Code. Each of the Buyer and the Seller agree to indemnify and hold harmless the other Party against any and all Damages with respect to furnishing such cooperation. Each Party may assign its rights under this Agreement to a “qualified intermediary” to facilitate a like-kind exchange.
     Section 11.13 Certain Guarantees. Contemporaneously with and as a condition and material inducement to the execution and delivery of this Agreement (a) by the Buyer, the Seller Guarantor shall execute and deliver to the Buyer a Guaranty Agreement in the form attached hereto as Exhibit I and (b) by the Seller, the Buyer Guarantor shall execute and deliver to the Seller a Guaranty Agreement in the form attached hereto as Exhibit J
     Section 11.14 Specific Performance. The Parties acknowledge and agree that either Party may be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, the Parties hereto agree that prior to the Closing each Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

     IN WITNESS WHEREOF, the Parties hereto have executed this Asset Sale and Purchase Agreement as of the date first above written.

Seller: SUNOCO, INC. (R&M), a Pennsylvania corporation
By:
	Name:	Bruce G. Fischer
	Title:	Senior Vice President Strategy and Portfolio

Buyer: HOLLY REFINING & MARKETING—MIDCON, L.L.C., a Delaware limited liability company
By:	Holly Refining & Marketing Company, Member

By:	/s/ Matthew P. Clifton
	Name:	Matthew P. Clifton
	Title:	Chairman of the Board & Chief Executive Officer

Signature Page to Asset Sale and Purchase Agreement

SCHEDULE 1.1
Definitions and Interpretations
     Section 1.1 Definitions. Unless otherwise provided to the contrary in this Agreement, capitalized terms in this Agreement shall have the following meanings:
“AAA” has the meaning set forth in Section 11.11.1.
“Accountants” has the meaning set forth in Section 2.6.3.4(a).
“Adjustment Balance” has the meaning set forth in Section 2.6.3.4(b).
“Advanced Spot Sales Inventory” has the meaning set forth in Schedule 2.6.3.2.
“Affiliate” means, with respect to any specified Person, any other person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, none of Sunoco Logistics Partners L.P. or any of its controlled affiliates shall be deemed to be “Affiliates” of the Seller.
“Agreement” has the meaning set forth in the preface.
“Antitrust Division” has the meaning set forth in Section 3.1.2.
“Assets” has the meaning set forth in Section 2.1.
“Assigned Contracts” has the meaning set forth in Section 2.1.7.
“Assumed Environmental Liabilities” has the meaning set forth in Section 2.3.6.
“Assumed Liabilities” has the meaning set forth in Section 2.3.
“Balance Sheet Date” has the meaning set forth in Section 4.1.21.2.
“Bill of Sale” has the meaning set forth in Section 2.9.1.3.
“Books and Records” has the meaning set forth in Section 2.1.9.
“Burlington Extension” has the meaning set forth in Section 6.9.3.2.
“Business” means the business currently conducted by the Seller that relates primarily to the ownership, operation or use of the Facilities and the Assets.
Schedule 1.1

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized by law to close.
“Buyer” has the meaning set forth in the preface.
“Buyer EPA Hardship Waiver Obligations” means those obligations imposed by the EPA Hardship Waiver issued to the Buyer as contemplated by Section 6.9.2.
“Buyer Guarantor” means Holly Corporation.
“Buyer Identified Employees” the meaning set forth in Section 6.5.1.
“Buyer Indemnified Party” has the meaning set forth in Section 8.2.
“Buyer Plan” has the meaning set forth in Section 6.5.5.
“Buyer RCRA Corrective Action Permit Obligations” has the meaning set forth in Section 6.9.4.
“Buyer Savings Plan” has the meaning set forth in Section 6.5.7.
“Claim Notice” has the meaning set forth in Section 8.7.
“Claim Response” has the meaning set forth in Section 8.7.
“Closing” has the meaning set forth in Section 2.8.
“Closing Adjustment” has meaning set forth in Section 2.6.3.3(a).
“Closing Date” has the meaning set forth in Section 2.8.
“Closing Date Hydrocarbon Inventory Value” has the meaning set forth in Section 2.6.3.3(b).
“Closing Payment” has the meaning set forth in Section 2.6.1.
“Closing Value” has the meaning set forth in Section 2.6.3.4(a).
“COBRA Continuation Coverage” has the meaning set forth in Section 6.5.15.
“Code” means the Internal Revenue Code of 1986, as amended, or any successor Law.
“Conditions Precedent” has the meaning set forth in Section 2.8.
“Confidentiality Agreement” means the Confidentiality Agreement between the Buyer and the Seller dated November 6, 2007.
“Continuing Employees” has the meaning set forth in Section 6.5.2.
Schedule 1.1

“Contracts” means all contracts, agreements, commitments, leases, franchises or other similar obligations or arrangements (whether written or oral).
“Costs of Environmental Compliance” means all costs, capital expenditures, fees and expenditures of any kind associated with attaining or maintaining compliance with any Environmental Law and all costs, fees and expenditures of any kind required to obtain, amend, modify, renew or otherwise maintain any applicable Environmental Permits, including permits for any “grandfathered” units.
“Credit Support Arrangements” has the meaning set forth in Section 6.7.
“Crude Supply Agreements” has the meaning set forth in Section 2.9.1.15.
“Current Employees” has the meaning set forth in Section 6.5.1.
“Current Employees List” has the meaning set forth in Section 6.5.1.
“Customers” has the meaning set forth in Section 4.1.17.
“Customer Security Arrangements” has the meaning set forth in Section 2.1.15.
“Damages” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, actual damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, liens, actual losses, expenses, and fees, including court costs and reasonable attorneys’ and expert witness fees and expenses, but excluding for the Parties but not Third Parties, punitive, exemplary, special, indirect or consequential damages.
“Data Room” means the electronic data room maintained by Merrill Corporation established for the posting of documents for review by Buyer in connection with the transactions contemplated by this Agreement.
“Default” means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or cause an Encumbrance to arise or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, cancellation, amendment, renegotiation or acceleration or a right to receive damages or a payment of penalties.
“DHT Project” has the meaning set forth in Section 2.4.7.
“Easements” has the meaning set forth in Section 2.1.3.
“Effective Date” has the meaning set forth in the preface.
“Employment Date” has the meaning set forth in Section 6.5.2.
Schedule 1.1

“Encumbrance” means any mortgage, pledge, lien, encumbrance, encroachment, charge, other security interest or defect in title.
“Environmental Law” or “Environmental Laws” means all applicable federal, state and local Laws (including common law) relating to the protection of natural resources, wildlife, or the environment or employee or public health or safety, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601 et seq., the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §§ 6901 et seq., the Clean Air Act, as amended, 42 U.S.C. §§ 7401 et seq., the Emergency Planning and Community Right-to-know Act, as amended, 42 U.S.C. §§ 11001 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§ 1251 et seq., the Oil Pollution Act of 1990, 33 U.S.C. §§ 2701 et seq. and the Occupational Safety and Health Act of 1970, 29 U.S.C. §§ 651 et. seq. and the regulations promulgated pursuant thereto, and any state or local counterparts.
“Environmental Liabilities” means any and all Liabilities, responsibilities, suits, costs (including Remedial Work), assessments, liens, penalties, fines, prejudgment and post-judgment interest, and attorney’s fees incurred or imposed (a) pursuant to any order, decree, notice, injunction, judgment or similar ruling from a Governmental Authority arising out of or in connection with any Environmental Law or (b) pursuant to any claim by a Governmental Authority or other Person for personal injury, death, property damage, damage to natural resources or Remedial Work to the extent arising out of exposure to, or a Release or migration of, Hazardous Substances.
“Environmental Permits” means all permits, licenses, approvals, or other authorizations required to be obtained pursuant to Environmental Laws for the operation of the Business as presently operated by the Seller, including applications for renewal of such permits, where the application allows for continued operation under the terms of an expired permit.
“EPA” means the United States Environmental Protection Agency.
“EPA Hardship Waiver” has the meaning set forth in Section 6.9.2.1.
“EPA Hardship Waiver Application” has the meaning set forth in Section 6.9.2.1.
“Equipment” means all machinery, mobile or otherwise, equipment and systems, including (a) all processing units and distillation systems, (b) all heating, lighting, and power systems, fire prevention and fire extinguishing systems, control systems, emergency warning and emergency preparedness systems and related assets, and heating, refrigerating, air conditioning, and ventilating systems, (c) all tanks, refining process units, meters, pumps, engines, compressors, pipes, fittings, valves, connections, regulators, sewers and loading and unloading lines, (d) all telecommunication assets and equipment and computer hardware and software, (e) all spare parts, tools, computers, and warehouse stores, (f) all other fixtures, furniture and furnishings, (g) works-in-process, (h) vehicles, and (i) all other tangible personal property of every kind whatsoever, in each case located in or on, attached or appurtenant to the Facilities, the Owned Real Property, or the Leased Real Property, or used or held for use by the Seller exclusively
Schedule 1.1

(whether located in or on, attached or appurtenant to the Facilities, the Owned Real Property, or the Leased Real Property) in connection with the ownership and operation of the Assets.
“ERISA” has the meaning set forth in Section 4.1.11.1.
“Estimated Adjustment” has the meaning set forth in Section 2.6.3.3(a).
“Estimated Closing Statement” has the meaning set forth in Section 2.6.3.3(a).
“Estimated Hydrocarbon Inventory Statement” has the meaning set forth in Section 2.6.3.3(b).
“Estimated Hydrocarbon Inventory Value” has the meaning set forth in Section 2.6.3.3(b)
“Excluded Assets” has the meaning set forth in Section 2.2.
“Excluded Contracts” has the meaning set forth in Section 2.2.9.
“Excluded Liabilities” has the meaning set forth in Section 2.4.
“Facilities” means all buildings, tanks, rail lines, pipelines and fixtures on the Owned Real Property and the appurtenances thereto, but excluding (i) power lines, pipelines, telephone lines and other improvements and fixtures owned by public utilities furnishing utilities to the Owned Real Property, (ii) rail lines, pipelines and other improvements and fixtures owned by Third Parties and located on existing easements for such purpose which encumber the Owned Real Property, and (iii) pipelines owned by Sunoco Logistics Partners L.P.
“Facility Financial Statements” has the meaning set forth in Section 4.1.21.1.
“Financial Statements” has the meaning set forth in Section 5.8.
“Final Inventory Payment” has the meaning set forth in Section 2.6.1.
“First Inventory Payment” has the meaning set forth in Section 2.6.1.
“Fixture Equipment” has the meaning set forth in Section 4.1.2.5.
“FMLA” has the meaning set forth in Section 6.5.1.
“FTC” has the meaning set forth in Section 3.1.2.
“Fundamental Representations” has the meaning set forth in Section 8.1.
“Gas Oil Exchange and Net-Out Agreement” has the meaning set forth in Section 2.9.1.10.
“Global CAA Consent Decree” means the judicial consent decree entered into by the Seller in United States v. Sunoco, Inc., No. 05-02866 (E.D. Pa.).
“Global CAA Consent Decree Court” has the meaning set forth in Section 6.9.1.
Schedule 1.1

“Global CAA Consent Decree Modification” means a modification to the Global CAA Consent Decree in the form attached hereto as Exhibit L under which the Buyer assumes all of the liabilities and obligations of the Global CAA Consent Decree that are applicable to the Assets or the Business.
“Governmental Authority” means the United States and any foreign, state, county, city or other political subdivision and any department, commission, board, bureau, agency, officer, official, court, tribunal, arbitrator, board or bureau or other instrumentality thereof and any self-regulatory organization, such as a securities exchange.
“Government Interactions” means any communications (whether written or oral), negotiations, meetings, or other interactions with Governmental Authorities.
“Hardship Waiver Compliance Activities” has the meaning set forth in Section 6.9.3.1.
“Hazardous Substances” means (i) any chemicals, materials, substances, or items in any form, whether solid, liquid, gaseous, semisolid, or any combination thereof, whether waste materials, raw materials, chemicals, finished products, by-products, or any other materials or articles, which are listed, defined or otherwise designated as hazardous, toxic or dangerous under Environmental Law, including asbestos, urea formaldehyde foam insulation, and lead-containing paints or coatings, (ii) any petroleum, petroleum derivatives, petroleum products or by-products of petroleum refining, and (iii) any other chemical, substance or waste that is regulated by Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Hydrocarbon Inventory” means the Seller’s inventory, including crude oil, blendstocks, feedstocks and other raw materials, intermediate stocks and finished products, including tank heels, at or associated with the Facilities, including all products produced at the Facilities that are in transit as of and for which the Seller has not issued an invoice prior to the Hydrocarbon Inventory Transfer Time (which shall be measured and valued in accordance with Schedule 2.6.3.2).
“Hydrocarbon Inventory Transfer Time” has the meaning set forth in Schedule 2.6.3.2.
“Hydrocarbon Inventory Value” has the meaning set forth in Schedule 2.6.3.2.
“Initial Post-Closing Adjustment Date” has the meaning set forth in Section 2.6.3.
“Idle Assets” has the meaning set for in Section 2.1.13.
“Indemnified Party” has the meaning set forth in Section 8.7.
“Indemnifying Party” has the meaning set forth in Section 8.7.
“Indemnity Cap” has the meaning set forth in Section 8.4.3.
Schedule 1.1

“Intellectual Property” means any patent rights, inventions, shop rights, moral rights, know-how, show-how, trade secrets, designs, drawings, artwork, plans, prints, manuals, models, design registrations, inventions, technical and customer information and data, copyrightable works, lists of materials, patterns, records, diagrams, formulae, processes, product design standards, tools, prototypes, product information literature, computer files, computer software (including object code and source code), scripts, source code comments, technical documentation, user documentation, specifications, schematics, proprietary processes, confidential information and other proprietary technology and similar information; all domain names other than those that contain the name “Sun” or “Sunoco”, photographs, and works of authorship; all registered and unregistered copyrights; and all registrations for, and applications for registration of, any of the foregoing; provided, however, that Intellectual Property shall not include any registered and unregistered trademarks, service marks, logos, brand names, trade names, other names or slogans embodying business or product goodwill, and all other trademark rights (including trade dress) or any registrations for, and applications for registration of, any of such excluded items.
“Knowledge” or “knowledge” (or phrases of similar import) mean, with respect to the Seller, the Seller will be deemed to have knowledge of a particular matter if any of the Persons listed on Schedule 1.1.A has actual knowledge of such matter or would reasonably be expected to have knowledge of such matter following reasonable inquiry in connection with the regular performance of their duties on behalf of the Seller.
“Laws” means any law, statute, code, regulation, rule, injunction, judgment, ordinance, order, decree, ruling, charge, or other restriction of any applicable Governmental Authority.
“Leased Personnel” has the meaning set forth in Section 6.5.1.
“Leased Personnel List” has the meaning set forth in Section 6.5.1.
“Leased Real Property” has the meaning set forth in Section 2.1.2.
“LEF Line Agreement” has the meaning set forth in Section 2.9.1.12.
“Liabilities” means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, asserted or unasserted, accrued or unaccrued, due or to become due, liquidated or unliquidated.
“Licensed Intellectual Property” means all of the Intellectual Property which the Seller licenses from Third Parties that are used exclusively in connection with the operation of the Assets and the Business as expressly set forth in and listed on Schedule 2.1.12.1.
“Licenses and Permits” has the meaning set forth in Section 2.1.8.
“Material Adverse Effect” means any change, development, effect, condition, fact, circumstance, or occurrence that could reasonably be expected to be material and adverse to the Assets, results of operations, or financial condition, of the Business, as a whole, including (A) any change, development, effect, condition, fact, circumstance, or occurrence that would result in Damages to the Assets in excess of $5,000,000 or (B) the discontinuance of operations of a major unit at the Refinery that is reasonably likely to last for more than 45 days after Closing, it
Schedule 1.1

being understood that none of the following shall be deemed to constitute a Material Adverse Effect: (v) any effect resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (w) any effect resulting from changes in the economy, as a whole, of the United States or the world; (x) any changes in commodity, crude oil or feedstock prices or refining margins; (y) any effect on the Business or Assets resulting from changes in a financial rating published by a third party rating agency; and (z) any effect resulting from changes (including any change in Law or regulatory policy) that are the result of factors generally affecting the specific industry or markets in which the applicable Person competes.
“Material Contract” means any of the following Contracts relating exclusively to the Assets or the Business:
     (i) any Contract for the purchase of feedstocks, intermediate stocks or refined products;
     (ii) any Contract with any Governmental Authority pertaining to the sale of jet fuel;
     (iii) any Contract for the sale of diesel fuel or gasoline;
     (iv) any Contract pertaining to the sale of lubricants, jet fuel or any other refined product other than diesel fuel or gasoline to any Person other than any Governmental Authority that provides for payments to the Seller or its Affiliates, during the current term and any committed renewal period, of more than $1,000,000;
     (v) any Contract for the supply of goods or services other than feedstocks, intermediate stocks or refined products that provides for future payments of more than $250,000 per contract year;
     (vi) any Contract for the sale, lease, license or disposition of any Asset (other than any railcar) that provides for the future payment of more than $20,000 per contract year;;
     (vii) any Contract for the sale, lease, license or disposition of any railcar;
     (viii) any Contract (including any right of first refusal, purchase option or other similar rights) relating to the purchase, sale or other transfer of any interest in real property;
     (ix) the Real Property Leases ;
     (x) any Contract prohibiting or purporting to limit the owner, operator, licensee or holder of the Business or the Assets from competing with another Person in any business or area or during any period of time;
     (xi) any commitment or agreement for any capital expenditure or leasehold improvement, individually or in the aggregate, in excess of $500,000; and
     (xii) any Contract or understanding to enter into any Contract with respect to any of the matters described in clauses (i) through (vii) of this definition of Material Contract.
Schedule 1.1

     (xiii) Any other Contract that has a term greater than one year and requires payments in excess of $250,000 per contract year;
     (xiv) Any other Contract that requires payments in excess of $1,000,000 in any contract year.
“Minor Claims” has the meaning set forth in Section 8.4.1.
“NOV” has the meaning set forth in Section 6.11.
“Observers” has the meaning set forth in Section 6.9.3.1.
“ODEQ” has the meaning set forth in Section 6.11.
“Off-Site Contamination” means Hazardous Substances existing as of the Closing Date on property beyond the boundaries of the Assets, as extended indefinitely downward below the ground surface, that originated from a Release on or from the Assets that occurred prior to the Closing Date, but does not include Hazardous Substances that exist beyond the boundaries of the Assets, as extended indefinitely downward below the ground surface, resulting from treatment, storage or disposal of Hazardous Substances prior to the Closing Date on, in or under properties other than the Assets.
“OK Sales Tax” has the meaning set forth in Section 10.3.
“Ordinary Course of Business” means the ordinary course of business in all material respects consistent with the affected Party’s past custom and practice (including with respect to quantity and frequency), but the term Ordinary Course of Business shall not include any act or activity or any failure to act, the result of which would constitute a material violation of Law or a material Default under any Contract.
“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.
“Owned Intellectual Property” means all of the Intellectual Property owned by the Seller which is used exclusively in connection with the operation of the Assets, Facilities and the Business as expressly set forth in and listed on Schedule 2.1.12.1.
“Owned Real Property” has the meaning set forth in Section 2.1.1.
“Party” and “Parties” have the meanings set forth in the preface.
“Permitted Encumbrances” means and includes:
(I) with respect to Owned Real Property,
Schedule 1.1

     (a) all agreements and matters shown as exceptions to coverage on Schedule B — Section II of the various title commitments relating to the Owned Real Property obtained by the Buyer and provided to the Seller prior to the Effective Date;
     (b) such facts and conditions which an accurate and complete survey of the Owned Real Property would disclose;
     (c) the lien for current taxes and assessments not yet due and payable, and
     (d) special taxes and assessments becoming a lien on or after the Effective Date; and
(II) with respect to all Assets other than the Owned Real Property:
     (a) liens for Taxes or other charges or assessments by any Governmental Authority to the extent that the payment thereof is not in arrears or otherwise due or is being contested in good faith and by appropriate proceedings, provided that (i) no lien will attach to any of the Assets during such contest, and (ii) such amount shall in all events remain the obligation of the Seller;
     (b) encumbrances in the nature of zoning restrictions, building and land-use Laws, ordinances, orders, decrees, restrictions or any other conditions imposed by or pursuant to any agreement with any Governmental Authority; provided, however, that the same individually and in the aggregate do not materially detract from the value of the Assets as currently used or materially interfere with the current operation or use of the Assets or the Business;
     (c) any lien or title imperfection with respect to the Assets created by or resulting from any act or omission of the Buyer;
     (d) all encumbrances, agreements, instruments, discrepancies, conflicts, defects, irregularities and other matters affecting or encumbering title to the Assets which individually or in the aggregate do not materially detract from the value of the Assets as currently used or materially interfere with the current operation or use of the Assets or the Business, or otherwise approved in writing by the Buyer;
     (e) all agreements, leases, instruments, documents, liens, licenses or encumbrances which are described with specificity or listed in any of Schedules 2.1.2, 2.1.3, 2.1.4, 2.1.7, 2.1.8, 4.1.1.2, 4.1.8 and 4.1.9, in addition to all agreements and matters shown on any title reports, title abstracts, title insurance policies and commitments (and previously delivered to the Buyer); and
     (f) (i) undetermined or inchoate liens or charges constituting or securing the payment of expenses which were incurred incidental to the conduct of the Business and (ii) materialmen’s, mechanics’, repairmen’s, employees’, contractors’, operators’, warehousemen’s, barge or ship owner’s and carriers’ liens or other similar liens, security interests or charges for liquidated amounts arising in the Ordinary Course of Business incidental to the conduct of the Business, securing amounts the payment of which is not delinquent and that will be paid in the Ordinary Course of Business or, if delinquent, that is being contested in good faith with any action to foreclose or attach any of the Assets on account thereof properly stayed; provided that
Schedule 1.1

the Seller shall be responsible for, and shall promptly pay when due, all amounts finally determined to be owed that are the subject of such contest.
“Person” means any individual, corporation (including any nonprofit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority.
“Petroleum Inspection Company” has the meaning set forth in Part I of Schedule 2.3.6.2.
“Post-Closing Statement” has the meaning set forth in Section 2.6.3.4(a).
“Prepayments” has the meaning set forth in Section 2.1.11.
“Prime Rate” means the prime lending rate as reported in The Wall Street Journal from time to time as the base rate on corporate loans.
“Prudent Businessman Standard” has the meaning set forth in Section 2.3.6.3.
“Purchase Price” has the meaning set forth in Section 2.6.1.
“Qualifying Event” has the meaning set forth in Section 6.5.15.
“RCRA Corrective Action Permit” means the Oklahoma Department of Environmental Quality Corrective Action Permit for a Closed Hazardous Waste Management Facility (Permit No. OKD058078775-PC).
“Real Property Leases” has the meaning set forth in Section 2.1.2.
“Refinery” has the meaning set forth in 40 C.F.R. § 80.2.
“Release” shall have the meaning set forth in Environmental Laws, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, at 42 U.S.C. § 9601(22) and any analogous state Laws.
“Remedial Work” means action of any kind to respond to a Release or the presence of Hazardous Substances at, on, in, upon, over, across, under, within or migrating from the real property included in the Assets, including all investigative, site monitoring, restoration, abatement, detoxification, containment, handling, treatment, removal, storage, decontamination, clean-up, transport, disposal or other ameliorative work, corrective action or response action required by (a) any Environmental Law, (b) any lawful order or enforceable request of any federal, state or local agency, or (c) any final judgment, consent decree, settlement or compromise with respect to any Environmental Law, excluding, however, (i) the obtaining, amendment, renewal or maintenance of any Environmental Permits, including permits for any “grandfathered” units, except for Environmental Permits required to implement and complete Remedial Work, and (ii) monetary fines and penalties for violations of Environmental Laws.
“Representative” means, with respect to any Party, such Party and its Affiliates and their directors, officers, agents, consultants, partners, members, managers, employees and advisors
Schedule 1.1

(including such Party’s accountants, counsel, environmental consultants, financial advisors, investment bankers and other authorized Representatives).
“Response Period” has the meaning set forth in Section 8.7.
“Retained Employees” has the meaning set forth in Section 6.5.3.
“Retained Environmental Liabilities” has the meaning set forth in Section 2.4.4.
“SEC” means the United States Securities and Exchange Commission.
“Seller” has the meaning set forth in the preface.
“Seller Guarantor” means Sunoco, Inc.
“Seller Indemnified Party” has the meaning set forth in Section 8.3.
“Seller Plans” has the meaning set forth in Section 4.1.11.2.
“Seller Savings Plan” has the meaning set forth in Section 6.5.7.
“Seller Security Arrangements” has the meaning set forth in Section 2.2.7.
“Seller’s EPA Hardship Waiver” means the hardship relief the EPA granted to the Seller for the Facilities as set forth in that certain letter, dated September 11, 2007, from the EPA to the Seller.
“Seller’s EPA Hardship Waiver Obligations” means the Sellers obligations under the Seller’s EPA Hardship Waiver.
“Special Warranty Deeds” means the form of deeds attached as Exhibit B-1 and Exhibit B-2.
“Straddle Period” has the meaning set forth in Section 10.2.
“Subsequent Matter” has the meaning set forth in Section 5.9.
“Substantially Similar EPA Hardship Waiver” has the meaning set forth in Section 7.1.7.
“Tax” or “Taxes” means all taxes, fees, duties and other assessments, however denominated, including any interest, penalties, or additions to tax that may become payable in respect thereof, imposed by any Taxing Authority, which taxes shall include any license or registration fees and all income, franchise, sales, use, excise, motor fuel, petroleum, environmental, gross receipts, occupation, stamp, import, export, real and personal property, transfer, workers’ compensation, payroll and wage withholding, unemployment insurance and Social Security taxes and any adjustment made by any Taxing Authority to a Tax Return.
“Taxing Authority” means any federal, state, or local government or any agency or political subdivision thereof in the United States or corresponding governmental unit in any foreign country responsible for the imposition of Taxes.
Schedule 1.1

“Tax Records” has the meaning set forth in Section 6.2.3.
“Tax Return” means all reports, declarations, estimates, information statements and returns relating to, or required to be filed in connection with, any Taxes pursuant to the statutes, rules and regulations of any Taxing Authority.
“Termination Date” has the meaning set forth in Section 9.1.2.
“Territory” means, with respect to any Trademark Assignment, the “Territory” defined therein.
“Third Parties” means a Person which is not (a) the Seller or an Affiliate of the Seller, (b) the Buyer or an Affiliate of the Buyer or (c) a Person that after the signing of this Agreement becomes a successor entity of the Seller, the Buyer or any of their respective Affiliates.
“Third Party Claim” has the meaning set forth in Section 8.6.1.
“Third Party Claim Notice” has the meaning set forth in Section 8.6.1.
“Third Party Claim Response” has the meaning set forth in Section 8.6.1.
“Third Party Response Period” has the meaning set forth in Section 8.6.1.
“Threshold Amount” has the meaning set forth in Section 8.4.2.
“Title Company” has the meaning set forth in Section 2.8.
“Trademark Assignment” means the form of trademark assignment attached as Exhibit A-2.
“Trademark License” has the meaning set forth in Section 2.1.12.2.
“Trademark License Territory” has the meaning set forth in Section 2.1.12.2.
“Trademarks” has the meaning give such term in the Trademark Assignment and the Trademark License.
“Transferred Pipeline Rights” has the meaning set forth in Section 2.1.4.
“Transition Services Agreement” has the meaning set forth in Section 2.9.1.11.
“Tulsa Global CAA Consent Decree Obligations” has the meaning set forth in Section 6.9.1.
“Tulsa Refinery” means the portion of the Assets that constitute a “Refinery” under 40 C.F.R. § 80.2.
“Ultra —Low Sulfur Diesel” means diesel fuel with a sulfur content less than or equal to fifteen parts per million (15 ppm).
“WARN Act” has the meaning set forth in Section 6.8.
Schedule 1.1

“West 21st Street Property” means that real property commonly referred to as the West 21st Street Property, as more specifically defined on Schedule 2.1.1.
     Section 1.2 Interpretations. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:
          1. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.
          2. If a word or phrase is defined, its other grammatical forms have a corresponding meaning.
          3. The headings contained in this Agreement and the schedules and exhibits hereto are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
          4. All references in this Agreement to articles, sections or subdivisions thereof shall refer to the corresponding article, section or subdivision thereof of this Agreement unless specific reference is made to such articles, sections, or subdivisions of another document or instrument.
          5. A reference to any agreement or document (including a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document.
          6. No waiver by either Party of any default by the other Party in the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner release the other Party from, performance of any other provision, condition or requirement herein, nor shall such waiver be deemed to be a waiver of, or in any manner a release of, the other Party from future performance of the same provision, condition or requirement. Any delay or omission of either Party to exercise any right hereunder shall not impair the exercise of any such right, or any like right, accruing to it thereafter. The failure of either Party to perform its obligations hereunder shall not release the other Party from the performance of its obligations.
          7. A reference to any Party to this Agreement or another agreement or document includes the Party’s permitted successors and assigns.
          8. A reference to legislation or to a provision of legislation includes a modification or reenactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.
          9. A reference to a writing includes a facsimile transmission of it and any means of reproducing its words in a tangible and permanently visible form.
          10. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any
Schedule 1.1

particular provision of this Agreement, and article, section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.
          11. The words “including,” “include,” “includes” and all variations thereof shall mean “including without limitation.”
          12. The phrase “and/or” when used in a conjunctive phrase shall mean any one or more of the Persons specified in or the existence or occurrence of any one or more of the events, conditions or circumstances set forth in that phrase; provided, however, that when used to describe the obligation of one or more Persons to do any act, it shall mean that the obligation is the obligation of each of the Persons but that it may be satisfied by performance by any one or more of them.
          13. “Shall” and “will” have equal force and effect.
          14. The exhibits and Schedules (including disclosure Schedules) identified in this Agreement are incorporated herein by reference and made a part of this Agreement.
          15. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
          16. Unless otherwise specified, all references to a specific time of day in this Agreement shall be based upon Eastern Standard Time or Eastern Daylight Savings Time, as applicable, on the date in question in New York, New York.
          17. References to “$” or to “dollars” shall mean the lawful currency of the United States of America.
          18. No action shall be required of the Parties except on a Business Day, and in the event an action is required on a day which is not a Business Day, such action shall be required to be performed on the next succeeding day which is a Business Day. All references to “day” or “days” shall mean calendar days unless specified as a “Business Day.”
Schedule 1.1